As filed with the Securities and Exchange Commission on April 26, 2024

Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GUERRILLA RF, INC.
(Exact name of registrant as specified in its charter)

Delaware	3674	85-3837067
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2000 Pisgah Church Road
Greensboro, North Carolina 27455
(336) 510-7840
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Berg
Chief Financial Officer
2000 Pisgah Church Road
Greensboro, North Carolina 27455
(336) 510-7840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Iain MacSween, Esq.

Haniya Mir, Esq.
Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
230 North Elm Street
2000 Renaissance Plaza
Greensboro, North Carolina 27401
(336) 271-3192

From time to time after this registration statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders named in this preliminary prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 26, 2024

PRELIMINARY PROSPECTUS

5,215,086 Shares of Common Stock

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 5,215,086 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Guerrilla RF, Inc., which includes (i) an aggregate of 1,465,000 shares of Common Stock issued to investors in the initial closing of a private placement offering on March 28, 2024 and in a subsequent additional closing thereafter on April 7, 2024 (the “2024 Private Placement”), (ii) an aggregate of 1,465,000 shares of Common Stock issuable upon the exercise of warrants issued to investors in the 2024 Private Placement, (iii) an aggregate of 606,293 shares of Common Stock issued to debtholders upon the conversion of convertible debt and outstanding deferred interest in connection with, and on the same terms as, the 2024 Private Placement (the “Debt Conversion”), (iv) an aggregate of 606,293 shares of Common Stock issuable upon the exercise of warrants issued to debtholders in the Debt Conversion, (v) 12,500 shares of Common Stock issued to Salem Investment Partners V, Limited Partnership (“Salem”) on May 1, 2023 in connection with a loan facility, and (vi) 1,060,000 shares of Common Stock issued to Salem on September 6, 2023 in connection with another loan facility.

We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders; however we may receive proceeds upon the exercise of outstanding warrants for shares of Common Stock covered by this prospectus. The selling stockholders may sell the shares of Common Stock offered by this prospectus from time to time through the means described in this prospectus under the caption “Plan of Distribution”. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 71 of this prospectus. We have borne and will continue to bear the costs relating to the registration of these shares.

Shares of our Common Stock are currently traded on the over-the-counter marketplace and quoted on the OTCQX® market under the symbol “GUER”.  The last reported sale price of our Common Stock on April 19, 2024 was $4.09 per share, as reported on the OTCQX. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock. The prices at which the selling stockholders may sell their shares of Common Stock will be determined by the prevailing market price for the shares of Common Stock or in negotiated transactions.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our Common Stock involves a high degree of risk.  See “Risk Factors” beginning on page 7 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is        , 2024

i

ABOUT THIS PROSPECTUS

We have not, and the selling stockholders have not, authorized anyone to give you any information other than the information contained in this prospectus, the information incorporated by reference herein, any applicable prospectus supplement or any free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). We and the selling stockholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, the applicable prospectus supplement and any related free writing prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

For Non-U.S. investors

Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus filed with the SEC, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Common Stock and the distribution of this prospectus, any prospectus supplement or free writing prospectus outside the United States.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks that are protected under applicable intellectual property laws and are the Company’s property or the property of the Company’s subsidiary. This prospectus also contains trademarks, service marks, trade names and/or copyrights of other companies, which are the property of their respective holders. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights or the right of the applicable licensor to these trademarks and trade names. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of our Business”, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“the Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“the Exchange Act”). Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as “may,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “will,” “could,” “project,” “target,” “potential,” “continue” and similar expressions that do not relate solely to historical matters. Forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

● we may not be able to generate sufficient cash to service all of our debt or meet our operating needs;

● we may not be able to achieve profitability or raise sufficient equity capital to support our operating needs and fund our strategic plans;

● those relating to fluctuations in our operating results;

● our dependence on developing new products, achieving design wins, and several large customers for a substantial portion of our revenue;

● a loss of revenue if purchase contracts are canceled or delayed;

● our dependence on third parties such as suppliers, product manufacturers, and product assemblers and testers;

● risks related to sales through independent sales representatives and distributors;

● risks associated with the operation of our third-party manufacturing providers;

● anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;

● our ability to further penetrate our existing customer base;

● our estimates regarding future revenues, capital requirements, general and administrative expenses, sales and marketing expenses, research and development expenses, and our need for or ability to obtain additional financing to fund our operations;

● developments and projections relating to our competitors and our industry, including semiconductor availability, which has affected the automotive industry, impacting vehicle production and thereby demand irregularities for our business;

● business disruptions;

● poor manufacturing yields;

● increased inventory risks and costs due to the timing of customer forecasts;

● our ability to continue to innovate in a very competitive industry;

● unfavorable changes in interest rates, pricing of certain precious metals, utility rates, and shipping and freight costs;

● our strategic investments failing to achieve financial or strategic objectives;

● our ability to attract, retain, and motivate key employees;

● warranty claims, product recalls, and product liability;

● changes in our effective tax rate and the enactment of international or domestic tax legislation, or changes in regulatory guidance;

● risks associated with environmental, health and safety regulations, and climate change;

● risks from international sales and third-party vendor operations;

● the impact of, and our expectations regarding, changes in current and future laws and regulations;

● changes in government trade policies, including the imposition of tariffs and export restrictions;

● our ability to protect and enforce our intellectual property protection and the scope and duration of such protection;

● claims of infringement of third-party intellectual property rights;

● security breaches and other similar disruptions compromising our information;

● theft, loss, or misuse of personal data by or about our employees, customers, or third parties;

● if we fail to maintain effective internal control over financial reporting, we may not be able to report our financial results accurately and timely;

● provisions in our governing documents and Delaware law may discourage takeovers and business combinations that our stockholders might consider to be in their best interests; and,

● volatility in the price of our Common Stock.

These statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any applicable prospectus supplement, and in any related free-writing prospectus.

Any forward-looking statement in this prospectus, in any applicable prospectus supplement, and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our business, results of operations, industry, and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus and the documents that we reference therein and have filed with the SEC as exhibits thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus contains, any applicable prospectus supplement and any related free-writing prospectus may contain, estimates, projections, and other information concerning our industry, our business, and the markets for certain semiconductors. Information based on estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by third parties, industry, medical and general publications, government data, and similar sources that we believe to be reliable. In some cases, we do not expressly refer to the sources from which such data are derived.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering, and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of the Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement, and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

For periods prior to May 30, 2023, all references to “Guerrilla RF” refer to Guerrilla RF Operating Corporation, a privately held Delaware corporation, and, our direct, wholly-owned subsidiary. On May 30, 2023, Guerrilla RF Operating Corporation was merged with and into Guerrilla RF, Inc. (formerly named Laffin Acquisition Corp.). Accordingly, for subsequent periods, all references to “Guerrilla RF” refer to Guerrilla RF, Inc. Unless otherwise stated or the context otherwise indicates, references to the “Company”, “we”, “our”, “us” or similar terms refer to Guerrilla RF, Inc. together with Guerrilla RF Operating Corporation.

This prospectus includes a number of technical terms.  Please see “Glossary of Terms and Abbreviations” beginning on page 33.

Overview

Guerrilla RF is a fabless semiconductor company based in Greensboro, NC.  Guerrilla RF was founded in 2013 with a mission to employ RF semiconductor technology to deliver RF solutions to customers in underserved markets.  Over the past several years, Guerrilla RF has become a leader in developing high-performance MMIC products for wireless connectivity.  It continues to target underserved markets and customers, delivering a range of high-performance MMIC products and associated technical support to a diverse set of customers that enable a more connected world.

Guerrilla RF possesses in-house design, applications, sales, and customer support functions as a fabless semiconductor company.  It outsources the manufacture and production of its MMIC products to subcontractors located overseas, providing access to multiple semiconductor process technologies.  Guerrilla RF’s primary external wafer foundries are in Taiwan and Singapore, and its primary assembly and test suppliers are located in Malaysia and the Philippines.  We have produced and distributed in excess of 200 million products in our portfolio of products to over 200 end customers worldwide.

Our Industry

Global demand for ubiquitous, always-on connectivity has increased over the past several years, driving data traffic over wireless and wired networks.  We believe that wireless and wired markets are undergoing multi-year technology upgrade cycles to keep pace with this demand.

Cellular operators have been migrating to 5G technology to improve efficiency, increase data throughput, reduce signal latency, and enable massive machine-to-machine connectivity.  Because 5G networks operate on different frequencies (low-, mid-, and high-band spectrum) and coexist with prior cellular standards, we believe 5G deployments will increase the content opportunity for Guerrilla RF’s infrastructure RF products.

As an example, over the past several years, automakers have added more entertainment and safety features to their automobiles due in part to customer demands and in part due to increased demand for electric vehicles (EV) and an increasing focus on the development of autonomous vehicle technologies.  We expect this trend to continue to increase demand for RF semiconductors in modern automobiles.  We believe this trend offers a growing content opportunity for Guerrilla RF’s automotive RF products.

The COVID-19 pandemic placed even more demand on the need for contactless and wireless communication in all aspects of human existence.  Our technology helps meet that demand and facilitates rapid and contactless communication.

Risks Related to Our Business and Industry

Our ability to implement our current business strategy is subject to numerous risks, as more fully described in the section titled “Risk Factors.” These risks include, among others, the following:

●	we may not be able to generate sufficient cash to service all of our debt or meet our operating needs;
●	we may not be able to achieve profitability or raise sufficient equity capital to support our operating needs and fund our strategic plans;
●	our sales have been concentrated in a small number of end-user customers;
●	those relating to fluctuations in our operating results;
●	our dependence on developing new products, achieving design wins, and several large customers for a substantial portion of our revenue;
●	risks associated with the operation of our third-party manufacturing providers; and
●	anticipated trends, growth rates, and challenges in our business and in the markets in which we operate.

2024 Private Placement

On April 7, 2024, we completed the 2024 Private Placement, selling 1,465,000 shares of Common Stock and accompanying warrants to purchase 1,465,000 shares of Common Stock to 11 accredited investors, in an initial closing on March 28, 2024 and a subsequent additional closing on April 7, 2024. The aggregate price per share of Common Stock and accompanying warrant was $2.50. The warrants have an exercise price of $2.50 per share and a term of five years. AMB Investments, LLC purchased 40,000 shares of Common Stock and 40,000 warrants in the 2024 Private Placement, on the same terms as the other investors. In connection with the 2024 Private Placement, an additional 606,293 shares of Common Stock and warrants to purchase 606,293 shares of Common Stock were issued in exchange for approximately $860,000 of outstanding principal and interest under the Convertible Notes and approximately $650,000 of outstanding deferred interest under the Salem Loan Facility, in each case on the same terms as shares of Common Stock and warrants were sold to other investors in the 2024 Private Placement.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●

being permitted to present only two years of audited financial statements and only two years of related “Management's Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports and registration statements, including this prospectus;

●	reduced disclosure about our executive compensation arrangements;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, as amended, on the effectiveness of our internal controls over financial reporting;

●	reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including this prospectus; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the first sale of our Common Stock pursuant to an effective registration statement occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K, and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

We were incorporated in the State of Delaware as Laffin Acquisition Corp. on November 9, 2020. Guerrilla RF Operating Corporation (formerly known as Guerrilla RF, Inc.), a fabless semiconductor company based in Greensboro, North Carolina, was founded in 2013, initially as a North Carolina limited liability company before converting to a Delaware corporation. On October 22, 2021, our wholly-owned subsidiary, Guerrilla RF Acquisition Corp., a Delaware corporation, merged with and into Guerrilla RF Operating Corporation in a “reverse merger” transaction (the “Merger”), with Guerrilla RF Operating Corporation continuing as the surviving entity and as a wholly-owned subsidiary of Guerrilla RF, Inc. All of the outstanding shares of common and preferred stock of Guerrilla RF were converted into shares of our Common Stock. The business of Guerrilla RF became our business as a result of the Merger. Following the consummation of the Merger, Guerrilla RF changed its name to “Guerrilla RF Operating Corporation.” Immediately after completion of the Merger, we changed our name to “Guerrilla RF, Inc.” On May 30, 2023, Guerrilla RF Operating Corporation was merged with and into Guerrilla RF, Inc.

Prior to the Merger, Laffin Acquisition Corp. was a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of Guerrilla RF following the closing of the Merger.

Our principal executive offices are located at 2000 Pisgah Church Road, Greensboro, NC 27455. Our telephone number is (336) 510-7840. Our website address is www.guerrilla-rf.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

THE OFFERING

Common Stock offered by selling stockholders	5,215,086 shares
Common Stock outstanding	10,054,803 shares
Use of proceeds

We will not receive any proceeds from the sale of the shares of Common Stock offered by the selling stockholders. We may receive proceeds upon the exercise of outstanding warrants for shares of Common Stock covered by this prospectus.

Offering price	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.
Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.
Market for our shares

Our Common Stock is currently quoted on the OTCQX, an OTC Market Groups platform, under the symbol “GUER”. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock.

Dividend Policy

We have never declared any cash dividends on our Common Stock. We currently intend to use all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future. See the “Dividend Policy” section of this prospectus.

Lock-up

In connection with the 2024 Private Placement, our directors and executive officers have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of any of our Common Stock or securities convertible into or exercisable or exchangeable for Common Stock for a period ending 60 days from the date this Registration Statement becomes effective. See the “Shares Eligible for Future Sale” section of this prospectus.

The number of shares of Common Stock outstanding is based on an aggregate of 10,054,803 shares of Common Stock outstanding as of April 19, 2024, and excludes:

●	2,071,293 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $2.50 per share;

●	646,926 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $12.00 per share;

●	177,490 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $7.80 per share;

●	452,705 shares of Common Stock issuable upon vesting of outstanding restricted stock units (“RSUs”);

●

492,143 shares of Common Stock issuable upon the exercise of options outstanding under the Guerrilla RF, Inc. 2014 Long Term Stock Incentive Plan (the “2014 Plan”), with a weighted average exercise price of $2.10 per share;

●

78,605 shares of Common Stock issuable upon the exercise of options outstanding under the Guerrilla RF, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), with a weighted average exercise price of $12.00 per share; and

●	337,569 shares of Common Stock available for future awards under the 2021 Plan.

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

●	no exercise of the outstanding options or warrants described above; and

●	no issuance of additional shares of Common Stock upon the vesting of outstanding RSUs, described above.

SUMMARY FINANCIAL DATA

The following tables set forth summary financial data as of, and for the years ended, December 31, 2023 and 2022 and should be read together with our consolidated financial statements and the related notes, as well as the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data in this section is not intended to replace our consolidated financial statements and related notes. The summary financial data as of, and for the years ended, December 31, 2023 and 2022 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of our future results.

	Year Ended December 31,
	2023	2022
Product	$14,683,492	$10,558,570
Royalties and non-recurring engineering	394,824	1,042,334
Total	15,078,316	11,600,904

Direct product costs	6,473,477	4,835,632

Gross Profit	8,604,839	6,765,272

Operating Expenses:
Research and development	10,282,635	8,114,377
Sales and marketing	5,677,141	4,634,012
General and administrative	5,569,654	5,138,410
Total Operating Expenses	21,529,430	17,886,799

Operating Loss	(12,924,591)	(11,121,527)

Interest expense	(2,904,454)	(874,713)
Change in fair value of derivative liabilities	(142,200)	-
Other income (expense)	4,951	(30,526)
Total Other Expenses, net	(3,041,703)	(905,239)
Net Loss	$(15,966,294)	$(12,026,766)

Net loss per share - basic and diluted	$(2.25)	$(2.17)

Weighted average common shares outstanding - basic and diluted	7,105,880	5,550,373

	December 31, 2023	December 31, 2022

Assets
Cash	$781,318	$4,340,407
Accounts receivable, net	2,079,111	1,124,971
Inventories, net	1,533,592	1,672,925
Prepaid expenses	458,313	643,401
Total Current Assets	4,852,334	7,781,704

Prepaid expenses and other	-	3,574,746
Operating lease right-of-use assets	10,500,620	209,669
Property, plant, and equipment, net	3,659,084	5,098,097
Total Assets	$19,012,038	$16,664,216

Liabilities and Stockholders' Equity (Deficit)
Accounts payable and accrued expenses	$2,099,537	$4,426,477
Short-term debt	1,628,667	959,803
Derivative liabilities	158,000	-
Operating lease liability, current portion	745,969	139,794
Finance lease liability, current portion	978,543	1,078,506
Convertible notes	78,905	-
Convertible notes - related parties	700,189	-
Notes payable, current portion, net	10,948,668	-
Total Current Liabilities	17,338,478	6,604,580

Long-term debt	698,600	44,279
Operating lease liability	6,176,508	71,714
Finance lease liability	1,593,979	2,984,618
Notes payable	-	4,604,132
Total Liabilities	25,807,565	14,309,323

Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2023 and 2022	-	-
Common stock, $0.0001 par value, 300,000,000 shares authorized, 7,893,205 and 6,211,206 shares issued and outstanding as of December 31, 2023 and 2022, respectively	789	621
Additional paid-in capital	36,243,146	29,427,440
Accumulated deficit	(43,039,462)	(27,073,168)
Total Stockholders' Equity (Deficit)	(6,795,527)	2,354,893
Total Liabilities and Stockholders' Equity (Deficit)	$19,012,038	$16,664,216

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in our Common Stock and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as the other information contained in this prospectus, any applicable prospectus supplement, and any related free writing prospectus. If any of the following risks occur, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In that case, the market price of our Common Stock could decline, and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

RISKS FACTORS SUMMARY

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Our ability to continue as a going concern will depend on us achieving profitability or being able to raise significant additional capital to fund our operations, which may be unavailable on attractive terms, if at all, and could dilute your investment.

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We have incurred significant losses in the past and will experience losses in the future.  Our business and stock price may be adversely affected if we cannot make consistent progress toward future profitability.

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We may not generate or have sufficient cash available to fund our operations, service our debt, fund capital expenditures, or support our business growth, and we may be unable to find additional sources of capital.  As a result, we may be forced to take other actions to satisfy our debt obligations and financing requirements, which may not be successful or on terms favorable to us.

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Our ability to realize our deferred tax asset and deduct certain future losses could be limited if we experience, or are deemed to already have experienced, an ownership change as defined in the U.S. Internal Revenue Code.

●	We have a limited operating history upon which investors can evaluate our business and prospects.

●	If we fail to maintain effective internal control over financial reporting, we may not be able to report our financial results accurately and timely.

●	Our sales have been concentrated in a small number of customers.

●	We may require additional capital to support our business growth, and such capital may not be available.

●	We are still developing many of our products, and they may not be accepted in the market or by significant customers.

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Our operating results are substantially dependent on developing new products and achieving design wins.  Therefore, our future revenues that fund our growth in operations, continuing product development, administrative costs, and sales and marketing efforts are highly dependent on winning slots for our new product offerings.

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We depend heavily on a single electronics distribution company to augment the reach of our field sales team and stock our products for a quick fulfillment of orders to numerous end users of our products.  Therefore, any disruption of this relationship would result in a significant loss of sales to the extensive market participants with whom we place our products.  Furthermore, any disruption of our relationship with this distributor could result in their default in a large portion of our accounts receivable, which can often exceed 60% of total commercial receivables due to us.

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We depend heavily on third parties, especially in our supply chain.  Therefore, any disruption in our third-party supply chain relationships, either due to their constraints or their respective decision to suspend materials delivery, would adversely affect our ability to make products and execute sales orders.  We may not be able to recover from any disruption that lasts a significant period of time.

●	We sell to several large companies with considerable bargaining power, which may require us to agree to terms and conditions that could harm our business or ability to recognize revenues.

●	We face risks related to sales through independent sales representatives and distributors.

●	If we experience poor manufacturing yields, our operating results may suffer.

●	We are subject to inventory risks and costs because we build our products based on anticipated customer orders and forecasts often before receiving purchase orders for the products.

●	We operate in a very competitive industry and must continue to innovate.

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Unfavorable changes in interest rates, pricing of certain precious metals, utility rates, and foreign currency exchange rates may adversely affect our financial condition, liquidity, and results of operations.

●	Failure to retain and recruit essential engineering, operations, sales/marketing, and administrative talent could negatively impact our business and financial results.

●	Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

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We rely on our intellectual property and copyrighted designs.  As a result, we may not be able to successfully protect against the use of our intellectual property by third parties.  As a result, we may be subject to claims of infringement of third-party intellectual property rights.

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We face risks from manufacturing and packaging our products by outside parties located in Taiwan, Singapore, the Philippines, and Malaysia.  These risks may include quality failures, export and import complexities and disruptions, geopolitical issues, factory failures or closures, local or global laws violations, and sudden process manufacturing deviations.

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Government regulation may adversely affect our business.  Economic regulation in the People's Republic of China (the "PRC") and other countries where we sell products could adversely impact our business and the results of operations.  Changes in government trade policies, including the imposition of tariffs and export restrictions, have limited and could continue to limit our ability to sell or provide our products and other items to specific customers and suppliers, which may materially adversely affect our sales and results of operations.

●	Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

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There is currently a limited market for our Common Stock, and there can be no assurance that a more liquid market will ever develop.  Therefore, you may be unable to resell shares of our Common Stock at times, and prices that you believe are appropriate.

●	We do not intend to pay dividends for the foreseeable future, and, as a result, your ability to achieve a return on your investment will depend on the appreciation of the price of our Common Stock.

●	Our international operations subject us to additional risks that can adversely affect our business results of operations and financial condition.

●	Our revenues are dependent on our ability to maintain and expand existing customer relationships and our ability to attract new customers.

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If we fail to increase market awareness of our brand and products, expand our sales and marketing operations, improve our sales execution, and increase our sales channels, our business could be harmed.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Our ability to continue as a going concern will depend on us achieving profitability or being able to raise significant additional capital and/or secure additional loans to fund our operations, which may be unavailable on attractive terms, if at all.

Our recurring operating losses and our current operating plans raise substantial doubt about our ability to continue as a going concern for the next twelve months.  Our independent registered public accounting firm issued their audit report on our consolidated financial statements for the years ended December 31, 2023 and 2022, which included an explanatory paragraph as to our ability to continue as a going concern.  While we believe that our existing cash and cash equivalents will be sufficient to fund our current operating plans through the rest of this fiscal year and beyond, we have based these estimates on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect and need to raise additional funds sooner than we anticipate.

Our ability to continue as a going concern will depend on us achieving profitability or being able to raise additional capital and/or secure additional loans to fund our operations and achieve our business objectives.  Our cash balance stood at $0.8 million on December 31, 2023; and we have recorded a net loss of $16.0 million for the year ended December 31, 2023, or approximately $1.3 million per month.  On April 7, 2024, we completed a private placement offering of approximately $5 million, raising net cash proceeds of approximately $3 million, after deduction of expenses and the conversion of existing debt, in an initial closing on March 28, 2024 and a subsequent additional closing on April 7, 2024.

We have fully drawn down all available funds under our existing loan facility with Salem of $12.0 million. We continue to utilize to our fullest ability our asset based line with Spectrum Commercial Services Company, L.L.C. (“Spectrum”) (the “Spectrum Loan Facility”); however, our ability to do so is dependent upon the value of eligible accounts receivable assigned to Spectrum as security for advances under the Spectrum Loan Facility, which value fluctuates from time to time and is ultimately outside of our control.  We continue to focus on expense reduction and achieve profitability; however, if we are unable to become profitable or raise additional capital and/or secure additional loans when needed or on acceptable terms, we may not be able to do certain things, including but not limited to:

●	develop or enhance our products;

●	continue and expand our R&D activities;

●	continue to expand our sales and marketing organization;

●	acquire complementary technologies, products, or businesses;

●	expand operations, in the United States or internationally;

●	hire, train, and retain employees; or,

●	respond to competitive pressures or unanticipated working capital requirements.

Our failure to do any of the aforementioned things could harm our business, financial condition and results of operations.  Ultimately, if we do not become profitable or secure additional financing in a timely manner, we will be unable to fund ongoing operations and pay our obligations as they become due, affecting our ability to continue as a going concern.

We have incurred significant losses in the past and will likely experience losses in the future.

We have incurred significant losses in the past and recorded a net loss of $16.0 million for the year ended December 31, 2023, and $12.0 million for the year ended December 31, 2022.  As of December 31, 2023, we had an accumulated deficit of $43.0 million and $27.1 million at December 31, 2022. Our business and stock price may be adversely affected if we cannot make consistent progress toward future profitability.

Our ability to be profitable in the future depends upon continued demand for our products from existing and new customers. Furthermore, further adoption of our products depends upon our ability to improve the quality of our products. In addition, our profitability will be affected by, among other things, our ability to execute on our business strategy, the timing and size of customer orders, the pricing and costs of our products, competitive offerings, macroeconomic conditions affecting the semiconductor industry, and the extent to which we invest in sales and marketing, research and development, and general and administrative resources.

Our ability to realize our deferred tax asset and deduct certain future losses could be limited if we experience an ownership change as defined in the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Under the Code, a corporation is generally allowed a deduction for net operating losses (“NOLs”) carried over from prior taxable years.  As of December 31, 2023, we had approximately $28.9 million of gross federal and State NOLs and $0.6 million of other carryforwards available to reduce future federal taxable income.  Our ability to use our NOLs and other carryforwards will depend on the amount of taxable income generated in future periods.  A corporation’s ability to deduct its federal NOL carryforwards and to utilize certain other available tax attributes can be substantially constrained under the general annual limitation rules of Section 382 of the Code if it undergoes an “ownership change” as defined in Section 382 (generally, where cumulative stock ownership changes among material stockholders exceed 50% during a rolling three-year period).  Accordingly, if the Company were to undergo an "ownership change", our ability to utilize our NOLs and other carryforwards would be limited, and this could have a material effect on our business, financial condition, and results of operations.  The relevant calculations for Section 382 are technical and highly complex.

As of December 31, 2023, the Company does not believe that an “ownership change” has occurred. Subsequent to year-end, the Company issued additional shares of Common Stock in a private placement offering. The Company has not analyzed whether, as a result, it is deemed to have experienced an “ownership change”; however, if an “ownership change” is deemed to have occurred or occurs in the future, such change may result in the expiration of a portion of the Company's NOLs and other carryforwards before utilization. Any such “ownership change” could have a material adverse effect on our future business, results of operations, financial condition, and the value of our Common Stock.

Market and economic conditions may negatively impact our business, financial condition, and share price.

Concerns over inflation, energy costs, geopolitical issues, the U.S. mortgage market and a declining real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, and increased credit defaults.  Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions.  If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive.  Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans.

If we fail to maintain effective internal control over financial reporting, we may not be able to report our financial results accurately and timely.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. generally accepted accounting principles (“GAAP”).  Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.  A significant deficiency is a deficiency, or a combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the Company’s financial reporting.

We previously identified material weaknesses that have since been remediated. We have identified a significant deficiency in our internal control over financial reporting. We have implemented measures designed to address this significant deficiency and will continue to implement measures designed to improve our internal control over financial reporting and disclosure controls and procedures. However, we can offer no assurance that these remediation steps will prevent any future deficiencies in our internal control over financial reporting.  Any failure to maintain adequate internal control over financial reporting could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis, which in turn could harm our business, impair investor confidence in the accuracy and completeness of our financial reports, impair our access to the capital markets, cause the price of our Common Stock to decline and subject us to higher risk of shareholder litigation.

We have a limited operating history upon which investors can evaluate our business and prospects.

We are an emerging commercial company that began commercial operations selling products in 2014.  Since we base our expectations of potential customers and future demand for our products on only limited experience, it is difficult for our management and investors to forecast and evaluate our prospects and revenues accurately.  Therefore, the proposed progression of our operations is subject to the risks inherent in light of the expenses, difficulties, complications, and delays frequently encountered in connection with the growth of any new business, as well as those risks that are specific to our Company in particular.  The risks include but are not limited to our reliance on third parties to complete some processes for the manufacturing and packaging of our products and the possibility that we will not be able to achieve design wins with our products.  In addition, to successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products.  There are no assurances that the Company can successfully address these challenges. If unsuccessful, the Company and its business, financial condition, and operating results will be materially and adversely affected.

We may not generate sufficient cash to service our current or future debt or fund capital expenditures.  As a result, we may be forced to take other actions to satisfy our debt obligations and financing requirements, which may not be successful or on terms favorable to us.

Our ability to make scheduled payments on, or to refinance, our current or future debt obligations and to fund working capital, planned expenditures and expansion efforts depends on our ability to achieve profitability or raise additional funds, and on our financial condition and operating performance.  However, our financial condition and operating performance are subject to prevailing economic and competitive conditions and specific financial, business, and other factors beyond our control.  As a result, we cannot ensure that we will maintain a level of cash flows from operating activities sufficient to permit us to pay our debt.  For example, should our cash flows and capital resources be insufficient to fund our debt service obligations, we may face liquidity issues and be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital, or restructure or refinance our debt. These alternative measures may not be successful and may not permit us to meet our scheduled debt service and other obligations.

Our operating results are substantially dependent on developing new products and achieving design wins.  Therefore, our future revenues that fund our growth in operations, continuing product development, administrative costs, and sales and marketing efforts are highly dependent on winning slots for our new product offerings.

Our largest markets are characterized by high levels of competition from formidable market participants, and they are often much larger in size and have greater capacity than us.  Therefore, to effectively compete in our markets, we must introduce new product solutions that satisfy customer demands for greater functionality and improved performance.  However, it is possible that we may fail to provide such solutions in time for our end-user customers’ design cycles.  In that case, we may experience a lack of growth that is central to our strategic plans or even suffer substantial decreases in our revenue by missing out on these design windows.

Our success depends on our ability to develop and introduce new products in a timely and cost-effective manner and secure production orders from our customers.  The development of new products is a highly complex process, and we have experienced delays in completing the development and introduction of new products at times.

We participate in markets with a broad array of applications, which makes our ability to predict market requirements more challenging and consequently makes the definition and design of new products that address those requirements more difficult to ensure the future success of our business.

Our success at effective product development depends on several factors, including the following:

●	our ability to design products that meet industry requirements, costs, and performance levels, including specific customer product requirements;
●	our ability to introduce new products that are competitive and that we can offer at competitive prices for the functionality and performance delivered;
●	our ability to recruit and retain qualified product design engineers;
●	our ability to supply products that are highly reliable and free of defects;
●	our ability to meet industry and customer product ramps; and,
●	the success of our customers’ products in the market, which, in turn, determines the demand for our chips.

The industry and the markets in which we operate are highly competitive and subject to rapid technological change.  Therefore, for our RF products to be competitive and achieve market acceptance, we need to keep pace with the rapid development of new process technologies.

The markets in which we compete are intensely competitive.  We operate primarily in the industry that designs and produces semiconductor components for wireless communications and other wireless devices, which are subject to rapid changes in both product and process technologies based on demand and evolving industry standards.  The markets for our products are characterized by:

●	rapid changes in customer requirements;
●	frequent new product introductions and enhancements;
●	continuous demand for higher levels of integration, decreased size, and reduced power consumption;
●	fluctuating pricing; and,
●	evolving industry standards.

Our R&D activity and resulting products could become obsolete or less competitive sooner than anticipated because of a faster-than-expected change in one or more of the above-noted factors.  Therefore, for our products to be competitive and achieve market acceptance, we need to keep pace with the rapid development of new process technologies, which requires us to:

●	respond effectively to technological advances through the timely introduction of new technologies and products;
●	successfully implement our strategies and execute our R&D plan in practice; and,
●	implement cost reductions in the manufacturing of our products.

Many of our current and potential competitors have entrenched market positions and customer relationships, established patents, and other IP and substantial technological capabilities.  Additionally, many of our competitors may have significant financial, technical, manufacturing, and marketing resources, which may allow them to implement new technologies and develop new products more quickly.

We may require additional capital to support our business growth, and such capital may not be available.

We intend to continue making investments to support business growth.  We may require additional funds to respond to business challenges, including developing new solutions or enhancing existing solutions, enhancing our operating infrastructure, expanding our sales and marketing capabilities, and acquiring complementary businesses, technologies, or assets.  However, equity and debt financing might not be available when needed or, if available, might not be available on terms satisfactory to us.  If we raise additional funds through equity financing, our stockholders may experience dilution.  Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. If we are unable to obtain adequate financing or financing on terms satisfactory to us in the future, our ability to continue as a going concern, to support our business growth, and to respond to business challenges could be significantly limited as we may have to delay, reduce the scope of, or eliminate some or all of our initiatives, which could harm our operating results.

We are still developing many of our products, and they may not be accepted in the market or by significant customers.

Although we believe that our products provide advantages over existing MMIC products in the market, we cannot be sure that new products will achieve market acceptance.

The successful development and market acceptance of our MMIC products will be highly complex and will depend on the following principal competitive factors, including our ability to:

●	comply with industry standards and effectively compete against current products;
●	differentiate our products from the offerings of our competitors by delivering MMICs that are higher in quality, reliability, and technical performance;
●	anticipate customer and market requirements, changes in technology and industry standards, and timely develop improved technologies that meet high levels of satisfaction among our potential customers;
●	maintain, grow and manage our internal teams to the extent we increase our operations and develop new segments of our business;
●	build and sustain successful collaborative, strategic, and other relationships with manufacturers, customers, and contractors;
●	protect, create or otherwise obtain adequate IP for our technology; and,
●	achieve strong financial, sales, marketing, technical and other resources necessary to develop, test, manufacture, and market our products.

If we are unsuccessful in accomplishing these objectives, we may not compete successfully against current and potential competitors.  As a result, the market may not accept our future MMIC products.

In addition, Tier 1 manufacturers may be less receptive to adopting solutions from smaller companies such as the Company due to their desire to limit the expansion of their approved vendor lists.  The Company could also face pressure from competitors who can provide more lucrative bundling options due to the breadth of their overall portfolio.

We depend on a large distributor and several large customers in the automotive and wireless infrastructure market.

A substantial portion of our product revenue results from sales to large suppliers in the automotive industry, which requires special performance and reliability requirements and stringent volume delivery demands.  In addition, we rely heavily on the wireless infrastructure market, which, similar to our automotive customers, requires we reliably meet high-volume delivery schedules.  Therefore, our future operating results will be heavily affected by the success of large automotive and wireless infrastructure customers.

Our three largest end customers collectively accounted for approximately 45% and 49% of our revenue for 2023 and 2022, respectively.  We often service end customers through our largest distributor, who will ship to and bill directly for product shipments.  The concentration of billings to this distributor as a portion of our total revenues was 81% and 76% for fiscal years 2023 and 2022, respectively.  It is possible that demand for their customers’ products decreases materially.

We depend heavily on third parties.

We partner with a limited number of external suppliers and rely on them to fulfill our customers’ orders.  These third-party suppliers perform complex manufacturing processes, including die processing, packaging, and test, tape and reel.  The semiconductor industry has experienced supply constraints for specific items.

If these third-party suppliers fail to deliver our products on time, we will be unable to satisfy our customers’ orders, which will negatively impact our financial results, cash flow, and our ability to fund further product development efforts.

Our key suppliers commit to being compliant with applicable ISO 9001 quality standards; however, should they experience quality and reliability issues, this may delay shipments to our customers and negatively affect our reputation directly with customers and our reputation in the market, which could negatively impact our financial results.

We sell to several large companies with considerable bargaining power, which may require us to agree to terms and conditions that could harm our business or ability to recognize revenues.

Large companies comprise a significant portion of our current and target customer base.  These customers generally have greater purchasing power than smaller entities and, accordingly, often demand more favorable terms from suppliers, including us.  As a result, as we seek to expand our sales to existing customers and acquire new customers, we may be required to agree to terms and conditions that are more favorable to our customers, and that may affect the timing of our ability to recognize revenue, increase our costs, and harm our business, financial condition, and results of operations.  Failure to satisfy such onerous terms may result in litigation, damages, additional costs, market share loss, and reputation loss.  Additionally, these large customers may require that we agree to most-favored customer or exclusivity provisions concerning specific products that restrict our ability to do business with other customers causing us to increasingly rely on such large customers.

We face risks related to sales through independent sales representatives and distributors.

We sell a significant portion of our products through third-party distributors.  We depend on these distributors to help us create end-customer demand, provide technical support and other value-added services to customers, fill customer orders, and stock our products.  As a result, a material change in our relationship with one or more of these distributors or their failure to perform as expected could negatively impact our financial results.

Our ability to add or replace distributors for some of our products may be limited because our end-customers may be hesitant to accept the addition or replacement of a distributor due to advantages in the incumbent distributors’ technical support and favorable business terms related to payments, discounts, and stocking of acceptable inventory levels.

Using third parties for sales representation and distribution exposes us to many risks, including competitive pressure, concentration, credit risk, and compliance risks.  Other third parties may use one of our distributors or sales representatives to sell products that compete with our products.  We may need to provide financial and other incentives, such as higher commission rates, to encourage them to prioritize the sale of our products.  Our distributors may face financial difficulties, including bankruptcy, which could harm our collection of accounts receivable and financial results.  Violations of the FCPA or similar laws by our distributors or other third-party intermediaries could have a material impact on our business.

Failure to manage risks related to our use of distributors or other third-party intermediaries may reduce sales, increase expenses, and weaken our competitive position.

Business disruptions could harm our business and adversely affect our results of operations.

Our business could be disrupted by natural disasters, industrial accidents, cybersecurity incidents, telecommunications failures, power or water shortages, extreme weather conditions, public health issues, military actions, acts of terrorism, political or regulatory issues, and other man-made disasters or catastrophic events.

We carry commercial property damage and business interruption insurance against various risks, with limits we deem adequate, for reimbursement for damage to our fixed assets and the resulting disruption of our operations.  However, this coverage likely would not wholly cover the negative impact on our business for any lengthy interruption, which could harm our Company in an unanticipated way and result in significant losses, a decline in revenue, and an increase in our costs and expenses.  Disruptions from these events would likely require substantial recovery time and impact profits and cash flow in a significant manner.  In addition, such business disruptions would adversely impact our relationships with our customers.

If our customers independently experience comparable business disruptions, they may reduce or cancel their orders, which may adversely affect our results of operations.

If we experience poor manufacturing yields, our operating results may suffer.

Our products are unique and fabricated using semiconductor process technologies that are highly complex.  In some cases, we assemble our products in customized packages.  Some of our products consist of multiple components in a single module and feature enhanced levels of integration and complexity.  Our customers insist that we design our products to meet their same quality, performance, and reliability specifications.  Our manufacturing yield is a combination of yields across the entire supply chain, including wafer fabrication, assembly, and test yields.  Due to the complexity of our products, we periodically experience difficulties in achieving acceptable yields, particularly for new products.

Our end-user customers test our products once they assemble them into their products.  The number of usable products that result from our subcontractor production process can fluctuate because of many factors, including:

●	design errors;
●	defects in photomasks (which are used to print circuits on a wafer);
●	minute impurities and variations in materials used;
●	contamination of the manufacturing environment;
●	equipment failure or variations in the manufacturing processes;
●	losses from broken wafers or other human error; and,
●	defects in substrates and packaging.

Although our supply chain partners and our engineering and quality groups constantly seek to improve our manufacturing yields, such efforts may encounter significant barriers to success resulting in less-than-optimal yields or losses that would directly impact profits and increase costs and lower cash flows.  For example, costs of product defects and deviations from required specifications include the following:

●	disposal of inventory or financial write-offs of inventory;
●	accepting returns of products;
●	providing product replacements at no charge;
●	reimbursement of direct and indirect costs incurred by our customers in recalling or reworking their products due to defects in our products;
●	travel and personnel costs to investigate potential product quality issues and to identify or confirm the failure mechanism or root cause of product defects; and,
●	defending against litigation.

These issues could negatively impact our market position and reputation with customers, resulting in long-term harm to our business and financial results.

We are subject to inventory risks and costs because we build our products based on anticipated customer orders and forecasts often before receiving purchase orders for the products.

To ensure the availability of our products for some of our largest end-user customers, we start manufacturing certain products in advance of receiving purchase orders based on forecasts provided by these customers.  However, these forecasts do not represent binding purchase commitments, and we do not recognize sales for these products until they are shipped to our customers.  As a result, we incur significant inventory and manufacturing costs in advance of anticipated sales.  Because demand for our products may not materialize or may be lower than expected, manufacturing based on forecasts subjects us to heightened risks of higher inventory carrying costs, increased obsolescence, and higher operating costs.  In addition, if product demand decreases or we fail to forecast demand accurately, we could be required to write off inventory, which would negatively impact our gross margin and other operating results.

We operate in a very competitive industry and must continue to innovate.

We compete with several companies primarily to design, manufacture, and sell RF solutions and discrete integrated circuits and modules.  Increased competition from any source could adversely affect our operating results through lower prices for our products, reduced demand for our products, losses of existing design slots with critical customers, and a corresponding reduction in our ability to recover development, engineering, and manufacturing costs.

Many of our existing and potential competitors have entrenched market positions, historical affiliations with OEMs, considerable internal manufacturing capacity, established IP rights, and substantial technological capabilities.  The semiconductor industry has experienced increased industry consolidation over the last several years, a trend we expect to continue.  Many of our existing and potential competitors may have more significant financial, technical, manufacturing, or marketing resources than we do.  As a result, we cannot be sure that we will compete successfully with our competitors.

Unfavorable changes in interest rates, pricing of certain precious metals, utility rates, and foreign currency exchange rates may adversely affect our financial condition, liquidity, and results of operations.

Any of these macro conditions could negatively impact our supply chain partners and the industry as a whole, which could materially decrease our profits and cash flow.

To compete, we must attract, retain, and motivate key employees, and our failure to do so could harm our business and our results of operations.

We must hire and retain qualified employees, develop leaders for essential business functions, and train and motivate our employees.  Our future operating results and success depend on keeping critical technical personnel and management and expanding our sales and marketing, R&D, finance, and administration personnel.  We do not have employment agreements with the vast majority of our employees.

We must attract qualified personnel.  The competition for qualified personnel is intense, especially considering the size of our organization, which must compete with much larger companies for top talent.  The number of people with experience, particularly in RF engineering, software engineering, integrated circuit design, and technical marketing and support, is limited.  In addition, existing or new immigration laws, policies, or regulations in the U.S. may limit the pool of available talent.  Changes in the interpretation and application of employment-related laws to our workforce practices may also result in increased operating costs and less flexibility in meeting our changing workforce needs.  As a result, we cannot be sure that we will be able to attract and retain skilled personnel in the future, which could harm our business and our results of operations.

Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

We may, from time to time, be a party to various litigation claims and legal proceedings.  We will evaluate these claims and proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses.  For example, our manufacturers’ failure to successfully manufacture products that conform to our design specifications and the U.S. Federal Communications Commission's ("FCC") strict regulatory requirements may lead to product defects and substantial costs to repair or replace these parts or materials, significantly impacting our ability to develop and implement our technology and improve our products’ performance.  In addition, claims made or threatened by our suppliers, distributors, end-user customers, competitors, or current or former employees could adversely affect our relationships, damage our reputation, or otherwise adversely affect our business, financial condition, or results of operations.  The costs associated with defending legal claims and paying damages could be substantial.  Our reputation could also be adversely affected by such claims, whether or not successful.

We may establish reserves as appropriate based upon assessments and estimates under our accounting policies in accordance with U.S. GAAP.  We base our assessments, estimates, and disclosures on the information available to us at the time and rely on legal and management judgment.  Actual outcomes or losses may differ materially from assessments and estimates. Actual settlements, verdicts, or resolutions of these claims or proceedings may negatively affect our business and financial performance.  For example, a successful claim against us that is not covered by insurance or over our available insurance limits could require us to make significant damages payments and could materially adversely affect our financial condition, results of operations, and cash flows.

We may become subject to warranty claims, product recalls, and product liability claims that could materially and adversely affect our financial condition and results of operations.

We may become subject to warranty claims, product recalls, and product liability claims that could lead to significant expenses.  In addition, although we maintain reserves for reasonably estimable liabilities and purchase product liability insurance, we may elect to self-insure concerning some issues, and our reserves may be inadequate to cover the uninsured portion of such claims.

Product liability insurance is subject to significant deductibles, and such insurance may be unavailable or inadequate to protect against all claims.  If one of our end-user customers recalls a product containing one of our devices, we may incur material costs and expenses, including replacement costs, direct and indirect product recall-related costs, diversion of technical and other resources, and reputational harm.  Our customer contracts typically contain warranty and indemnification provisions, and in some instances, may also have liquidated damages provisions relating to product quality issues.  The potential liabilities associated with such provisions are significant, and in some cases, are included in agreements with some of our largest end customers.  Any such liabilities may significantly exceed any revenue we receive from the sale of the relevant products.  Costs, payments, or damages incurred or paid by us in connection with warranty and product liability claims and product recalls could materially and adversely affect our financial condition and the results of operations.

Impact of Product Demand on our Business

Our revenue, earnings, margins, and other operating results have fluctuated significantly and may fluctuate considerably in the future.  If demand for our products weakens as a result of economic conditions or for other reasons, our revenue and profitability will be impacted.  Our future operating results will depend on many factors, including business, political and macroeconomic changes such as trade restrictions and recession or slowing growth in the semiconductor industry and the overall global economy.

If demand for our products slows, our financial and operating results will be negatively impacted, thus impeding our ability to fund future product development efforts and, in extreme cases, negatively impacting our ability to finance normal operations without acquiring funds through credit or equity raises.

In addition, if our end customers experience spikes in demand far more than anticipated, our ability to respond effectively to such demand might be impacted.  This type of demand surge could negatively impact cash flow (e.g., supply chain inventory requirements) in the short term and potential loss of credibility with the industry in the long term if we do not meet demands reasonably.

We are subject to high degrees of product demand variability.  Even if we achieve a design win, our customers can delay or cancel a program without advanced warning, creating risk for inventory obsolescence, ineffective use of cash, and resources channeled to less-than-optimal business opportunities.  The loss of a design win and failure to add new design wins to replace lost revenue and weakened customer demand would have a material adverse effect on our business, financial condition, and the results of operations.

We rely on our intellectual property portfolio and may not be able to successfully protect against the use of our intellectual property by third parties.

We rely on a combination of patents, trademarks, trade secret laws, confidentiality procedures, and licensing arrangements to protect our intellectual property rights.  We cannot be sure that patents will be issued from any pending applications or that patents will be issued in all countries where we can sell our products.  Further, we cannot be sure that any claims allowed from pending applications will be of sufficient scope or strength to provide meaningful protection against our competitors.  Our competitors may also be able to design around our patents.

The laws of some countries in which we develop, manufacture, or sell our products may not protect our products or intellectual property rights to the same extent as U.S. laws.  This risk increases the possibility of misappropriation or infringement of our technology and products.  Although we intend to defend our intellectual property rights vigorously, we may not be able to prevent the misappropriation of our technology.  Additionally, our competitors may independently develop non-infringing technologies that are substantially equivalent or superior to ours.

We may need to engage in legal actions to enforce or defend our intellectual property rights.  Generally, intellectual property litigation is both expensive and unpredictable.  Our involvement in intellectual property litigation could divert the attention of our management and technical personnel and have a material, adverse effect on our business.

We may be subject to claims of infringement of third-party intellectual property rights.

Our operating results may be adversely affected if third parties claim that our products infringed their patent, copyright, or other intellectual property rights.  Such assertions could lead to expensive and unpredictable litigation, diverting the attention of management and technical personnel.  An unsuccessful result in such litigation could adversely affect our business, including injunctions, exclusion orders, and royalty payments to third parties.  In addition, if one of our customers or a supplier to one of our customers is found to have infringed on third-party intellectual property rights, such a finding could adversely affect the demand for our products.

If our products contribute to a data security breach, we may lose current or future customers, our reputation and business may be harmed, and we may incur liabilities.

Our end-user customers use our products in a wide variety of ways.  Although we do not control security features surrounding the use of our products by our end-user customers, our end-user customers’ security measures may not detect or prevent hacker interceptions, break-ins, security breaches, the introduction of viruses or malicious code, such as “ransomware,” and other disruptions that may jeopardize the security of information transmitted through an electronic pathway using our products.  In addition, cyber-attacks and other malicious Internet-based activity continue to increase generally.  They may be directed at either the electronic transmission pathway within which our end-user customers use our products or even our own our corporate information technology software and infrastructure.

Because techniques used to obtain unauthorized access, exploit vulnerabilities, or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques, patch vulnerabilities, or implement adequate preventative measures as we research and develop our products.  In addition, certain of our end-user customers may have a greater sensitivity to security defects or breaches in electronic pathways using our products.  As a result, any actual or perceived security breach or theft of the business-critical data of one or more of our end-user customers, regardless of whether the breach is attributable to the electronic transmission through one of our products, may adversely affect the market’s perception of our products.  There can be no assurance that limitation of liability, indemnification, or other protective provisions in our contracts would be applicable, enforceable, or adequate in connection with a security breach, or would otherwise protect us from any such liabilities or damages concerning any particular claim.  We also cannot be sure that our existing general liability insurance coverage and coverage for errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim.  As a result, one or more large claims may be asserted against us that exceed our available insurance coverage, or changes in our insurance policies may occur, including premium increases or the imposition of large deductible or co-insurance requirements.

Furthermore, a party that can circumvent security measures or exploit any vulnerabilities in end-user customer systems using our products could misappropriate our end-user customers’ proprietary or confidential information, cause an interruption in their operations, damage or misuse their computer systems, misuse any information that they misappropriate, cause termination of our sales with those end-user customers, subject us to notification and indemnity obligations, litigation, and regulatory investigation or governmental sanctions, cause us to lose existing customers, and harm our ability to attract future customers.  Any such breach could cause harm to our reputation, business, financial condition, and results of operations, and we may incur significant liability.  As a result, our business and financial position may be harmed.

Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

We rely on trade secrets, technical know-how, and other unpatented proprietary information relating to our product development and manufacturing activities to provide us with competitive advantages.  We protect this information by entering into confidentiality agreements with our employees, consultants, strategic partners, and other third parties.  We also design our computer systems and networks and implement various procedures to restrict unauthorized access to the dissemination of our proprietary information.

We face internal and external data security threats.  For example, current, departing, or former employees or third parties could attempt to improperly use or access our computer systems and networks to copy, obtain, or misappropriate our proprietary information or otherwise interrupt our business.  Like others, we are also subject to significant system or network disruptions from numerous causes, including computer viruses and other cyber-attacks, facility access issues, new system implementations, and energy blackouts.

Security breaches, computer malware, phishing, spoofing, and other cyber-attacks have become more prevalent and sophisticated in recent years.  While we defend against these threats daily, we do not believe that such attacks have caused us any material damage to date.  Because the techniques used by computer hackers and others to access or sabotage networks constantly evolve and generally are not recognized until launched against a target, we may be unable to anticipate, counter, or ameliorate all these techniques.  As a result, our and our customers’ proprietary information may be misappropriated, and we cannot predict the impact of any future incident.  Any loss of such information could harm our competitive position, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident, and divert management and other resources.  We routinely implement improvements to our network security safeguards, and we are devoting increasing resources to the security of our information technology systems.  However, we cannot assure you that such system improvements will be sufficient to prevent or limit damage from future cyber-attacks or network disruptions.

The costs related to cyber-attacks or other security threats, or computer systems disruptions typically would not be fully insured or indemnified by others.  As a result, the occurrence of any of the events described above could result in the loss of competitive advantages derived from our R&D efforts or our IP.  Moreover, these events may result in the early obsolescence of our products, product development delays, or diversion of the attention of management and critical information technology and other resources, or otherwise, adversely affect our internal operations and reputation or degrade our financial results and stock price.

Our sales have been concentrated in a small number of end-user customers.

Our revenues have been concentrated in a relatively small number of large end-user customers, and we have historically derived a significant percentage of our total product revenues from a few end-user customers.  For fiscal years ended December 31, 2023, and 2022, our five largest end-user customers accounted for approximately 60% and 54% of our total product revenues, respectively.  If one of our large end-user customers ceases or significantly reduces its product orders from us, or if we fail to generate additional product sales with these or similarly significant end-user customers, there could be a material adverse effect on our business, financial condition or results of operations.

We expect that we will continue to depend upon a relatively small number of end-user customers for a significant portion of our total revenues for the foreseeable future.  Therefore, the loss of any of these end-user customers or industry sector groups of end-user customers for any reason or a change of relationship with any of our key end-user customers could cause a material decrease in our total revenues.

Additionally, mergers or consolidations among our end-user customers could reduce the number of our end-user customers and could adversely affect our revenues and sales.  In particular, if our end-user customers are acquired by entities that are not also our end-user customers, that do not use our products or purchase products from one of our competitors, and choose to discontinue, reduce or change the volume of product purchases from us, our business and operating results could be materially and adversely affected.

We depend on many technology providers, and if we cannot source solutions from them, our business and operating results could be harmed.

Our product design and development processes incorporate multiple software components obtained from licensors on a non-exclusive basis.  Our license agreements can be terminated for cause.  In many cases, these license agreements specify a limited term and are only renewable beyond that term with the licensor’s consent.  If a licensor terminates a license agreement for cause, objects to its renewal or conditions renewal on modified terms and conditions, we may be unable to obtain licenses for equivalent software components on reasonable terms and conditions, including licensing fees, warranties, or protection from infringement claims.  In addition, some licensors may discontinue licensing their software to us or support the software version used in our product design and development processes.  In such circumstances, we may need to redesign our processes with substantial cost and time investment to incorporate alternative software components or be subject to higher technology costs. Any of these circumstances could adversely affect the cost and efficiency of our product research and development.

We may not be able to keep pace with changes in technology or provide timely enhancements to our products.

The market for our products is characterized by rapid technological advancements, changes in customer requirements, frequent new product introductions and enhancements, and changing industry standards.  To maintain our growth strategy, we must adapt and respond to our end-user customers’ technological advances and technological requirements.  Our future success will depend on our ability to: enhance our current products; introduce new products to keep pace with products offered by our competitors; increase the performance of our internal systems, particularly our research and development systems that meet our end-user customers’ changing requirements; and adapt to technological advancements and changing industry and regulatory standards.  We continue to make significant investments in the research and development of new products.  If our products become outdated, it may negatively impact our ability to meet performance expectations related to quality, time to market, cost, and innovation relative to our competitors.  In addition, the failure to achieve product performance requirements of our new and existing end-user customers and sustain good customer satisfaction may adversely impact our business and operating results.

Any failure to offer high-quality customer support for our products may adversely affect our relationships with our customers and harm our financial results.

Once our products are sold, our customers use our support organization to resolve technical issues relating to our products.  In addition, we also believe that our success in selling our products is highly dependent on our business reputation and favorable recommendations from our existing customers.  Therefore, any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality support, could harm our reputation, adversely affect our ability to maintain existing customers or sell our products to existing and prospective customers, and harm our business, operating results, and financial condition.

If we cannot attract and retain key personnel, our business could be harmed.

We must attract and retain highly qualified personnel to execute our business strategy.  If any of our key employees were to leave, we could face substantial difficulty hiring qualified successors.  We could experience a loss in productivity while any successor obtains the necessary training and experience.  Although we have arrangements with some of our executive officers designed to promote retention, our employment relationships are generally at-will, and we have had key employees leave in the past.  We cannot assure you that one or more key employees will not leave in the future.  In particular, we compete with many other companies for semiconductor developers and other skilled engineering, marketing, sales, and operations professionals, and we may not be successful in attracting and retaining the professionals we need.  We have, from time to time in the past, experienced, and we expect to continue to experience in the future, difficulty in hiring and difficulty in retaining highly skilled employees with appropriate qualifications.  In particular, we have experienced a competitive hiring environment in the Greater Triad Area, where we are headquartered in North Carolina.  Many of the companies with which we compete for experienced personnel have greater resources than we do.  In addition, in making employment decisions, job candidates often consider the value of the equity incentives they are to receive in connection with their employment.  If we and our third-party service providers experience difficulty recruiting and retaining qualified personnel, our business may be adversely affected.  If the price of our stock declines or experiences significant volatility, our ability to attract or retain key employees will be adversely affected.  We intend to continue to hire additional highly qualified personnel, including research and development and operational personnel.  Still, we may not be able to attract, assimilate, or retain qualified personnel in the future. Any failure to attract, integrate, motivate, and retain these employees could harm our business.

Our revenues and operating results have fluctuated and are likely to continue to fluctuate, making our quarterly results difficult to predict, which may cause us to miss analyst expectations and may cause the price of our Common Stock to decline.

Our operating results have been and may continue to be difficult to predict, even in the near term, and are likely to fluctuate due to various factors, many of which are outside of our control.

Comparisons of our revenues and operating results on a period-to-period basis may not be meaningful.  You should not rely on our past results to indicate our future performance.  Each of the following factors, among others, could cause our operating results to fluctuate from quarter to quarter:

●	the financial health of our customers;
●	occurrence of technological advances and potential effects on our business and operations;
●	market acceptance and adoption of our products;
●	changes in the regulatory environment affecting our customers;
●	our ability to expand our sales and marketing operations;
●	our ability to successfully integrate any acquired businesses, technologies, or assets;
●	the announcement of new significant contracts or customer relationships;
●	the procurement cycles of our customers and the length of our sales cycles;
●	changes in end-user customer integration of our products into their business needs;
●	variations in the number of new customers booked in a prior quarter, but not delivered until later quarters;
●	our mix of products and royalty revenues;
●	new competitive product launches by our end-user customers that negatively impact sales or our sales cycle;
●	pricing, including discounts by us or our competitors;
●	our ability to successfully sell our products in a timely manner;
●	our ability to forecast demand and manage lead times for the recruitment and training of required personnel;
●	our ability to develop and introduce new products and features to existing products that achieve market acceptance;
●	the announcement of a new product, which may cause sales cycles to lengthen;
●	federal or state government shutdowns; and,
●	future accounting pronouncements and changes in accounting policies.

If we fail to offer high-quality products and support for any of our products, our operating results and our ability to sell those products in the future will be harmed.

Our ability to sell our products depends on our product support team providing high-quality support.  Once our products are integrated into an end-user customer’s planned use, the end-user customer typically depends on our product support team to help resolve technical issues, if they develop, and assist in optimizing the use of our products.  If we do not effectively assist our end-user customers in integrating our products, succeed in helping our end-user customers quickly resolve technical and other post-integration issues, or provide effective ongoing support services, our ability to expand the use of our products within existing end-user customers and to sell our products to new customers will be harmed.  If integration of our products is deemed unsatisfactory, we may incur significant costs to attain and sustain end-user customer satisfaction or, in extreme cases, our end-user customers may choose not to use our products.  In addition, as we hire new engineering personnel, we may inadvertently hire underperforming people who will have to be replaced, or fail to effectively train such employees, leading in some instances to slower growth, additional costs, and poor customer relations.

As we continue to pursue opportunities for larger sales volumes that have greater technical complexity or involve the integration of our untested products, we may experience a more extended time for our products to be integrated.  As a result, our product sales revenue may be delayed.  Additionally, as we enter agreements with new and existing customers for larger and more complex sales, we have been, and may continue to be, required to agree to end-user customer acceptance and cancellation clauses.  With acceptance clauses, delays may occur in obtaining end-user customer acceptance regardless of the quality of our products and may cause us to defer revenue recognition where such acceptance provisions are substantive in nature, or they may require us to incur additional costs to obtain such end-user customer acceptance.  Cancellation clauses may result in a customer canceling an order for products, impacting our revenues.

Our sales cycles can be lengthy, and it is difficult for us to predict when or if sales will occur.

Our sales efforts are often targeted at larger end-user customers and distributors.  As a result, we face higher costs, must devote greater sales support to individual customers, have longer sales cycles, and have less predictability in completing some of our sales.  Also, sales to large end-user customers and distributors often require us to provide greater levels of education regarding the use and benefits of our products.  Our sales cycle length could be 12 to 24 months, depending on the end-user customer’s industry base and economic factors beyond our control, as measured from the point of initial contact with a potential customer to the time a purchase order is signed.

We believe that our customers view the purchase of our products as a significant and strategic decision.  As a result, customers carefully evaluate our products, often over long periods with various internal constituencies.  In addition, the sales of our products may be subject to delays if the customer has lengthy internal budgeting, integration, and approval and evaluation processes.  As a result, it is difficult to predict the timing of our future sales.

We depend on our management team and our key sales and development, and engineering personnel.  The loss of one or more key employees or groups could harm our business and prevent us from implementing our business plan in a timely manner.

Our success depends on our executive officers’ expertise, efficacy, and continued services.  We have, in the past, and may in the future, continue to experience changes in our executive management team resulting from the departure of executives or subsequent hiring of new executives, which may be disruptive to our business.  Any changes in business strategies or leadership can create uncertainty, may negatively impact our ability to execute our business strategy quickly and effectively, and ultimately be unsuccessful.  In addition, the impact of hiring new executives may not be immediately realized.  We are also substantially dependent on the continued service of our existing research and development personnel because of their familiarity with the inherent complexities of our products.

Failure to adequately expand and train our direct sales force and distributors will impede our growth.

We rely almost exclusively on our direct sales force and distributors to sell our products.  We believe that our future growth will depend significantly on the continued development of our direct sales force and distributor relationships and their ability to manage and retain our existing end-user customer base, expand the sales of our products to existing end-user customers, and obtain new end-user customers.  Because our products are complex and often must interoperate with complex technological functionality, it can take longer for our sales personnel and distributors to become fully productive.  Therefore, our ability to achieve significant growth in revenues in the future will depend, in large part, on our success in recruiting, training, and retaining a sufficient number of direct sales personnel and growing our distributor base.  New hires require significant training and may, in some cases, take considerable time before becoming fully productive, if at all.  If we are unable to hire and develop sufficient numbers of productive direct sales personnel, and if these sales personnel are unable to achieve full productivity, sales of our products will suffer, and our growth will be impeded.

If we fail to increase market awareness of our brand and products, expand our sales and marketing operations, improve our sales execution, and increase our sales channels, our business could be harmed.

We intend to continue to add personnel and resources in sales and marketing as we focus on expanding awareness of our brand and products and capitalize on sales opportunities with new and existing customers.  Our efforts to improve sales of our products will increase our sales and marketing expenses and general and administrative expense, and these efforts may not be successful. Some newly hired sales and marketing personnel may become unproductive and have to be replaced, resulting in operational and sales delays and incremental costs.  If we cannot significantly increase the awareness of our brand and products or effectively manage the costs associated with these efforts, our business, financial condition, and operating results could be harmed.

We must improve our sales execution to, among other things, increase the number of our sales opportunities and grow our revenues.  We must enhance the market awareness of our products, expand our relationships with our distributor partners, and create new distributor partnerships to increase our revenues.  Further, we must continue to develop our relationships with new and existing end-user customers and distributor partners and create additional sales opportunities to effectively and efficiently extend our geographic reach and market penetration.  Our efforts to improve our sales execution could result in a material increase in our sales and marketing expenses and general and administrative expense.  There can be no assurance that such efforts will be successful.  Further, as we increase our efforts to target additional industry bases and leverage distributor partnerships to drive sales, we may be unable to tailor our sales efforts to these strategies.  If we are unable to improve our sales execution significantly, increase the awareness of our products, create additional sales opportunities, expand our relationships with distributor partners, leverage our relationship with existing distributor partners, or effectively manage the costs associated with these efforts, our operating results and financial condition could be materially and adversely affected.

Our revenues are dependent on our ability to maintain and expand existing customer relationships and our ability to attract new customers.

The continued growth of our revenues depends partly on our ability to expand the use of our products by existing end-user customers and attract new customers.  Our customers have no obligation to repeat purchases from us, and there can be no assurance that they will do so.  We have had in the past, and may in the future, end-user customers discontinue using some of our products, which may impact such end-user customers’ decisions to continue to use any of our products.

If we cannot expand our end-user customers’ use of our products, maintain our repeat customer purchase rates and expand our customer base, our revenues may decline or fail to increase at historical growth rates, adversely affecting our business and operating results.  In addition, if our customers experience dissatisfaction with our products in the future, we may find it more difficult to increase the use of our products within our existing end-user customer base, and it may be more difficult to attract new customers, or we may be required to grant credits or refunds, any of which could negatively impact our operating results and materially harm our business.

Our business is subject to the risks of earthquakes, fire, floods, and other natural catastrophic events and interruption by man-made problems such as power disruptions or terrorism.

Our corporate headquarters are located in the Greensboro, North Carolina area.  Most of our third-party service providers are located in South Asia, a region known to suffer terrorism and natural disasters, including floods, typhoons, droughts, epidemics, or contagious diseases.  A significant natural disaster, such as a fire or a flood, epidemic, or contagious disease, such as the COVID-19 pandemic, occurring at our headquarters or where our third-party service providers are located, could harm our business, operating results, and financial condition.  In addition, acts of terrorism could cause disruptions in our business, the businesses of our customers and suppliers, or the economy as a whole.  We also rely on information technology systems to communicate among our workforce, which is coordinated within our corporate headquarters in Greensboro, North Carolina.  Any disruption to our internal communications, whether caused by a natural disaster, an epidemic or contagious disease, or by man-made problems, such as power disruptions, in the Greensboro, North Carolina area, Taiwan, Malaysia, Singapore, the Philippines, or where any of our customers are located could delay our research and development efforts, or cause delays or cancellations of customer orders.

Our use of open-source and non-commercial software components could impose risks and limitations on our ability to commercialize our products.

Our product development utilizes software modules licensed under open source and other types of non-commercial licenses.  We also may incorporate open source and other licensed software into our product development in the future.  However, the use and distribution of such software may entail more significant risks than third-party commercial software, as licenses of these types generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code.  In addition, some of these licenses require the release of our proprietary source code to the public if we combine our proprietary product development software with open-source software in certain manners.  This could allow competitors to create similar products with lower development effort and time and ultimately lose sales for us.

The terms of many open sources and other non-commercial licenses have not been judicially interpreted, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products.  In such event, to continue offering our products, we could be required to seek licenses from alternative licensors, which may not be available on a commercially reasonable basis or at all, to re-engineer our products or to discontinue the sale of our products in the event we cannot obtain a license or re-engineer our products on a timely basis, any of which could harm our business and operating results.  In addition, if an owner of licensed software were to allege that we had not complied with the conditions of the corresponding license agreement, we could incur significant legal costs defending ourselves against such allegations.  If such claims were successful, we could be subject to substantial damages, be required to disclose our source code, or be enjoined from the distribution of our products.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

GAAP is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles.  A change in these principles or interpretations could have a significant effect on our reported operating results and financial condition and could affect the reporting of transactions already completed before the announcement of a change.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  We base our estimates on historical experience, and other assumptions that we believe are reasonable under the circumstances.  The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of revenues and expenses that are not readily apparent from other sources. Significant estimates and judgments involve deferred income tax valuation allowances, the valuation of the share-based awards, and determining our Common Stock’s fair value.  Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Common Stock.

Relations between the PRC and Taiwan could negatively affect our business and financial status and, therefore, the market value of your investment.

Taiwan has a unique international political status.  The PRC does not recognize the sovereignty of Taiwan.  Although significant economic and cultural relations have been established in recent years between Taiwan and the PRC, relations have often been strained.  The government of the PRC has threatened to use military force to gain control over Taiwan in limited circumstances.  A substantial portion of our manufacturing and packaging providers are located in Taiwan, and a material amount of our revenues are derived from the sales of our products manufactured and packaged in Taiwan.  Therefore, factors affecting military, political, or economic conditions in Taiwan could have a material adverse effect on our results of operations.

A significant disruption in the operations of our manufacturing and packaging service providers in Taiwan, such as a trade war or political unrest, could materially adversely affect our business, financial condition, and the results of operations.

Any disruption in the operations of our service providers in Taiwan or in their ability to meet our needs, whether as a result of a natural disaster or other causes, could impair our ability to operate our business on a day-to-day basis.  Furthermore, since many of these third parties are located outside the U.S., we are exposed to the possibility of disruption and increased costs in the event of changes in the policies of the U.S. or foreign governments, political unrest, or unstable economic conditions in any of the countries where we conduct such activities.  For example, a trade war could lead to higher tariffs.  Any of these matters could materially and adversely affect our product sales and shipment timelines, business, and financial condition.

RISKS RELATED TO REGULATORY REQUIREMENTS

Government regulation may adversely affect our business.

The effects of regulation may materially and adversely impact our business.  For example, the FCC’s regulatory policies relating to radio frequency emissions, consumer protection laws of the U.S. Federal Trade Commission, product safety regulatory activities of the U.S. Consumer Products Safety Commission, and environmental regulatory actions of the U.S. Environmental Protection Agency could impede sales of our products in the United States.  In addition, our customers and we are also subject to various import and export laws and regulations.  Should we fail to comply with these regulations, we may be unable to produce and deliver these products to specific customers, and we may become subject to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions.

Our business is also increasingly subject to complex foreign and U.S. laws and regulations, including but not limited to anti-corruption laws, such as the FCPA and equivalent laws in other jurisdictions, antitrust or competition laws, and data privacy laws, among others.  In addition, foreign governments may impose tariffs, duties, and other import restrictions on components we obtain from non-domestic suppliers and export restrictions on products that we sell internationally.  These tariffs, duties, or restrictions could materially and adversely affect our business, financial condition, and the results of operations.

New or revised environmental rules and regulations or other social initiatives could also impact our product or manufacturing standards.  Those rules, or similar rules adopted in other jurisdictions, could adversely affect our costs, the availability of minerals used in our products, and our relationships with customers and suppliers.

We may incur substantial expenses related to regulatory requirements, and any regulatory compliance failure could cause our business to suffer.

The wireless communications industry is subject to ongoing regulatory obligations and reviews.  Maintaining compliance with these requirements may result in significant additional expense to us, and any failure to maintain such compliance could cause our business to suffer.

Noncompliance with applicable regulations or requirements could also subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions.  An adverse outcome in such litigation could require paying contractual damages, compensatory damages, punitive damages, attorneys’ fees, and other costs.  These enforcement actions could harm our business, financial condition, and the results of operations.  If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition, and results of operations could be materially adversely affected.  In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and increased professional fees.

We are subject to risks from international sales and operations.

We operate globally with sales personnel in multiple countries, and some of our business activities are concentrated in Asia.  As a result, we are subject to regulatory, geopolitical, and other risks associated with doing business outside the U.S., including:

●	global and local economic, social and political conditions and uncertainty;
●	currency controls and fluctuations;
●	formal or informal imposition of export, import or doing-business regulations, including trade sanctions, tariffs, and other related restrictions;
●	labor market conditions and workers’ rights affecting our manufacturing operations or those of our customers or suppliers;
●	disruptions in capital and securities and commodities trading markets;
●

occurrences of geopolitical crises such as terrorist activity, armed conflict, civil or military unrest or political instability, which may disrupt manufacturing, assembly, logistics, security, and communications and result in reduced demand for our products;

●

compliance with laws and regulations that differ among jurisdictions, including those covering taxes, intellectual property ownership and infringement, imports and exports, anti-corruption and anti-bribery, antitrust and competition, data privacy, and environment, health, and safety; and,

●	pandemics and similar major health concerns, including COVID-19, could adversely affect our business and customer order patterns.

Sales to customers located outside the U.S. accounted for approximately 14% of our revenue in 2023.  We expect that revenue from international sales will continue to be a material part of our total revenue.  Any weakness in these economies could decrease demand for products that contain our products, which could materially and adversely affect our business.  The imposition by the U.S. of tariffs on goods imported from the PRC and potentially other countries, countermeasures imposed by the PRC in response, U.S. export restrictions on sales of products to the PRC, and other government actions that restrict or otherwise adversely affect our ability to sell our products to customers in the PRC may have a material impact on our business, including our ability to sell products and to manufacture or source components.

As a company with material sales outside of the U.S., our results may be affected by movements in currency exchange rates as we grow our sales network.  In addition, our exposure may increase or decrease over time as our foreign business levels fluctuate in the countries where we may have sales or operations.  These changes could have a material impact on our financial results.  The functional currency for our current operations and international sales is the U.S. dollar; however, that may expand to other currencies as we grow.

Economic regulation in the PRC and other countries where we sell products could adversely impact our business and the results of operations.

A significant portion of our potential customer base is located in the PRC and other countries outside of the U.S.  For many years, the Chinese economy has experienced periods of rapid growth and wide fluctuations in inflation.  In response to these factors, the Chinese government has, from time to time, adopted measures to regulate growth and contain inflation, including currency controls and measures designed to restrict credit, control prices, or set currency exchange rates.  Such actions in the future, as well as other changes in Chinese or other non-U.S. laws and regulations, including efforts in furtherance of reducing dependence on foreign semiconductor manufacturers, could increase the cost of doing business in other countries, foster the emergence of foreign competitors, decrease the demand for our products in those countries, or reduce the supply of necessary materials for our products, which could have a material adverse effect on our business and results of operations.

Changes in government trade policies, including the imposition of tariffs and export restrictions, have limited and could continue to limit our ability to sell or provide our products and other items to specific end-user customers, which may materially adversely affect our sales and the results of operations.

The U.S. and foreign governments have taken and may continue to take administrative, legislative, or regulatory action that could materially interfere with our ability to export, re-export, and transfer products and other items in certain countries, particularly in the PRC.  For example, the imposition of tariffs has not had a direct, material adverse impact on our business; however, the direct and indirect effects of tariffs and other restrictive trade actions are difficult to measure and are only one part of economic and trade policy.

Furthermore, we have experienced and may continue to experience restrictions on our ability to export, re-export, and transfer our products and other items to specific foreign customers and suppliers where exports, re-exports, or transfers of products require export licenses or are prohibited by government action.

Even if such restrictions are lifted, any financial or other penalties or continuing export restrictions imposed on our customers could have a continuing negative impact on our future revenue and results of operations.  In addition, other foreign end-user customers or suppliers affected by future U.S. government sanctions or threats of sanctions may respond by developing new solutions to replace our products or by adopting our foreign competitors’ solutions.

We cannot predict what further actions may ultimately be taken concerning tariffs or other trade measures between the U.S. and the PRC or other countries, what products or entities may be subject to such actions, or what steps may be taken by other countries in response.  The loss of foreign customers or suppliers or the imposition of restrictions on our ability to sell or transfer products to such customers or suppliers due to tariffs, export restrictions, or other U.S. regulatory actions could materially and adversely affect our sales and business and the results of operations.

Our business could be affected by sanctions and export controls targeting Russia and other responses to Russia’s invasion of Ukraine.

The Russia-Ukraine conflict may adversely affect our business.  Currently, we do not have any supply chain partners located in Russia or Ukraine.  Nor do we have any pending product sales or product shipments to Russian customers or, to our knowledge, any entities listed on the U.S. Department of the Treasury Office of Foreign Assets Control Sectoral Sanctions Identifications List.  However, the related sanctions and other measures imposed by the European Union, the U.S., and other countries and organizations in response have led and may continue to lead, to disruption and instability in global markets, supply chains, and industries that could negatively impact our business, financial condition, and results of operations.  We have taken steps to ensure our export control processes and controls observe enacted and evolving export sanctions imposed upon Russia, Belarus, and all restricted entities that have been identified by the United States government.  Nevertheless, if we inadvertently make any product sales or shipments to Russian customers or any sanctioned entities, such non-compliance may have a material effect on our financial condition or operations.

Due to the unknown evolution of sanctions and export controls targeting the PRC and its ability to purchase and manufacture certain semiconductor chips, our business could be adversely affected.

On October 7, 2022, the U.S. Department of Commerce’s Bureau of Industry and Security ("BIS") announced a series of regulations – issued as an interim final rule – amending the Export Administration Regulations to enhance export controls on a range of goods, software, and technology and restrict the PRC’s ability to purchase and manufacture advanced computing chips.  The regulations imposed new controls on items relating to advanced computer and semiconductor manufacturing capabilities, broadened end-use restrictions, expanded the scope of foreign-produced items subject to licensing requirements, and added to Entity List prohibitions.  We do not anticipate these regulations will have a material effect on our financial condition or operations.  The production of our high-performance MMICs is not reliant on any manufacturing in the PRC, or, to our knowledge, on any companies that are owned by the PRC or Chinese investors.  In 2023, we received only 5.5% of all our sales from customers located within the PRC.  RF semiconductors, such as what we design and produce, are not currently covered under the BIS restrictions.  We have taken steps to ensure our export control processes and controls observe enacted and evolving export sanctions imposed upon the PRC and all restricted entities that have been identified by the United States government.  Nevertheless, if we inadvertently make any product sales or shipments to any sanctioned entities, such non-compliance may have a material effect on our financial condition or operations.

We may be subject to theft, loss, or misuse of personal data by or about our employees, customers, or other third parties, which could increase our expenses, damage our reputation, or result in legal or regulatory proceedings.

In the ordinary course of our business, we have access to sensitive, confidential, or personal data or information regarding our employees and others that is subject to privacy and security laws and regulations.  Therefore, the theft, loss, or misuse of personal data collected, used, stored, or transferred by us to run our business, or by our third-party service providers, including business process software applications providers and other vendors that have access to sensitive data, could result in damage to our reputation, disruption of our business activities, significantly increased business and security costs or costs related to defending legal claims.

Global and domestic privacy legislation, enforcement, and policy activity in this area are rapidly expanding and creating a complex regulatory compliance environment.  For example, the European Union adopted the General Data Protection Regulation (“GDPR”), which requires companies to comply with rules regarding the handling of personal data, including its use, protection, and the ability of persons whose data is stored to correct or delete such data about themselves.  Failure to meet GDPR requirements could result in penalties of up to 4% of worldwide revenue.  In addition, the interpretation and application of consumer and data protection laws in the U.S., Europe, and elsewhere are often uncertain and fluid and may be interpreted and applied in a manner that is inconsistent with our data practices.  As a result, complying with these changing laws has caused, and could continue to cause, us to incur substantial costs, which could harm our business and the results of operations.  Further, failure to comply with existing or new rules may result in significant penalties or orders to stop the alleged non-compliant activity.  Finally, even our inadvertent failure to comply with federal, State, or international privacy-related or data protection laws and regulations could result in audits, regulatory inquiries, or proceedings against us by governmental entities or others.

The semiconductor industry is heavily regulated.  Therefore, any material changes in the political, economic, or regulatory semiconductor environment that affect the purchasing business or the purchasing practices and operations of organizations that utilize semiconductor industry products, or that lead to consolidation in our end-user customer industries, could require us to modify our products available to customers for purchase.

Our ability to grow will depend upon the economic environment of our end-user customer industries and our ability to increase the number of products that we sell to our customers.  Our end-user customer industry bases often have different regulatory requirements, and they are subject to changing political, economic, and regulatory influences.  As a result, changes in regulations affecting our end-user customers could require us to make unplanned modifications to our products, result in delays or cancellations of orders, or reduce demand for our products.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

The market price and trading volume of our Common Stock may be volatile and could decline.

The market price and trading volume of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to meet our growth projections and expectations, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our business and the business of others in our industry.  In addition, the stock market itself is subject to extreme price and volume fluctuations.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons related and unrelated to their operating performance and could have the same effect on our Common Stock.  The market price of shares of our Common Stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

●	the realization of any of the risk factors presented in this prospectus;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity, or financial condition;

●	additions and departures of key personnel;

●	failure to comply with the requirements of the OTC Markets Group, or following our potential uplisting on Nasdaq or another national securities exchange;

●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

●	changes to electronic communication and transmission laws governing the semiconductor industry;

●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our Common Stock;

●	publication of research reports about us, or the semiconductor industry generally;

●	the performance and market valuations of other similar companies;

●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

●	speculation in the press or investment community;

●	actual, potential or perceived control, accounting or reporting problems; and,

●	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares.  This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

Our Common Stock is quoted on an OTC Markets Group trading platform, the OTCQX, instead of a national exchange or quotation system.  Accordingly, our investors may experience significant volatility in the market price of our stock and have difficulty selling their shares.

Our Common Stock is currently quoted on an OTC Markets Group trading platform, the OTCQX, under the ticker symbol “GUER.”  The OTC Markets Group is a regulated quotation service that displays real-time quotes, last sale prices, and volume limitations in over-the-counter securities.  Trading in shares quoted on an OTC Markets Group trading platform is often thin and characterized by volatility in trading prices.  This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions.  As a result, there may be wide fluctuations in the market price of the shares of our Common Stock for reasons unrelated to operating performance, and this volatility, when it occurs, may have a negative effect on the market price for our securities.  Moreover, the OTC Markets Group is not a stock exchange, and trading of securities on one of its trading platforms is often more sporadic than the trading of securities listed on a national quotation system or stock exchange.  Accordingly, our stockholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our Common Stock improves.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering of our Common Stock, and because we are not listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our Company.  In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our Company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development.  The failure to receive research coverage or support in the market for our shares could have an adverse effect on our ability to develop a liquid market for our Common Stock.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups ("JOBS") Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

●	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and Annual Report on Form 10-K; and,

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years.  Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have more than $1.07 billion in annual revenues;

●	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or,

●	the last day of the fiscal year ending after the fifth anniversary of the completion of the first sale of our equity securities pursuant to a registration statement under the Securities Act.

We cannot predict if investors will find our Common Stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies.  If some investors find our Common Stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our Common Stock and the market price of our Common Stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies.  We have elected to avail ourselves of this provision of the JOBS Act.  As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.  Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act.  We may continue to be a “smaller reporting company” even after we are no longer an emerging growth company.  We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the Common Stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and the Common Stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

We may face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.

We may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs.  Significant litigation costs could impact our ability to comply with certain financial covenants under our credit agreement.  We are generally obliged, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits.  Regardless of the outcome, litigation may require significant attention from management and could result in significant legal expenses, settlement costs, or damage awards that could have a material impact on our financial position, results of operations, and cash flows.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Our certificate of incorporation and our bylaws contain provisions that could delay or prevent a change in control of our company.  These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:

●	establish a classified board of directors so that not all members of our board are elected at one time;

●	permit only the board of directors to establish the number of directors and fill vacancies on the board;

●	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

●	require super-majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;

●	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan;

●	eliminate the ability of our stockholders to call special meetings of stockholders;

●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

●	prohibit cumulative voting; and,

●	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for:  any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law (“DGCL”), our certificate of incorporation, or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and State courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.  Our restated bylaws will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (“Federal Forum Provision”).  Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law.  While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.  While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court.  Thus, our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision.  These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our company.  Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our Common Stock.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.

Our stock price and trading volume can be heavily influenced by the way analysts and investors interpret our financial information and other disclosures.  Securities and industry analysts do not currently, and may never, publish research on our business.  If few securities or industry analysts commence coverage of us, our stock price could be negatively affected.  If securities or industry analysts downgrade our Common Stock or publish negative reports about our business, our stock price would likely decline.  If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our Common Stock.

The designation of our Common Stock as “penny stock” would limit the liquidity of our Common Stock.

Our Common Stock may be deemed a “penny stock” (as that term is defined under Rule 3a51-1 of the Exchange Act).  Generally, a “penny stock” is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share.  Prices often are not available to buyers and sellers and the market may be very limited.  Penny stock in start-up companies is among the riskiest equity investments.  Broker-dealers who sell penny stock must provide purchasers with a standardized risk disclosure document prepared by the SEC.  The document provides information about penny stock and the nature and level of risks involved in investing in the penny stock market.  A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase.  Many brokers choose not to participate in penny stock transactions.  If our Common Stock is deemed “penny stock”, because of penny stock rules, there may be less trading activity and stockholders are likely to have difficulty selling their shares.

We do not anticipate paying dividends on our Common Stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our Common Stock, and we do not anticipate such a declaration or payment for the foreseeable future.  Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions, contractual restrictions, including any loan or debt financing agreements, and on such other factors as our board of directors deems relevant.  In addition, we may enter into agreements in the future that could contain restrictions on payments of cash dividends.  We expect to use future earnings, if any, to fund business growth.  Therefore, stockholders will not receive any funds absent a sale of their shares of Common Stock.  If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.  We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information.  Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers.  If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our Common Stock, which may limit the ability of our stockholders to buy and sell our Common Stock and could have an adverse effect on the market for and price of our Common Stock.

Future sales and issuances of our securities could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

Additional capital may be needed in the future to continue our planned operations, including research and development, increased marketing, hiring new personnel, commercializing our products, and continuing activities as a public company.  To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution.  We may sell Common Stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner we determine from time to time.  If we sell Common Stock, convertible securities, or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales.  Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights superior to our existing shareholders.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the shares of Common Stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholders. We may receive proceeds upon the exercise of outstanding warrants for shares of Common Stock covered by this prospectus.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock, and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and future earnings to fund ongoing operations and future capital requirements. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

DETERMINATION OF OFFERING PRICE

Our Common Stock was cleared for trading on the OTCQX, an OTC Markets Group trading platform, under the symbol “GUER” and began trading on May 13, 2022. The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Except to the extent that we are involved in an underwritten secondary offering of Common Stock, if any, by the selling stockholders, all shares being offered pursuant to this prospectus will be sold by the selling stockholders without our involvement.

MARKET INFORMATION FOR OUR COMMON STOCK

Our Common Stock became quoted on the OTCQX, an OTC Markets Group trading platform, on May 13, 2022.

As of April 19, 2024, we have 10,054,803 shares of Common Stock outstanding held by approximately 627 beneficial owners and approximately 190 stockholders of record.

DESCRIPTION OF OUR BUSINESS

We were incorporated in the State of Delaware as Laffin Acquisition Corp. on November 9, 2020. Guerrilla RF Operating Corporation (formerly known as Guerrilla RF, Inc.), a fabless semiconductor company based in Greensboro, North Carolina, was founded in 2013, initially as a North Carolina limited liability company before converting to a Delaware corporation. On October 22, 2021, our wholly-owned subsidiary, Guerrilla RF Acquisition Corp., a Delaware corporation, merged with and into Guerrilla RF Operating Corporation in a “reverse merger” transaction (the “Merger”), with Guerrilla RF Operating Corporation continuing as the surviving entity and as a wholly-owned subsidiary of Guerrilla RF, Inc. All of the outstanding shares of common and preferred stock of Guerrilla RF were converted into shares of our Common Stock. The business of Guerrilla RF became our business as a result of the Merger. Following the consummation of the Merger, Guerrilla RF changed its name to “Guerrilla RF Operating Corporation.” Immediately after completion of the Merger, we changed our name to “Guerrilla RF, Inc.” On May 30, 2023, Guerrilla RF Operating Corporation was merged with and into Guerrilla RF, Inc.

Our telephone number is (336) 510-7840. Our website address is www.guerrilla-rf.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

Glossary of Terms and Abbreviations

64T64R, 32T32R, 16T16R, 8T8R systems — Describes the number of transmit and receive paths in a 5G system architecture.

5G — A technology standard to increase the speed or amount of data communicated in a cellular network relative to 3G or LTE networks.

AEC-Q100 — Automotive Electronic Council’s electronic stress qualification standard for integrated circuits.

Cellular booster/DAS — System which extends and distributes a cellular signal within buildings such as below-ground, large-area, or high-rise structures.

Cellular Compensator — Improves a cellular link inside a motorized vehicle by using an antenna outside the vehicle in combination with amplifiers to boost the signal in both the transmit and receive paths.

Cellular Repeater — Improves poor cellular service by boosting signal strength inside a building or structure.

C-V2X — Cellular-technology-based vehicle-to-everything communication standard.

CMOS — Complementary MOS (metal oxide semiconductor), widely used semiconductor transistor architecture.

Copper lead frame — Copper-based substrate used as a foundation for semiconductor packages.

DAB — Digital audio broadcasting. A terrestrial-based digital radio standard (HD Radio).

Design win — Acknowledgment by an end-user customer that a product has been chosen or finalized for use in the customer’s system or application.

Die/Chip — An individual semiconductor device on the wafer.

Distribution-customer — A customer that purchases Guerrilla RF products to sell to a third-party rather than for its own use.

DSA — Digital step attenuator.

DSRC — Dedicated short-range communications. (Typically used in electronic toll collection).

End-user customer — The ultimate customer that utilizes or incorporates our products into its own products or solutions whether it purchased our products directly from Guerrilla RF or a third party.

EAR — Export Administration Regulation.

Fab — Fabrication, generally refers to a semiconductor wafer fabrication facility.

Fabless — Semiconductor company that utilizes pure-play or outsourced wafer fabrication partners rather than owning and operating their own wafer foundry.

FM/DAB — Terrestrial-based radio broadcast standards.

GaN — Gallium nitride semiconductor process used in high-power amplifier applications.

GaAs HBT — Gallium arsenide heterojunction bipolar transistor. A semiconductor process allowing higher efficiency and improved linearity compared to GaAs MESFET processes.

GaAs pHEMT — Gallium Arsenide pseudomorphic high electron mobility transistor. A semiconductor process that allows larger bandgap differences, thus providing higher performance than a GaAs MESFET technology.

Gain blocks, switches, power detectors, drivers, mixers, digital step attenuators, high power amplifiers — Functional building blocks of RF components in a typical radio frequency system or architecture.

GHz — Frequency of operation (in Gigahertz) in an RF system.

GPS/GNSS — Global satellite positioning technologies.

IP — Intellectual property.

LNA — Low noise amplifier.

Linear driver amplifier — An amplifier used before the final amplification stage that produces increased power levels while adding minimal distortion to the output signal.

mMIMO active antenna array — Massive multiple-input and multiple-output antenna systems that include beamforming ability.

MMIC — Monolithic microwave integrated circuit. An integrated circuit designed to utilize microwave frequency bands. (300MHz to 300GHz).

MESFET — Metal-semiconductor field-effect transistor, a type of transistor.

OEM — Original equipment manufacturers.

PA — Power Amplifier.

Package lead frame — Substrate (typically copper) used as a foundation to mount and package semiconductor devices.

pHEMT — Pseudomorphic high electron mobility transistor, a type of transistor.

Point-to-point radio — Radio link used between two communication endpoints or devices.

RF — Radio frequency.

RFIC — Radio frequency integrated circuit.

RFID — Radio frequency identification.

SDARS — Satellite Digital Audio Radio Service (e.g., Sirius XM Satellite Radio).

Si — Silicon — Standard fabrication process used for semiconductor processing.

SOI — Silicon on insulator. Fabrication process used for semiconductor manufacturing. This process choice is beneficial to reduce parasitic capacitance for a device.

Tape and reel — A method of packing surface mount devices by placing each device in an individual pocket on a carrier tape. Clear tape is applied to contain the device within the pocket. The carrier tape is wound on a reel, easing device handling and transportation.

Telematics — The convergence of telecommunications and information processing. The term is generally used for describing systems used in motor vehicles.

UWB — Ultra-wideband Radio technology using very low energy levels for short-range, high-bandwidth communications.

V2X — Vehicle-to-everything. Communication technology to allow vehicles to communicate with other vehicles, infrastructure, pedestrian devices, etc.

Wafer — Thin slice of semiconductor material used as the substrate for building electronic circuits. Wafers are the output from the semiconductor foundry process before the assembly/packaging processes.

WiFi — Wireless network protocol, based on the IEEE 802.11 family of standards.

Wireless backhaul point-to-point — A method used by communication providers to use wireless data links to connect radio towers or the core network.

Wireless infrastructure — Systems designed or used by network operators or other professionals to ensure strong communication links to consumers or customers.

Overview of Guerrilla RF

Guerrilla RF is a fabless semiconductor company based in Greensboro, N.C. Guerrilla RF was founded in 2013 with a mission to employ RF semiconductor technology to deliver RF solutions to customers in underserved markets. Over the past several years, Guerrilla RF has become a leader in developing high-performance MMIC products for wireless connectivity. It continues to target underserved markets and customers, delivering a range of high-performance MMIC products and associated technical support to a diverse set of customers that enable a more connected world.

Guerrilla RF possesses in-house design, applications, sales, and customer support functions as a fabless semiconductor company. It outsources the manufacture and production of its MMIC products to subcontractors located overseas, providing access to multiple semiconductor process technologies. Guerrilla RF’s primary external wafer foundries are in Taiwan and Singapore, and its primary assembly and test suppliers are located in Malaysia and the Philippines.

Our Industry

Global demand for ubiquitous, always-on connectivity has increased over the past several years, driving data traffic over wireless and wired networks.  We believe that wireless and wired markets are undergoing multi-year technology upgrade cycles to keep pace with this demand.

Cellular operators have been migrating to 5G technology to improve efficiency, increase data throughput, reduce signal latency, and enable massive machine-to-machine connectivity.  Because 5G networks operate on different frequencies (low-, mid-, and high-band spectrum) and coexist with prior cellular standards, we believe 5G deployments will increase the content opportunity for Guerrilla RF’s infrastructure RF products.

As an example, over the past several years, automakers have added more entertainment and safety features to their automobiles due in part to customer demands and in part due to increased demand for electric vehicles (EV) and an increasing focus on the development of autonomous vehicle technologies.  We expect this trend to continue to increase demand for RF semiconductors in modern automobiles.  We believe this trend offers a growing content opportunity for Guerrilla RF’s automotive RF products.

The COVID-19 pandemic placed even more demand on the need for contactless and wireless communication in all aspects of human existence.  Our technology helps meet that demand and facilitates rapid and contactless communication.

Our Markets

Our business is diversified across the following markets:  Wireless Infrastructure, Automotive, and Catalog Markets.

Wireless Infrastructure

The wireless infrastructure market is characterized by the deployment of 5G networks over sub-7 GHz and millimeter wave frequencies, often with mMIMO active antenna arrays, which may significantly increase the number of RF transmit and receive channels.  These 5G networks require a broad portfolio of highly efficient RF solutions that increase capacity and expand coverage in a compact form factor.  We support wireless infrastructure OEMs located across the globe with a broad portfolio of RF solutions serving all major/applicable frequency bands under 7 GHz.  Our Satellite Communication (“SatCom”) application supports satellite to cellular infrastructure. In addition, our portfolio of devices offering a wide range of gain, linearity, and noise figure performance lend themselves to use in various demanding applications in certain product markets, including those referenced above.

Automotive

Next-generation wireless technologies are enabling new use cases in automotive wireless connectivity, including V2X applications that facilitate direct, high-speed communication.  These new use cases require complex RF solutions spanning multiple protocols, including GPS, satellite radio, DAB, WiFi, 5G (sub-7 GHz), and UWB.

Catalog Markets

Other markets (which we group and refer to as ‘Catalog Markets’) include satellite navigation, cellular repeaters, point-to-point radios, RFID/asset tracking, defense, wireless audio, and test and measurement, as well as other high-performance RF applications.  Our satellite navigation solutions enable precision location finding for agricultural, aviation, maritime, mining, and construction applications.  Our solutions for the cellular repeater and point-to-point radio markets facilitate network densification and expanded coverage.  Our offerings enable longer battery life and improved coverage for RFID/asset tracking and defense radios.  In addition, our portfolio of devices offering a wide range of gain, linearity, and noise figure performance lend themselves to use in various demanding applications in certain product markets, including those referenced above.

Our Products

Guerrilla RF’s portfolio of products has been developed to improve performance, reduce complexity, enable smaller form factors, and solve other critical RF challenges.

Wireless Infrastructure

Our solutions for SatCom and mMIMO systems include LNAs, linear driver amplifiers, digital step attenuators, and discrete PAs.  In addition, we are in the course of developing GaN amplifier modules and continuing to grow our wireless infrastructure product offerings.

Automotive

We provide automotive RF connectivity products, including LNAs, linear driver amplifiers, switches, PAs, and front-end solutions.  Our automotive products are designed to meet or exceed AEC-Q101 quality and reliability standards, and we supply automotive OEMs, tier-1 suppliers, and chipset vendors.

Catalog Markets

We supply various standard RF catalog components to several markets.  Our products’ unique combination of low noise, broad bandwidth, and high linearity suit many applications, including wireless audio equipment, defense and first responder 2-way radios, test and measurement equipment, cellular repeaters, and wireless backhaul point-to-point links.

Our Operations

Research and Development

Since our inception, Guerrilla RF has focused on under-served markets by providing industry-leading performance in discrete and integrated RF devices including ultra-low noise amplifiers (Ultra-LNAs), gain blocks, drivers, PAs, switches, mixers, power detectors, digital step attenuators, and infrastructure-class high power amplifiers.

We invest in research and development (“R&D”) to develop products necessary to serve our target markets.  Our R&D activities typically support competitive design win opportunities for significant programs at key customers, which require best-in-class performance, size, cost, and functional density.  We also invest in R&D to develop new products for broader market applications.  Our R&D efforts require us to focus on continuous improvement and innovation in fundamental areas, including software, simulation and modeling, systems architecture, circuit design, device packaging, module integration, and test-related materials and designs.

As a fabless semiconductor company, we utilize our wafer foundry manufacturing suppliers’ GaAs, GaN, and SOI CMOS process technologies.  We combine these technologies with proprietary design methods, IP, and applications engineering expertise to improve performance, increase integration and reduce the size and cost of our products.

We work with our package and test suppliers to develop and qualify advanced packaging technologies to reduce component size, improve performance and reduce package costs.  Our manufacturing partners’ capabilities enable us to bring these technologies to market in high volumes.  R&D expenses totaled $10.3 million for the year ended December 31, 2023, and $8.1 million for the year ended December 31, 2022.  R&D activities in 2023 focused on developing and releasing 12 new products to bring Guerrilla RF's product catalog to a total of 131 products at the end of 2023.

Raw Materials

We utilize an outsourced manufacturing model, and our manufacturing suppliers purchase raw materials to support our requirements.  Our suppliers typically use industry-standard raw materials, which reduces supply chain risk.  In addition, we purchase passive components for use in modules that include tuning components.

Between 2020 and 2022, the semiconductor industry experienced supply constraints for specific raw materials, including wafers and package lead frames.  During 2023, there constraints eased and lead times began to return to pre-pandemic levels.  We continue to work closely with our manufacturing partners, developing long-term strategic partnerships to forecast our product needs and achieve adequate manufacturing capacity to mitigate the risk of having limited availability of raw materials suppliers.  As a result of these strategic partnerships, we can add suppliers, redesign products using alternative raw materials, qualify multiple wafer foundries, and extend or add supply commitments to provide flexibility in our supply chain.

Manufacturing

We believe that our outsourced manufacturing strategy allows us to identify the optimum semiconductor process technology for each product while ensuring we pay competitive prices for manufacturing.  Our manufacturing suppliers are broadly distributed around the globe.  We qualify additional manufacturing sites and sources of supply to reduce the risk of supply interruptions or price increases, and we closely monitor our suppliers’ key performance indicators.  In addition, we seek to ensure that materials and manufacturing services are available from multiple sources.  Our product manufacturing comprises a two-step process:  (i) wafer fabrication; and (ii) packaging.  Wafers are produced in wafer foundries by subcontractors and shipped to our assembly subcontractors for packaging.  Most of our products are manufactured using a single die which is placed on a copper lead frame.  We use bond wires to connect terminals on the package to the appropriate pads on the die.  Material composition and wire length significantly affect the performance of the end product.  Once a product has completed manufacturing, each device is RF-tested to ensure it meets published specifications.  We transfer compliant devices to tape and reel -- the generally accepted method customers use in their downstream manufacturing processes.

We subcontract with multiple wafer foundries located in Taiwan and Singapore.  We currently utilize GaAs HBT, GaAs pHEMT, and SOI process technologies; however, we are currently developing new products using those technologies and GaN technologies.

We partner with multiple test and assembly (packaging) subcontractors in Malaysia and the Philippines, each of whom we consider highly experienced and well-suited to support our new product roadmap.  In addition, we believe that having multiple relationships provides us with additional capacity and flexibility, which is critical to risk mitigation.

Manufacturing yields vary significantly based on many factors, including product complexity, performance requirements, and the maturity of the chosen manufacturing processes.  To maximize wafer yields and quality, parameters are measured throughout the manufacturing process to ensure the systems are in control and produce the expected outputs.  Ongoing reliability monitoring and numerous quality control inspections are also conducted throughout the production flow to ensure that we deliver high-quality products to our customers.  Semiconductor fabrication is a specialized field requiring highly controlled and clean environments.  As a result, the die on a wafer can become defective due to minute impurities, variances in the fabrication process, or defects in the masks used to transfer circuit patterns onto the wafers.

Our subcontractors’ manufacturing facilities are certified to the ISO 9001 quality standard, and select locations are accredited to additional automotive (IATF 16949) and environmental (ISO 14001) standards.  These stringent standards are audited and certified by third-party certification bodies.  The ISO 9001 standard is the international standard for creating a quality management system.  IATF 16949 is the highest international quality standard for the global automotive industry and incorporates specific additional requirements for the automotive industry.  ISO 14001 is an internationally agreed-upon standard for an environmental management system.  Many of our key vendors and suppliers are certified to be compliant with these standards.

Our Customers

We design, develop, manufacture, and market products for leading domestic and international original equipment manufacturers and original design manufacturers.   We also collaborate with leading reference design partners and design consultants globally.

Our products serve the needs of a wide variety of customers across multiple industries including automotive, infrastructure, SatCom, cellular boosters/DAS, and general catalog components. Within general catalog components our customers purchase our products for various RF applications including wireless audio, RFID, and Internet of Things. The majority of sales are made via independent distributions accounting for 93% of all revenue in 2023 and 85% in 2022.

Governmental Regulation

The semiconductor industry in which we operate is highly regulated, and the products and solutions we provide are subject to a complex set of federal, State, and country-specific laws and regulations.  We are also subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), which prohibits improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business and requires companies to maintain accurate books and records and a system of internal accounting controls.

Import/Export Controls

Sales to international customers are subject to the U.S. Department of Commerce import/export controls.  A license may be required to export a product to a customer depending on the technical capability of the underlying product, the actual end customer purchaser, the known end use of the product, or due to the export country location.  Most of the products, services, and technologies that fall within the scope of the Export Administration Regulations are not specifically controlled for export and are classified as “EAR99”.   As of December 31, 2023, none of our products were subject to export licenses and, as such, were classified as EAR99.  As such, they fall under the U.S. Department of Commerce's jurisdiction and are not included in the U.S. Department of Commerce’s Control List.  We are also required to adhere to the Entity List published by the U.S. Department of Commerce’s Bureau of Industry and Security (https://www.bis.doc.gov/index.php/policy-guidance/lists-of-parties-of-concern/entity-list ).

We are also subject to import/export controls, tariffs, and other trade-related regulations and restrictions in countries where we conduct business.  These controls, tariffs, regulations, and restrictions (including those related to, or affected by, United States-China relations, as discussed below) may impact our business, including our ability to sell products and manufacture or source components.

Environmental

Guerrilla RF and our overseas manufacturing subcontractors are subject to various extensive and changing domestic and international federal, State, and local governmental laws, regulations, and ordinances related to the use, storage, discharge, and disposal of toxic, volatile, or otherwise hazardous chemicals used in the manufacturing process.

We monitor our manufacturing subcontractors and their compliance with applicable environmental laws and regulations.

We require that our suppliers certify their compliance with applicable environmental laws and regulations related to hazardous materials used in the manufacturing, assembly, and testing of our products, particularly materials retained in the final product.  In addition, we have developed specific restrictions on the content of certain hazardous materials in our products and those of our suppliers and outsourced manufacturers and subcontractors.  This practice helps ensure our products are compliant with the requirements of the markets into which we sell our products and with our customers’ needs.

Other Governmental Regulations

Government regulations are subject to change in the future.  Accordingly, we cannot assess the possible effect of compliance with future requirements or whether our compliance with such regulations will materially impact our business, results of operations, or financial condition.

Sales and Marketing

We sell our products worldwide through a network of U.S. and foreign sales representative firms and distributors, and directly to customers.  We select our domestic and foreign sales representatives based on their technical skills and sales expertise, complementary product lines, and customer bases.  In addition, we provide ongoing educational training about our products to our internal and external sales representatives and distributors.  We maintain an internal sales and marketing organization responsible for key account management, customer application engineering support, sales, and advertising literature, and technical presentations for industry conferences.  Our direct sales personnel are located throughout the world.  We handle all our technical customer support out of our headquarters in Greensboro, N.C.

Our website contains extensive product information and includes state-of-the-art parametric search tables that allow engineers to locate products quickly and easily.  Customers can learn about our products, and download datasheets, product catalogs, s-parameters, application notes, and many other technical documents from our website.  Our team of application engineers interacts with customers during all design and production stages, maintains regular contact with customer engineers, provides product application notes and engineering data, and assists in resolving technical problems.  We maintain close relationships with our customers and provide them with technical support to help them anticipate future product needs.  We actively seek their input to guide our product roadmaps.

Seasonality

Our sales are generated via standard purchase orders or specific agreements with customers.  Historically, we have experienced seasonal fluctuations in the sale of our products driven by our customers' individual demands, oftentimes with the third and fourth quarters of our fiscal year experiencing stronger customer sales demands.

Competition

We operate in competitive environments across all of our market segments.  Our end-user customers’ product life cycles can be relatively long compared to mobile phones or similar consumer products.  For example, wireless infrastructure and automotive market product life cycles can be in the 5-10 year range compared to the 12-18 month range for mobile phones or similar products.  Our ability to effectively compete is primarily determined by our ability to innovate with new products, improve existing products already on the market, maintain close relationships with our supply chain partners and key customers, and deliver new and improved products before our competitors.  In addition, our competitiveness is affected by the quality of our customer service and technical support.

We compete primarily with Qorvo, Inc., NXP Semiconductors N.V., Skyworks Solutions, Inc., and MACOM Technology Solutions Inc.

Many of our current and potential competitors have entrenched market positions and customer relationships, established patents, and other intellectual property and substantial technological capabilities.  The selection process for our products is highly competitive, and our end-user customers provide no guarantees that they will include our products in the next generation of their products.  Additionally, many of our competitors may have significant financial, technical, manufacturing, and marketing resources, which may allow them to implement new technologies and develop new products more quickly.

Intellectual Property (IP)

Our IP, including patents, copyrights, trademarks, and trade secrets, is essential to our business, and we actively seek opportunities to leverage our IP portfolio to promote our business interests.  We also actively seek to monitor and protect our global IP rights and deter unauthorized use of our IP and other assets.  Such efforts can be complex because of the absence of consistent international standards and laws.  Moreover, we respect the IP rights of others and strive to mitigate the risk of infringing or misappropriating third-party IP.

Patent applications are filed within the U.S. and may be filed in other countries where we have a market presence.  On occasion, some applications do not mature into patents for various reasons, including rejections based on prior art.  In addition, the laws of some foreign countries do not protect IP rights to the same extent as U.S. laws.  We have two patents, each of which will expire in February 2034.  Because of our rapid innovation and product development and the comparatively slow pace of patenting processes, our products could be obsolete before the related patents expire or are granted.  However, we believe the duration and scope of our patents are sufficient to support our business, which as a whole is not significantly dependent on any one particular patent or IP right.  As we expand our products and offerings, we also seek to expand our patent prosecution efforts to cover such products.

We periodically register federal trademarks, service marks, and trade names that distinguish our product brand names in the market.  We also monitor these marks for their proper and intended use.  Additionally, we rely on non-disclosure and confidentiality agreements to protect our interest in confidential and proprietary information that gives us a competitive advantage, including business strategies, unpatented inventions, designs, and process technology.  Such information is closely monitored and made available only to those employees whose responsibilities require access to the data.

Rights in trademarks, service marks, and trade names do not have expiration dates.  Of those rights, we have eight federal registrations at the United States Patent and Trademark Office (USPTO).  The registrations have (and will have) technical expiration dates, but each is renewable indefinitely.

Human Capital

We believe that our employees are our greatest assets, and we must continue to attract, develop, retain, and motivate our employees to remain competitive and execute our business strategy.  We strive to meet these objectives by offering competitive pay and benefits in a diverse, inclusive, and safe workplace.  In addition, we provide opportunities for our employees to grow and develop their careers.

As of December 31, 2023, we had 60 employees including three international employees.  By region, approximately 95% of our total employees are located in the United States and 5% in Asia.  By primary job function, about 50% of our employees have engineering or technician roles, 6% are in operations, and 44% have sales, marketing, or other administrative roles.  None of our employees is represented by labor unions or covered by collective bargaining agreements.  We consider our relationship with our employees to be good.

Competitive Pay and Benefits

We provide compensation and benefits packages that we believe are competitive within our industry.  We use a combination of compensation and other programs (which vary by region and salary grade) to attract, motivate and retain our employees, including stock option awards, retirement programs, unlimited personal time off, and health and wellness benefits and programs. In addition, we benchmark our compensation and benefits packages annually to remain competitive with our peers and attract and retain talent throughout our organization.

Employee Recruitment, Retention, and Development

We are committed to recruiting, hiring, retaining, promoting, and engaging a diverse workforce to serve our global customers.  We have established relationships with professional associations and industry groups to attract talent proactively.  In addition, we partner with universities to recruit undergraduate and graduate students for our internship program and entry-level positions.  We also invest in employee development programs to provide employees with the training and education they need to help them achieve their career goals and build relevant skills.

We believe our unique corporate culture, competitive compensation and benefits programs, and career growth and development opportunities promote longer employee tenure and reduce turnover.  We monitor employee turnover rates as our success depends upon retaining and investing in our highly skilled technical staff.  As a result, our attrition rate has consistently been below the technology industry average.

Diversity, Equity, and Inclusion

We value the uniqueness that an inclusive and diverse global team brings to our company.  Therefore, we are focused on creating an environment that leverages the perspectives and contributions of each employee.

Safety, Health, and Wellness

We prioritize safe working conditions.  We are committed to an injury-free workplace and provide dedicated workplace training and leadership support to reduce or eliminate health and safety risks.

Facilities

Our corporate headquarters are located in Greensboro, NC, where we lease approximately 50,000 square feet of office space under a lease agreement that commenced in the first quarter of 2023 when we took possession of the building.  The lease term for our headquarters is 10 years and two months.  We also continue to lease our old headquarters building, consisting of approximately 10,000 square feet of office space, and this lease expires in June 2024 subject to a right to early termination upon payment of an early termination fee.  In 2023 we sublet a portion of our old headquarters building for a period of six months.

Legal Proceedings

We are not a party to any material pending legal proceedings.  We may become involved in lawsuits and legal proceedings that arise in the ordinary course of business from time to time.

Available Information

Our website address is www.guerrilla-rf.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such reports, when available, are filed with the SEC. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC will be available free of charge on our website at www.guerrilla-rf.com when such reports are available on the SEC’s website. The SEC maintains a website that contains reports, proxy and information statements, and other information that issuers file electronically with the SEC at www.sec.gov.

The contents of the websites referred to above are not incorporated into this filing.  Further, our references to the URLs for these websites are intended to be inactive textual references only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties as described under the heading “Cautionary Note Regarding Forward-Looking Statements” elsewhere in this prospectus.  You should review the disclosure under the heading “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Guerrilla RF is a fabless semiconductor company based in Greensboro, N.C. Guerrilla RF was founded in 2013 with a mission to employ RF semiconductor technology to deliver RF solutions to customers in underserved markets.  Over the past several years, Guerrilla RF has become a leader in developing high-performance MMIC products for wireless connectivity.  It continues to target underserved markets and customers, delivering a range of high-performance MMIC products and associated technical support to a diverse set of customers that enable a more connected world.

Guerrilla RF possesses in-house design, applications, sales, and customer support functions as a fabless semiconductor company.  We outsource the manufacture and production of our MMIC products to subcontractors located overseas, providing access to multiple semiconductor process technologies.  Guerrilla RF’s primary external wafer foundries are in Taiwan and Singapore, and our primary assembly and test suppliers are located in Malaysia and the Philippines.

FISCAL 2023 FINANCIAL HIGHLIGHTS

● Revenue for fiscal year 2023 increased 30.0% as compared to fiscal year 2022.  Revenue gains came from the acquisition of new customers, the release and ramp of new product programs and through gain of market share in automotive, wireless infrastructure, and catalog. Within catalog, wireless audio and SatCom drove revenue increases. Our automotive products experienced significant order volume increase from our OEM customer including a new direct EV automotive customer, as well as growth from our customers who are major electronics suppliers to automotive OEM’s automotive component suppliers.

● Gross profit for fiscal year 2023 was 57.1% of revenues as compared to 58.3% for fiscal year 2022.  Although the Company has continued to experience supply chain price increases, we have been able to mitigate the effect of these increases by increasing the prices we charge our customers related to the raw materials and assembly/test cost increases we experienced.  Product contribution margins remained relatively flat, decreasing from 71.5% in 2022 to 70.5% in 2023.  Product contribution margins were partially offset by higher overhead costs, on a comparative period basis, which increased due to headcount additions in our Quality group, as well as increased facility costs.

● Operating loss was $12.9 million for 2023 as compared to $11.1 million for 2022. This increase in operating loss was due to higher operating expenses primarily in our engineering and research and development areas rising $2.2 million or 27%.  Sales and marketing expenses also increased, rising $1.0 million to $5.7 million or 18%.  Administration costs experienced a small increase of $0.4 million or 8%.

● Net loss per share was $2.25 and $2.17 for fiscal year 2023 and 2022, respectively.

● Purchases of property, plant and equipment were $0.1 million for fiscal year 2023 and $0.5 million for the fiscal year 2022.  The majority of capital expenditures for 2023 are related to capital additions for the Company's laboratory equipment and related facilities.

Ongoing Funding of Operations

As a relatively young company in its early stages of market penetration and customer acquisition, we have historically sought funding to support our operations and our research and development efforts, in furtherance of new product introductions, market share increases, and participation in new markets.  On April 7, 2024, we completed a private placement offering of approximately $5 million, raising net cash proceeds of approximately $3 million, after deduction of expenses and the conversion of existing debt, in an initial closing on March 28, 2024 and a subsequent additional closing on April 7, 2024.  We project these funds will be adequate to fund the business for the rest of this fiscal year and beyond.  However, we may seek additional funding from capital and debt markets to support new product develop efforts, take advantage of business opportunities, and expand our sales and marketing capabilities and reach.

New Headquarters

In the first quarter of 2023, we moved into a new headquarters building in Greensboro, NC to support our growing employee base and research and development and customer support laboratory space requirements.  The new facility incorporates over 50,000 square feet of office and clean laboratory space, and replaced our former headquarters (also in Greensboro) of approximately 10,000 square feet of space.

Distributor and Sales Networks

We work with global distributors and sales representatives to promote and expand our sales force.  Guerrilla RF leverages these ongoing business partnerships for long-term sales and market strategies.  In 2022, we expanded our sales representative network in North America, Korea, Japan, and China.  Currently, we work with three large electronic component distributors and over 19 sales representative organizations worldwide.

Key Metrics (Non-GAAP Measures)

These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Company results as reported under GAAP.  The Company compensates for such limitations by relying primarily on GAAP results and using non-GAAP measures only as supplemental data.  In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures, as defined by us, may differ from and may not be comparable to similarly titled measures used by other companies.

We regularly review the following key metrics to measure our performance, identify trends affecting our business, formulate financial projections, make strategic business decisions, and assess working capital needs.

	Year Ended December 31,
	2023	2022
Key Metrics
Number of products released	12	18
Number of total products	131	119
Number of products with lifetime revenue exceeding $100 thousand	62	52
Product backlog (in millions)	$5.96	$4.50

Number of products released:  The total quantity of distinct new products released into production (products that have completed design, quality, and supply chain readiness) for the period.

Number of total products:  The cumulative number of production-released products since Guerrilla RF's inception through the end of the period.

Number of products with lifetime revenue exceeding $100 thousand:  The number of products that have achieved the threshold of cumulative sales of $100,000 since our inception through the end of the period.

Product backlog:  The amount of product sales that have been committed to by customers, but have not yet been completed, shipped, or invoiced.  The Company's product backlog can be materially impacted by supply chain constraints, a shift in customer ordering patterns whereby customers place orders in anticipation of extended product delivery lead times, or other customer order delivery request modifications.  Furthermore, because the Company partners closely with a number of its customers to produce high-performance, quality components that are often designed into customers’ end products, immediate substitution of the Company’s products is neither typically desired by customers nor necessarily feasible.  As such, the Company has not historically experienced significant order cancellations, and the Company does not expect significant order cancellations in the future.  The Company closely monitors product backlog and its potential impact on the Company’s financial performance.

Components of Results of Operations

Revenues

We derive our revenue from sales of high-performance RF semiconductor products.  We design, integrate, and package differentiated, semiconductor-based products that we sell to customers through our direct sales organization, a network of independent sales representatives, and distributors.  We generate revenue from customers located within and outside the U.S. In addition to sales to customers, we generate royalty revenue under a royalty agreement with one semiconductor manufacturer.

Direct Product Costs and Gross Profit

Direct Product Costs.  Our direct product costs consist of actual direct product expenses, salaries and related expenses, overhead, third-party services vendors, and depreciation expense related to the equipment and information technology costs incurred directly in the Company’s revenue-generating activities.

Gross Profit.  Our gross profit is calculated by subtracting our direct product costs from revenues.  Gross margin is expressed as a percentage of total revenues.  Our gross profit may fluctuate from period to period as revenues fluctuate due to the mix of products we sell to customers, royalty revenue volume, operational efficiencies, and changes to our technology expenses and customer support.

We plan to focus on and grow the sales volume of new and existing products with the highest gross margin.  We intend to continue investing additional resources in our engineering and design capabilities, which drive our research and development efforts and, in turn, drive additional revenue streams and enable us to improve our gross margin over time.  The level and timing of investment in these areas could affect our direct product costs in the future.

Operating Expenses

Operating expenses consist primarily of research and development expenses, sales and marketing expenses, and employee compensation costs for operations management, finance, accounting, information technology, compliance, and human resources personnel.  In addition, general and administrative expenses include non-personnel costs, such as facilities, legal, accounting, and other professional fees, and other supporting corporate expenses not allocated to other departments.  We expect our general and administrative expenses will decrease in the near term as the Company continues to focus on expense reduction.  Over the longer term we expect general and administrative expenses to grow in absolute dollars as our business grows, but we expect general and administrative expenses to decrease as a percentage of revenues in the coming years.

Research and development expenses consist of costs for the design, development, testing, and enhancement of our products and are generally expensed as incurred.  These costs consist primarily of personnel costs, including salaries, benefits, bonuses, and share-based compensation for our product development personnel.  Research and development expenses also include training costs, product management, third-party partner fees, and third-party consulting fees.  We expect our research and development expenses to increase in absolute dollars as our business grows, but as a percentage of revenues, R&D expenses are expected to decrease.

Sales and marketing expenses consist primarily of employee compensation costs related to sales and marketing, including salaries, benefits, bonuses, and share-based compensation, costs of general marketing activities and promotional activities, travel-related expenses, and allocated overhead.  Sales and marketing expenses also include costs for advertising and other marketing activities.  Advertising is expensed as incurred.  As we expand our sales and marketing efforts, we expect our sales and marketing expenses will increase moderately in absolute dollars, but as a percentage of revenues, sales and marketing expenses are expected to decrease.

Administrative expenses consist primarily of employee compensation costs related to executive management of the Company, financial management, human resources and information technology.  In addition, administrative expenses include business and liability insurance, audit and legal fees as well as consulting and advising.  Currently the Company is focused on limiting the growth of administrative expenses and expect such expenses to decline moderately in the coming year.

Interest Expense

Interest expense consists primarily of the interest incurred on our debt obligations, our factoring arrangement expenses, the non-cash interest expense associated with the amortization of warrants issued to certain of our equityholders and debtholders that have a contingent beneficial conversion feature related to certain convertible notes payable, and lease expense related to our capital leases.

Change in Fair Value of Derivative Liabilities

Change in fair value of derivative liabilities is fully attributable to the call and put options features of the convertible notes for the year ended December 31, 2023. There was no change in fair value derivative liability in 2022.

Other Income (Expenses)

Other income (expense) for the years ended December 31, 2022 and 2023 was immaterial in each period (no more than $31 thousand). Included in other income (expense) were small transactions related to foreign currency transactions and lease/debt closing type transactions.

The following table summarizes the results of our operations for the periods presented:

	Year Ended December 31,
	2023	2022
Revenues	$15,078,316	$11,600,904
Direct product costs	6,473,477	4,835,632
Gross profit	8,604,839	6,765,272
Operating expenses:
Research and development	10,282,635	8,114,377
Sales and marketing	5,677,141	4,634,012
General and administrative	5,569,654	5,138,410
Total operating expenses	21,529,430	17,886,799
Operating loss	(12,924,591)	(11,121,527)
Other income (expenses):
Interest expense	(2,904,454)	(874,713)
Change in fair value of derivative liabilities	(142,200)	—
Other income (expenses)	4,951	(30,526)
Total other income (expenses), net	(3,041,703)	(905,239)
Net loss	$(15,966,294)	$(12,026,766)

Comparison for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022	$ Change	% Change
Revenues	$15,078,316	$11,600,904	3,477,412	30%

Revenues increased $3.5 million to $15.1 million for the year ended December 31, 2023, as compared to $11.6 million for the year ended December 31, 2022.  The increase in revenue was driven by the growth of product sales primarily in automotive. Overall, the number of products and customers continues to expand each year, driving revenue increases as we execute on our sales strategy in order to positively impact revenue through the expansion of our product choices to customers as well as the acquisition of new customers through marketing and sales activities.  Royalty and non-recurring revenue have become less important to our revenue plans and have declined from 2022 levels, down 62%, to $0.4 million for 2023 compared to $1.0 million for 2022.

We generate revenue from customers located within and outside the U.S.  While we have several large customers, we define major customers as those responsible for more than 10% of Guerrilla RF’s annual product shipment revenue.  Using this definition, Guerrilla RF had one major customer, Richardson RFPD, Inc. (“RFPD”), during the years ended December 31, 2023, and December 31, 2022.  RFPD, a large product distributor serving numerous end customers, generated 81% of product shipment revenue for the years ended December 31, 2023 and 2022.

Our existing product sales increased from $7.1 million for the year ended December 31, 2022 to $11.2 million for the year ended December 31, 2023, or 56%.  We continued to develop and sell new products into our markets, and new product sales grew from $3.4 million for the year ended December 31, 2022 to $3.6 million for the year ended December 31, 2023, or 6%.

International shipments amounted to $2.3 million (approximately 16% of product revenue) and $1.9 million (approximately 22% of product revenue) for the years ended December 31, 2023, and December 31, 2022, respectively.

Direct Product Costs and Gross Profit

	Year Ended December 31,
	2023	2022	$ Change	% Change
Direct product costs	$6,473,477	$4,835,632	1,637,845	34%
Gross profit	$8,604,839	$6,765,272	1,839,567	27%

Direct product costs increased $1.6 million to $6.5 million for the year ended December 31, 2023, compared to $4.8 million for the year ended December 31, 2022.  The 34% increase in direct product costs was driven by a product sales volume increase of 39% (excluding royalty and non-recurring revenue).  This increase was also impacted to a lesser extent by increased fixed overhead costs (Quality staffing and related costs).  Year-over-year gross profit increase was due to a sales volume increase of 39% partially offset by reduced product contribution margins from product mix changes from 2022 to 2023.

Research and Development Expenses

	Year Ended December 31,
	2023	2022	$ Change	% Change
Research and development	$10,282,635	$8,114,377	2,168,258	27%

Research and development expenses increased $2.2 million to $10.3 million for the year ended December 31, 2023, compared to $8.1 million for the year ended December 31, 2022.  The increase was attributable to $0.6 million of employee additions in our engineering department, and $1.6 million of facilities and information technology costs including prototype material, software and laboratory costs.

Sales and Marketing Expenses

	Year Ended December 31,
	2023	2022	$ Change	% Change
Sales and marketing	$5,677,141	$4,634,012	1,043,129	23%

Sales and marketing expenses increased $1.0 million to $5.7 million for the year ended December 31, 2023, compared to $4.6 million for the year ended December 31, 2022.  The 23% increase year over year was driven by employee additions in customer support and inside sales of $0.4 million, facilities and information technology costs of $0.5 million and $0.1 million of sales and marketing related expenses.

General and Administrative Expenses

	Year Ended December 31,
	2023	2022	$ Change	% Change
General and administrative expenses	$5,569,654	$5,138,410	431,244	8%

General and administrative expenses increased $0.4 million to $5.6 million for the year ended December 31, 2023, compared to $5.1 million for the year ended December 31, 2022.  The increase was primarily related to increases in wages and benefits of $0.2 million, $0.1 million of legal and professional fees, and $0.1 million related to general expenses. The increase in wages, benefits, and professional fees was driven by headcount additions within our information technology and accounting departments, and expenses related to being a public company.

Other Income (Expenses)

	Year Ended December 31,
	2023	2022	$ Change	% Change
Interest expense	$(2,904,454)	$(874,713)	$(2,029,741)	232%
Change in fair value of derivative liabilities	$(142,200)	$—	$(142,200)	0%
Other income (loss)	$4,951	$(30,526)	$35,477	(116)%
Total other income (expenses), net	$(3,041,703)	$(905,239)	$(2,136,464)	236%

Interest expense increased approximately $2.0 million to $2.9 million for the year ended December 31, 2023, compared to $0.9 million for the year ended December 31, 2022.  The increase was attributable to greater utilization of two loan facilities Guerrilla RF entered into in 2022, one of which was extended in the third quarter of 2023.  The first is an asset-based loan with a total available draw of up to $3.0 million secured by inventory and accounts receivables.  The second is a $12.0 million commercial line of credit which was fully drawn as of December 31, 2023.  In addition, we have entered into a number of smaller notes secured by equipment and facility improvements as well as unsecured convertible promissory notes.

During the year ended December 31, 2023, we recognized a change in fair value related to embedded derivatives.

Other income and expense was insignificant in 2022 and 2023.

Liquidity and Capital Resources

Our primary source of liquidity has been cash raised from private placements and debt financing.  As of December 31, 2023, we had cash resources of $0.8 million.  We also have two loan facilities, one of which is for up to $3.0 million with a specialty lender (referred to as the Spectrum Loan Facility, described in Note 5 to our consolidated financial statements), and the other of which is for up to $12.0 million with a different lender (referred to as the Salem Loan Facility, also described in Note 5 to our consolidated financial statements).  As of December 31, 2023, we had drawn down $1.2 million under the Spectrum Loan Facility and $12.0 million under the Salem Loan Facility.  Subsequent to our year-end close, in late March and early April 2024, we raised approximately $3 million net in a private placement offering to support our current and future liquidity needs.  The Company believes that its existing cash and cash equivalents following this raise will provide sufficient resources to support operations through the rest of this fiscal year and beyond. However, we may seek additional funding opportunities if management believes such funds can be successfully invested in business opportunities for the company.

As described in Note 1 to our consolidated financial statements, we have incurred recurring losses and negative cash flows from operations since inception and have an accumulated deficit at December 31, 2023 of $43.0 million.  We expect losses and negative cash flows to continue in the near term, primarily due to continued investment in research and development, sales and marketing efforts, and increased administration expenses as our Company grows.  We plan to continue to invest in the implementation of our long-term strategic plan and we anticipate that we will continue to narrow cash burn from historical levels so that cash reserves will provide the necessary working capital to conclude the company is a going concern.

The following table summarizes our sources and uses of cash for each of the periods presented.

Cash (used in) provided by:

	Year Ended December 31,
	2023	2022

Operating activities	$(13,454,990)	$(9,248,403)
Investing activities	(101,714)	(549,850)
Financing activities	9,997,615	8,824,675
Net decrease in cash	$(3,559,089)	$(973,578)

Operating Activities

Cash used in operating activities was $13.4 million and $9.2 million for the years ended December 31, 2023 and 2022, respectively.  Cash used in operating activities for the year ended December 31, 2023 principally resulted from our net loss of $16.0 million, with uses offset by non-cash depreciation and amortization of $1.6 million, non-cash interest expense related to debt refinancing of $0.4 million, accretion of notes payable of $1.2 million as well as $1.3 million in share-based compensation.  There was also $1.0 million provided from the decrease of prepaid expenses, an increase of accounts receivable of $1.0 million, and a decrease in operating lease expense of $0.1 million.   In addition, there was a $2.2 million decrease in accounts payable and accrued expenses and a $0.1 million decrease in inventory.

Cash used in operating activities for the year ended December 31, 2022, principally resulted from our net loss of $12.0 million.  Moderate decreases in our accounts receivable and a moderate increase in inventories along with a $0.9 million decrease in prepaid expenses and an increase of $0.8 million in accounts payable and accrued expenses in total had an overall positive impact on cash used in operations. Depreciation and amortization of $1.4 million and share-based compensation of $0.6 million additionally positively impacted net cash used in operating activities.

Investing Activities

Cash used in investing activities was $0.1 million and $0.5 million for the years ended December 31, 2023 and 2022, respectively.   Cash used in investing activities resulted from capital expenditures on property and equipment for all periods presented.

Financing Activities

Cash provided by financing activities during the year ended December 31, 2023, of $10.0 million was principally attributable to $6.1 million in net proceeds from two debt transactions noted above as well as total net proceeds from equity financing of $5.4 million.  Principal payments on capital leases reduced total cash provided by financing by $1.0 million.

Contractual Obligations and Commitments

The following summarizes our significant contractual obligations as of December 31, 2023.  As mentioned above associated with the move of our business headquarters in the first quarter of 2023, the Company anticipates at least another $0.7 million of excess construction costs and related interest and deferral fees for which it will be responsible, and they will become due in the first half of 2023.  We anticipate an annual lease expense of approximately $1.1 million over the 10-year and two-month term of the building lease.

	Payments due by period
	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
Purchase order obligations	$740,340	$740,340	$—	$—	$—
Long-term debt	698,600	—	466,756	231,844	—
Short-term debt	13,356,429	13,356,429	—	—	—
Operating lease obligations	6,922,477	745,969	1,074,223	1,186,858	3,915,427
Finance lease obligations	2,572,522	978,543	1,391,939	191,482	10,558
Total	$24,290,368	$15,821,281	$2,932,918	$1,610,184	$3,925,985

Off-Balance Sheet Arrangements

As of December 31, 2023 and 2022, we do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make certain estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and reported amounts of revenue and expenses during the reporting period.  Our most significant estimates and judgments involve the valuation of our share-based compensation, including the underlying estimated fair value of our Common Stock. Accordingly, actual results may differ from these estimates.  To the extent that there are differences between our estimates and actual results, our future consolidated financial statement presentation, financial condition, results of operations, and cash flows will be affected.

Other than as described under Note 2 to our audited consolidated financial statements, the Critical Accounting Policies and Significant Judgments and Estimates included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission on March 3, 2023, have not materially changed.

We believe that the accounting policies described below involve a greater degree of judgment and complexity.  Accordingly, these are the policies we think are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Liquidity and Going Concern

We have fully drawn down all available funds under the Salem Loan Facility ($12.0 million).  We continue to utilize to our fullest ability our asset based line with Spectrum, which we refer to as the Spectrum Loan Facility.  Subsequent to December 31, 2023, on April 7, 2024, we completed a private placement offering of approximately $5 million, raising net cash proceeds of approximately $3 million, after deduction of expenses and the conversion of existing debt to further support our current and future liquidity needs, in an initial closing on March 28, 2024 and a subsequent closing on April 7, 2024.  In addition, on March 28, 2024 Salem extended the maturity date of the Salem Loan Facility from April 30, 2024 to January 31, 2026.

Our recurring operating losses and operating plans have in the past raised substantial doubt about our ability to continue as a going concern for the next 12 months.  With the completion of the private placement and the extension of debt terms with Salem in Q1 of 2024, combined with our projections for narrowing losses over the coming 12 months we believe that our liquidity has improved significantly. However, we recognize that our projections are subject to a number of risks, many of which are outside of our control.  As a result, there remains uncertainty as to whether we have sufficient cash and cash equivalents to fund the business over the next 12 months.  If not, we will require to seek additional funding, which may not be available at rates acceptable to us, or at all.  This potential requirement for additional funding raises substantial doubt about our ability to continue as a going concern.  Our independent registered public accounting firm issued their audit report on our consolidated financial statements for the years ended December 31, 2023 and 2022, which included an explanatory paragraph as to our ability to continue as a going concern.

Share-Based Compensation

We recognize the grant-date fair value of share-based awards issued as compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award.  To date, we have not issued awards where vesting is subject to performance or market conditions.  The fair value of stock options is estimated at the time of grant using the Black-Scholes option pricing model, which requires the use of inputs and assumptions such as the estimated fair value of the underlying common stock, exercise price of the option, expected term, risk-free interest rate, expected volatility and dividend yield, the most critical of which is the estimated fair value of our Common Stock.

The estimated fair value of each grant and modification of stock options awarded during fiscal 2023 and fiscal 2022 was determined using the following methods and assumptions:

●	Estimated fair value of common stock. Beginning mid-2022, as trading volume increased, the Company started using the market trading value.
●

Expected term.  Due to the lack of a large public market for the trading of our Common Stock and the lack of sufficient company-specific historical data, the expected term of employee stock options is determined using the “simplified” method, as prescribed in SEC Staff Accounting Bulletin (“SAB”) No.107 (SAB 107), Share-Based Payment, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option.

●

Risk-free interest rate.  The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

●

Expected volatility.  The expected volatility is based on historical volatilities of peer companies within our industry which were commensurate with the expected term assumption, as described in SAB 107.

●	Dividend yield. We assume a dividend yield of 0% because we have never paid, and for the foreseeable future do not expect to pay, a dividend on our Common Stock.

The inputs and assumptions used to estimate the fair value of share-based payment awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.  As a result, if factors change and management uses different inputs and assumptions, our share-based compensation expense could be materially different for future awards.

The Option Price Method, or OPM, treats common stock as call options on a company’s enterprise value, with exercise prices based on the liquidation preferences of the preferred stock.  The OPM uses the Black-Scholes option-pricing model to determine the price of the call option.  The OPM is appropriate to use when the range of possible future outcomes is so difficult to predict that forecasts would be highly speculative.

Our Common Stock became quoted on the OTCQX, an OTC Markets Group trading platform, on May 13, 2022.  We began using our quoted Common Stock price as a fair value estimation factor to value our Common Stock once it achieved sufficient trading volume during the year ended December 31, 2022.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act.  Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.  We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we are no longer an emerging growth company, or affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act.  We have not elected to early adopt certain new accounting standards, as described in Note 2 of our consolidated financial statements.  As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our audited consolidated financial statements appearing elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of April 1, 2024:

Name	Age	Positions
Executive Officers
Ryan Pratt	46	Chief Executive Officer and Chairman
John Berg	63	Chief Financial Officer
Mark Mason	49	Chief Operating Officer
Kellie Chong	60	Chief Business Officer
Non-Employee Directors
Susan Barkal	61	Director
David Bell	67	Director
James (Jed) E. Dunn	63	Director
William J. Pratt	81	Director
Gary Smith	65	Director
Virginia Summerell	65	Director
Greg Thompson	61	Director

Executive Officers

Ryan Pratt is the founder of the Company and has served as its Chief Executive Officer and a member of the board of directors since 2014. Prior to founding the Company, Mr. Pratt served as Director of Engineering at Skyworks, Greensboro Design Center from June 2008 to February 2013. Previously, Mr. Pratt served in various roles at RF Micro Devices, Inc. (“RFMD”), a global company providing wireless communication products, now named Qorvo, Inc., including as Senior Design Engineer from January 2004 to May 2006, and as Design Engineering Manager from May 2006 to June 2008. Mr. Pratt holds a Bachelor of Science degree in Electrical Engineering from North Carolina State University and has 11 patents. We believe that Mr. Pratt is qualified to serve on our board of directors because he is the founder and Chief Executive Officer of the Company and due to his extensive business and technical experience in the radio frequency (“RF”) semiconductor industry.

John Berg has served as Chief Financial Officer of the Company since 2016. From December 1999 to March 2014, Dr. Berg served as Director of Finance at RFMD. Prior to joining RFMD, Dr. Berg served as Corporate Controller for Sara Lee Branded Apparel from 1985 to 1999. Dr. Berg holds a Bachelor of Science degree in Accounting from the University of North Carolina at Greensboro, an MBA from High Point University, a Master of Science degree in Accounting from the University of Connecticut, and a DBA from Northcentral University.

Mark Mason has served as Chief Operating Officer of the Company since July 2019. From February 2011 until July 2019, he was Vice President of Operations at Triad Semiconductor. Prior to joining Triad Semiconductor, Mr. Mason spent 14 years at RFMD, most recently as the Manager of the Production Test Development Multi-Market Products Group. Mr. Mason holds a Bachelor of Science degree in Electrical Engineering from West Virginia University.

Kellie Chong joined the Company in January 2022 as a Chief Business Officer. She has over 35 years of industry experience, including over 29 years at RFMD. Ms. Chong started as an integrated Circuit (IC) designer in 1992, served as a Director of Corporate Engineering in 1996, transitioned to oversee Global Positioning System (GPS) product line in 2003 to a Director of Filter Technology in 2006, a Director of Infrastructure and Standard Products in 2009, and lastly as the Director of the Broadband Product line in 2013 before leaving to join the Company. Earlier in her career, Ms. Chong worked as a test engineer at ASEA Brown Boveri and a design engineer for high-speed Analog to Digital Converter at Addacon (Micro Networks). Ms. Chong holds a Bachelor of Science degree in Electrical Engineering from the North Carolina State University and an Executive Management Masters certificate from the University of North Carolina at Greensboro.

Non-Employee Directors

Susan Barkal has served as a member of the board of directors since September 2022. Since 2021, she has served as the Senior Vice President of Quality, Supply Chain Executive, Chief Compliance Officer, and CFIUS Security Officer at Yageo Corporation, an electronic component manufacturing company. From 1999 until YAGEO’s acquisition of KEMET Corporation in 2020, Ms. Barkal served in various roles at KEMET, including as Senior Vice President of Quality and Chief Compliance Officer from 2009 to 2021. Ms. Barkal served as an Inside Board Director for the KEMET / TOKIN Electronics Joint Venture from 2014 to 2017. Ms. Barkal holds a Bachelor of Science degree in Chemical Engineering from Clarkson University and a Master of Science degree in Mechanical Engineering from California Polytechnic State University. We believe that Ms. Barkal is qualified to serve on our board of directors due to her extensive experience in the technology sector, particularly in global quality and compliance, portfolio management strategies, and new product development.

David Bell has served as a member of the board of directors since 2020. Mr. Bell has over 40 years of technology development experience. Mr. Bell co-founded Actev Motors, Inc. in December 2014, a company now focused on UVC ultraviolet light disinfection. He has served as Actev Motor’s Chief Executive Officer since its founding. Prior to co-founding Actev Motors, Mr. Bell served as President and Chief Operating Officer, then President and Chief Executive Officer at Intersil Corporation from 2007 to 2012. From 1994 to 2007, Mr. Bell served in various roles at Linear Technology Corporation, including as President from 2003 to 2007. Mr. Bell holds a degree in Electrical Engineering from the Massachusetts Institute of Technology. We believe that Mr. Bell is qualified to serve on our board of directors due to his experience as an entrepreneur and substantial operational experience, business acumen, and expertise in technology development.

James (Jed) E. Dunn has served as a member of the board of directors since 2016. Since 2013, Mr. Dunn has served as Managing Director at Newport LLC, a business advisory company assisting middle market companies focus on strategy and growth, where he co-founded the mergers and acquisition practice of the firm. Prior to Newport, Mr. Dunn served as the Chief Executive Officer at Piedmont Hematology-Oncology Associates, PLLC, from 2008 to 2012. From 1988 to 2007, Mr. Dunn was the Owner and Chief Executive Officer at Coleman Resources, a contract supplier of design, printing, fulfillment, and logistics services. Earlier in his career, Mr. Dunn served as a corporate lender at First Union Bank. Mr. Dunn currently serves as a director of Triad Growth Partners, Inc., a provider of technology commercialization services. He previously served on a number of boards, including the Board of Trustees for Washington and Lee University. Mr. Dunn holds a Bachelor of Arts degree in Economics from Washington and Lee University. We believe that Mr. Dunn is qualified to serve on our board of directors due to his experience as an entrepreneur and business advisor to middle market and start-up companies.

William J. Pratt has served as a member of the board of directors since 2014. In 1991, Mr. Pratt co-founded RFMD. He retired in 2008 as RFMD’s Chief Technology Officer. Mr. Pratt served as chairman of the board of directors of RFMD from 1991 until 2002. Mr. Pratt earned a Bachelor of Science degree in Electrical Engineering from Villanova University and brings significant experience as a semiconductors and technology professional. We believe that Mr. Pratt is qualified to serve on our board of directors due to his more than 30 years of experience in the wireless communications industry and his deep understanding of the challenges and issues facing semiconductor companies gained from his experience as co-founder and Chief Technology Officer of RFMD.

Gary Smith has served as a member of the board of directors since August 2020. Since August 2018, Mr. Smith has served as President at AMB Investments, LLC. Before joining AMB Investments, Mr. Smith served as President and Chief Executive Officer of North State Aviation, LLC, an aviation MRO, from September 2016 through July 2018, and as Vice President and General Manager of the Elastomers Group at Wabtec Corporation from January 2014 to September 2016. Earlier in his career, Mr. Smith served as Executive Vice President and Chief Financial Officer at Longwood Industries from 2011 to 2013, Kinetic Systems Inc. from 2008 to 2011, International Textile Group, Inc. from 2004 to 2008, and Cone Mills Corporation from 1999 to 2004. Mr. Smith holds a Bachelor of Science degree in Accounting and Finance from the University of North Carolina at Greensboro and an MBA from the Bryan School of Business, University of North Carolina at Greensboro. We believe that Mr. Smith is qualified to serve on our board of directors due to his extensive experience in global operations and financial leadership.

Virginia Summerell has served as a member of the board of directors since February 2023. From 1992 until 2021, Ms. Summerell served in various finance roles at Tanger Factory Outlet Centers, Inc., including as Senior Vice President of Finance and Treasurer from 2011 to 2021, contributing to the development of finance and treasury functions. Ms. Summerell helped the company navigate from a family-owned real estate development firm to a successful publicly traded Real Estate Investment Trust. Previously, she served in various roles in corporate, commercial and real estate banking at Bank of America and its predecessors. Ms. Summerell holds a Bachelor of Arts degree in Economics from Davidson College and an MBA from the Babcock School at Wake Forest University. We believe that Ms. Summerell is qualified to serve on our board of directors because of her substantial experience in finance, treasury and capital markets, in addition to broad experience in general management.

Greg Thompson has served as a member of the board of directors since 2019. Since 2013, Mr. Thompson has served as Director of Regional Sales and Business Development at pSemi Corporation, a Murata company, a manufacturer of high-performance RF CMOS integrated circuits. Prior to joining pSemi Corporation, Mr. Thompson was Vice President of Sales at RFMD from 1993 to 2011. Mr. Thompson holds a Bachelor of Science degree in Engineering and Management from Clarkson University and an MBA from Pepperdine University. We believe that Mr. Thompson is qualified to serve on our board of directors due to his substantial experience in the semiconductor and wireless communications industry, including broad operating experience in sales.

Corporate Governance

Board Composition

Our board of directors currently consists of eight members:  Ryan Pratt, Susan Barkal, David Bell, James (Jed) E. Dunn, William J. Pratt, Gary Smith, Virginia Summerell, and Greg Thompson.

Classified Board of Directors

Our board of directors is divided into three classes of directors, designated Class I, Class II, and Class III, with staggered three-year terms. Ordinarily, one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term will continue until the end of such director’s term and the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification, or removal. Our current directors are divided among the three classes as follows:

●	Ryan Pratt, Gary Smith and Greg Thompson are the Class I directors. Their terms will expire at the 2025 annual meeting of stockholders;

●	David Bell and Susan Barkal are the Class II directors. Their terms will expire at the 2026 annual meeting of stockholders; and

●	James (Jed) E. Dunn, William J. Pratt and Virginia Summerell are the Class III directors. Their terms will expire at the 2024 annual meeting of stockholders.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacancies on the board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

For independence purposes, we use the definition of independence applied by Nasdaq Stock Market LLC (“Nasdaq”), given the possibility of our potential uplisting to Nasdaq. Under the rules of Nasdaq, a listed company’s board of directors must be comprised of a majority of independent directors. A director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors has determined that all members of the board of directors other than Ryan Pratt, William J. Pratt and Gary Smith are independent directors, as defined under applicable Nasdaq rules. In making such independence determination, the board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the association of any of our non-employee directors with the holders of more than 5% of our Common Stock.

Family Relationships

There is one family relationship to note among the directors and executive officers.  Ryan Pratt, our Chief Executive Officer, is the son of William J. Pratt, a director.

Code of Business Conduct and Ethics

The board of directors adopted a Code of Business Conduct and Ethics (the “General Code”) which applies to all of our employees, officers, and directors, and the Executive Officer Code of Business Conduct and Ethics (the “Officer Code”), which applies to our Chief Executive Officer, Chief Financial Officer and our senior financial and accounting officers. The General Code outlines many standards, including those related to addressing compliance with laws, regulations, policies, and procedures; conflicts of interest; confidentiality; accuracy of financial statements and other records; and procedures for reporting violations of the General Code or any illegal or unethical business or workplace conduct. The Officer Code imposes additional standards on our Chief Executive Officer, Chief Financial Officer, and senior financial and accounting officers concerning our accounting and financial reporting. Generally, the Officer Code requires those individuals to bring to the attention of the Chief Executive Officer and, in certain circumstances, the Audit Committee, any material information which comes to their attention that (i) affects disclosures made by the Company in our public filings; (ii) demonstrates significant deficiencies in our internal controls; (iii) concerns fraud or a violation of the Officer Code or General Code by management or employees who have a significant role in financial reporting, disclosure, and internal controls; or (iv) involves a material violation of law, including securities laws. Under the Officer Code, the board of directors or its designee, determines the appropriate actions to be taken in the event the Officer Code or General Code is violated by our Chief Executive Officer, Chief Financial Officer, or our senior financial and accounting officers, which actions may include termination of employment. The General Code and the Officer Code outline appropriate behavior for all employees. The full text of the General Code and the Officer Code are available on our website by going to www.guerrilla-rf.com, under the heading Investor Relations. We intend to disclose any amendments to our General Code and the Officer Code, or waivers of their requirements, on our website.

Board Leadership Structure and Role in Risk Oversight

The ultimate authority to oversee the business of the Company rests with the board of directors. Our executive officers are appointed by, and serve at the discretion of, our board of directors. The Company’s officers have responsibility for the management of the Company’s operations.

Our founder, Ryan Pratt, serves as Chief Executive Officer and as Chairman of the board of directors. The board of directors believes that it is in the best interest of the Company for Mr. Pratt to hold both positions at the present time due to our early stage of development and his unique knowledge of our history and goals, which we believe complement both the officer and chairman positions.

One of the key functions of the board of directors is informed oversight of our risk management process. The board of directors administers its risk oversight function directly through the board of directors as a whole and through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. Significant risk oversight matters considered by the committees are reported to and considered by the board of directors. Some significant risk oversight matters are reported directly to the board of directors, including matters not falling within the area of responsibility of any committee.

Directors keep themselves informed of the activities and condition of the Company and of the risk environment in which it operates by regularly attending board and assigned board committee meetings, and by review of meeting materials, and auditors’ findings and recommendations. Directors stay current on general industry trends and any statutory and regulatory developments pertinent to us by periodic briefings by executive management, counsel, auditors, or other consultants.

The board of directors oversees the conduct of our business and administers the risk management function by:

●	selecting, evaluating, and retaining competent executive management;

●	establishing, with executive management, our long- and short-term business objectives;

●	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies; and

●	overseeing our business performance.

The board of directors has established committees to effectively divide risk monitoring responsibilities and capabilities. The committees include Audit, Compensation, and Corporate Governance and Nominating Committees. The Audit Committee, charged by the board of directors with the primary oversight responsibility for risk management, also oversees the integrity of financial reporting, compliance with laws and regulations, and the structure of internal control. The Compensation Committee provides oversight of executive compensation, administers and implements the Company’s incentive compensation and equity-based plans, and establishes our overall compensation philosophy. The Corporate Governance and Nominating Committee recommends persons to serve as members of our board of directors, establishes principles for the Company, and provides leadership on corporate governance matters.

In the day-to-day management of risk, management has established and implemented appropriate policies, procedures, risk assessment tools, and a defined organization and reporting structure. With respect to the organization and reporting structure, a hierarchy has been created which divides responsibility along functional lines of authority and further divides responsibilities efficiently and effectively into specific processes.

The board of directors believes that the foundation for risk management is well-established and understood throughout the Company at the board level and throughout the organization.

Diversity of the Board

Although the Governance and Nominating Committee does not maintain a specific policy with respect to board diversity, the board of directors believes that the board of directors should be a diverse body. Diversity in experiences, perspectives, and backgrounds is just one of many factors considered by the Governance and Nominating Committee in considering director nominees. In August 2021, the SEC adopted Nasdaq’s proposal that requires listed companies to provide statistical information about their boards of directors, in the form of a matrix chart. The below Diversity Matrix reports self-identified diversity statistics for the board of directors in the format required by Nasdaq’s rules.

Board Diversity Matrix (as of April 1, 2024)

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	2	5	—	1
Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	1

Related Party Matters

The Audit Committee is charged with reviewing and approving all related party transactions of the Company and our directors, executive officers, and employees. All material facts of such transactions and the employee’s or the director’s interest are discussed by all disinterested directors, and a decision is made as to whether the transaction is fair to the Company. A majority vote of all disinterested directors is required to approve a related party transaction. The board of directors believes that all related party transactions with officers and directors are on terms comparable to those which would have been reached with unaffiliated parties at the time such transactions were made.

Board Committees

The board of directors has three standing committees: the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, each of which, pursuant to its respective charter, has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors. The following table provides the current committee membership for each of the board committees.

Name	Audit	Compensation	Corporate Governance and Nominating
Susan Barkal			X
David Bell		X
James (Jed) E. Dunn	X		X (Chair)
William J. Pratt
Ryan Pratt
Gary Smith
Virginia Summerell	X (Chair)
Greg Thompson		X (Chair)

Audit Committee. Each member of the Audit Committee is financially literate. The board of directors has determined that each member of the Audit Committee is independent within the meaning of the Nasdaq director independence standards and applicable rules of the SEC for audit committee members. The board of directors has also determined that Ms. Summerell qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee’s principal functions are to assist our board of directors in its oversight of:

●

overseeing the process by which the board of directors is informed regarding any significant legal and regulatory compliance risks facing the Company and coordinating with the Company’s legal counsel to ensure the board of directors receives regular legal and regulatory compliance updates from management;

●	selecting a firm to serve as our independent registered public accounting firm to audit the Company’s financial statements;

●	ensuring the independence of the independent registered public accounting firm;

●	discussing the scope, timing, and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

●	reviewing the adequacy of the Company’s system of internal controls;

●	in consultation with management, periodically reviewing the adequacy of the Company’s disclosure controls and procedures;

●	reviewing related-party transactions that are material or otherwise implicate disclosure requirements;

●	providing the audit committee report for inclusion in our proxy statement for our annual meeting for stockholders; and

●	approving or pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

A current copy of the Audit Committee charter is available on our website, www.guerrilla-rf.com, under the heading Investor Relations.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee’s principal functions include, among other things:

●	recommending to our board of directors persons to serve as members of the board of directors and as members and chairpersons of the committees of our board of directors;

●	reviewing the size and composition of our board of directors and recommending to our board of directors any changes it deems advisable;

●	reviewing and recommending to our board of directors any changes to our corporate governance principles;

●	overseeing the process of evaluating the performance of our board of directors; and

●	advising our board of directors on corporate governance matters.

Our Corporate Governance and Nominating Committee has a written charter and Corporate Governance Guidelines. The Governance Guidelines contain various provisions related to the functions of the board of directors, including (i) the composition and size of the board of directors; (ii) meeting attendance, meeting preparation requirements, and other responsibilities of directors; (iii) the composition of board committees; (iv) the role of the board of directors with respect to management; (v) director orientation and continuing professional development; (vi) periodic evaluations of corporate guidelines; and (vii) annual self-evaluations with the Governance Committee to determine whether the board of directors and its committees are functioning effectively and in compliance with the Governance Guidelines.

The board of directors has determined that each member of our Corporate Governance and Nominating Committee is an independent director as determined in accordance with Nasdaq’s director independence guidelines.

A current copy of the Corporate Governance Guidelines and Corporate Governance and Nominating Committee charter is available on our website, www.guerrilla-rf.com, under the heading Investor Relations.

Compensation Committee. The Compensation Committee is responsible for, among other things:

●	reviewing and approving the compensation of our chief executive officer;

●	reviewing and recommending to our board of directors, the compensation of our directors;

●	reviewing our executive compensation programs;

●	administering and implementing the Company’s incentive compensation plans and equity-based plans; and

●	establishing our overall compensation philosophy.

Each member of the Compensation Committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act.  The board of directors has also determined that each member of the Compensation Committee is also an independent director within the meanings of Nasdaq’s director independence standards and applicable SEC rules.

A current copy of the Compensation Committee charter is available on our website, www.guerrilla-rf.com, under the heading Investor Relations.

The Compensation Committee administers the Company’s 2014 Long Term Stock Incentive Plan (the “2014 Plan”), which was adopted in 2014 and most recently amended in 2021. No additional awards may be made under the 2014 Plan. The Compensation Committee also administers the Company’s 2021 Equity Incentive Plan (the “2021 Plan,” and together with the 2014 Plan, the “Stock Incentive Plans”), which was adopted in 2021 to replace the 2014 Plan. Subject to the terms and conditions of the Stock Incentive Plans, the Compensation Committee has the authority, among other things, to select the persons to whom awards may be granted, construe and interpret the Stock Incentive Plans as well as determine the terms of such awards and prescribe, amend, and rescind the rules and regulations relating to the Stock Incentive Plans or any award granted thereunder. The Stock Incentive Plans provide that the Compensation Committee may delegate its authority, including the authority to grant awards, to one or more officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our board of directors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. In addition, none of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or Compensation Committee during fiscal 2023.

Non-Employee Director Compensation

We have not established a formal policy to provide cash or equity compensation to our non-employee directors for their service on our board of directors or committees of our board of directors. The following table shows, for the year ended December 31, 2023, the compensation earned by or awarded to the Company’s non-employee directors.

Name	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)	Equity Awards ($)(1)	Total ($)
Susan Barkal	2023	20,000	—	50,006	70,006
David Bell	2023	20,000	—	50,006	70,006
James (Jed) E. Dunn	2023	32,500	—	50,006	82,506
William J. Pratt	2023	20,000	—	50,006	70,006
Gary Smith	2023	32,500	—	50,006	82,506
Virginia Summerell	2023	17,222	—	50,006	67,228
Greg Thompson	2023	32,500	—	50,006	82,506

(1)

Amounts represent the grant date fair value of the RSU awards granted to the non-employee directors for services provided in 2023, disregarding estimates of forfeitures related to service-based vesting conditions. The grant date fair value is calculated using the price of $7.80 per share. Note that the amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that our non-employee directors may receive from any future disposition of the Common Stock.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative set forth information about the compensation provided to our principal executive officer and the three most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers as of December 31, 2023. These executive officers were Ryan Pratt, our Chief Executive Officer, Mark Mason, our Chief Operating Officer, John Berg, our Chief Financial Officer, and Kellie Chong, our Chief Business Officer, whom we refer to in this section as our “named executive officers.”

Summary Compensation Table. The following table shows, for the fiscal years indicated, the cash compensation we paid, as well as certain other compensation paid or accrued for those years, to our named executive officers for services in all capacities.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	Equity Awards(3)	All Other Compensation (4)	Total
Ryan Pratt,	2023	$291,302	$150,000	—	$223,500	$53,677	$718,479
Chief Executive Officer	2022	$299,077	$115,040	—	$300,000	$58,819	$772,936

Mark Mason,	2023	$261,767	$75,000	—	$111,750	$48,600	$497,117
Chief Operating Officer	2022	$306,404	—	—	$24,660	$48,478	$379,542

John Berg,	2023	$274,108	$75,000	—	$111,750	$35,417	$496,275
Chief Financial Officer	2022	$300,000	—	—	$23,497	$32,512	$356,009

Kellie Chong	2023	$286,692	$75,000	—	$111,750	35,999	$509,441
Chief Business Officer	2022	$306,923	—	$164,190	—	$30,461	$501,574

(1)	Bonuses for the 2023 fiscal year have not been paid, and may ultimately be paid in the form of equity rather than cash.
(2)

Amounts represent the aggregate grant date fair value of the stock options awarded for services performed in the fiscal year indicated in accordance with FASB Accounting Standards Codification Topic 718. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the named executive officer from the stock options.

(3)

Amount represents the aggregate grant date fair value of RSUs awarded for services performed in the fiscal year indicated in accordance with FASB Accounting Standards Codification Topic 718. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions as the amount reported has a three-year service-based vesting condition. Note that the amounts reported in this column reflect the accounting cost for these RSUs and does not correspond to the actual economic value that may be received by our named executive officers from the RSUs.

(4)	The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

Name and Principal Position	Year	Employer 401(k) Match	Premiums Paid on Short and Long Term Disability Insurance	Premiums Paid on Group Life Insurance	Premiums Paid on Group Health Insurance
Ryan Pratt,	2023	$11,041	$783	$2,254	$39,599
Chief Executive Officer	2022	$16,963	$854	$2,254	$38,748

Mark Mason,	2023	$11,052	$783	$1,908	$34,857
Chief Operating Officer	2022	$11,771	$827	$1,908	$33,972

John Berg,	2023	$11,590	$852	$5,722	$17,253
Chief Financial Officer	2022	$11,654	$816	$5,722	$14,320

Kellie Chong,	2023	$13,080	$852	$5,043	$17,024
Chief Business Officer	2022	$10,615	$784	$5,043	$14,019

From time to time, we grant equity awards to our named executive officers, which are generally subject to vesting based on each named executive officer’s continued service with us. As of December 31, 2023, all of our named executive officers held equity awards that were granted under the Stock Incentive Plans, as set forth in the table below titled “Outstanding Equity Awards at 2023 Fiscal Year-End.”

Outstanding Equity Awards at 2023 Fiscal Year-End. The following table presents information regarding outstanding equity awards for each of our named executive officers as of December 31, 2023.

Equity Awards
	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options
Name	Grant Date	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of RSUs that have not vested (#)	Market value of RSUs that have not vested ($)
Ryan Pratt	—	—	—	—	—	44,445	133,335
Mark Mason	9/11/2019	24,618	0	$2.20	9/11/2029	15,783	47,349
	10/30/2020	1,773	0	$3.19	10/30/2030
John Berg	12/5/2016	6,154	0	$1.42	12/5/2026	15,696	47,088
	9/25/2018	4,267	0	$1.93	9/25/2028
	9/11/2019	2,068	0	$2.20	9/11/2029	—	—
	10/30/2020	1,477	0	$3.19	10/30/2030	—	—
Kellie Chong	2/21/2022	5,417	16,250	$12.00	2/21/2032	12,500	37,500

Employment Agreement

In 2020, we entered into an employment agreement with Ryan Pratt, our Chief Executive Officer and a member of our board of directors. The employment agreement superseded an earlier agreement and provides for an initial annual base salary of $240,000. The employment agreement does not have a fixed employment term and provides that Mr. Pratt is an at-will employee, meaning that either he or we may terminate the employment relationship at any time, with or without cause, and with or without notice. Under the terms of the employment agreement, Mr. Pratt is entitled to participate in all employee benefits to the extent generally available to our other similarly situated employees, including, without limitation, benefits such as medical, life insurance, 401(k) plan, and paid time off. The employment agreement also restricts him from competing against us, soliciting our customers or employees, or interfering with our relationships with our vendors, consultants, and independent contractors, in each case for a period of one year following a termination of employment. The employment agreement also includes invention assignment and confidentiality provisions.

Offer Letters

We have entered into offer letters with Messrs. Mason and Berg, and Ms. Chong. In addition, each of our named executive officers has executed our form of standard employee invention assignment and confidentiality agreement.

Mark Mason

In 2019, we entered into an offer letter with Mr. Mason, our Chief Operating Officer. This offer letter provided for an initial annual base salary of $201,600 and an award of 50,000 stock options. Mr. Mason is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

John Berg

In 2016, we entered into an offer letter with Mr. Berg, our Chief Financial Officer. Originally employed on a part-time basis, the offer letter provided for an initial annual base salary of $36,000 and an award of 50,000 stock options. Mr. Berg is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

Kellie Chong

In 2022, we entered into an offer letter with Ms. Chong, our Chief Business Officer. This offer letter provided for an initial annual base salary of $201,600 and an award of 50,000 stock options. Ms. Chong is an at-will employee and does not have a fixed employment term. She is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

Potential Payments upon Termination or Change in Control

We have entered into an employment agreement with Mr. Pratt and offer letters with Messrs. Mason and Berg and Ms. Chong, which provide for the following benefits upon certain terminations as provided below:

Ryan Pratt

If Mr. Pratt is terminated by us without cause (as such term is defined in his employment agreement), he will be eligible to continue to receive his base salary for 12 months following termination, in exchange for executing a customary release of claims and his continued compliance with the restrictive covenants contained in his employment agreement.

Mark Mason

If Mr. Mason is terminated for any reason, he is not entitled to any severance.

John Berg

If Mr. Berg is terminated for any reason, he is not entitled to any severance.

Kellie Chong

If Ms. Chong is terminated for any reason, she is not entitled to any severance.

Stock Incentive Plans

The purpose of the Stock Incentive Plans is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors, and consultants, and to promote the success of our business.

2014 Plan

In connection with the Merger, we assumed Guerrilla RF’s 2014 Plan, and options issued and outstanding under the 2014 Plan were assumed and converted into options to purchase our Common Stock. Effective October 22, 2021, participation in the 2014 Plan was frozen, and no new awards will be made under the 2014 Plan. The 2014 Plan provides for the grant of incentive stock options and non-statutory stock options to purchase shares of our Common Stock, each at a stated exercise price. The 2014 Plan also allows for the grant of restricted stock awards, with terms as generally determined by the Compensation Committee (in accordance with the 2014 Plan) and to be set forth in an award agreement. We have not granted any shares of restricted stock under the 2014 Plan. As of December 31, 2023, options to purchase 492,143 shares remained outstanding under the 2014 Plan.

2021 Plan

The Company currently grants equity awards to our employees, directors, and consultants under the 2021 Plan, which was adopted in connection with the Merger. Under the 2021 Plan, the Company is permitted to award stock options and other types of equity incentive awards, such as restricted stock awards, SARs, RSUs, performance awards, cash awards, and stock bonus awards. We initially reserved 37,166 shares of our Common Stock, plus any reserved shares not issued or subject to outstanding grants under the 2014 Plan on the effective date of the 2021 Plan, for issuance pursuant to awards granted under our 2021 Plan.

In addition, the number of shares reserved for issuance under our 2021 Plan increased automatically by 276,227 shares on January 1, 2022; 310,560 shares on January 1, 2023; and 394,660 shares on January 1, 2024, and will continue to automatically increase annually through January 1, 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of Common Stock as of the immediately preceding December 31, or such number as is determined by our board of directors. As of December 31, 2023, a total of 567,169 shares were reserved for issuance under the 2021 Plan, including 31,353 shares available for future awards.

As of December 31, 2023, options to purchase an aggregate of 570,748 shares remained outstanding under the two Stock Incentive Plans, with a weighted-average exercise price of $7.67 per share, and 454,566 RSUs were outstanding under the 2021 Plan.

The maximum permitted term of options granted under both the 2014 Plan and the 2021 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds more than 10% of the total combined voting power of all classes of our capital stock is five years from the date of grant. All awards under the 2021 Plan will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the board of directors or required by law to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under our Stock Incentive Plans may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.

Limitations on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted, subject to very limited exceptions.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our other employees. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably incurred by such director, officer, or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these provisions in our amended and restated certificate of incorporation and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, we are not aware of any pending litigation or proceeding arising out of any indemnitee’s service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers, or persons controlling us, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Described below are all transactions occurring since January 1, 2022, in which the amounts involved exceeded or will exceed $120,000, and any of our directors, executive officers or holders of more than 5% of our Common Stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. Other than as described below, there have not been transactions to which we have been a party other than compensation arrangements, which are described under “Executive Compensation.”

Participation in the 2022/23 Offering

Between December 2022 and February 2023, the Company conducted multiple closings of a private placement offering to accredited investors (the “2022/23 Offering”) of 7,099,145 units (the “Units”), each Unit consisting of one share of our Common Stock and one warrant to purchase one-half of a share of our Common Stock, at a purchase price of $1.30 per Unit (in each case, expressed on a pre-stock split basis). The aggregate gross proceeds from the 2022/23 Offering were approximately $9.2 million (before deducting placement agent fees and other expenses). Our directors, executive officers, and other affiliates purchased an aggregate of 80,000 Units, for an aggregate gross purchase price of $104,000. Such purchases were made on the same terms as the Units that were sold to other investors in the 2022/23 Offering and not pursuant to any pre-existing contractual rights or obligations.

Convertible Promissory Notes

In July 2023, the Company entered into note purchase agreements with certain accredited investors pursuant to which the Company issued unsecured convertible promissory notes in the aggregate principal amount of $790,000 (the “Convertible Notes”), which mature on December 31, 2024 (the “Maturity Date”). Of such aggregate principal amount, the Company issued Convertible Notes in the aggregate principal amount of $710,000 to the Company’s Chief Executive Officer (in the principal amount of $80,000), Director William J. Pratt (in the principal amount of $50,000), and their family members (in the aggregate principal amount of $630,000). Convertible Notes in the aggregate principal amount of $290,000 accrued interest at a rate of 8.0% per annum, payable at maturity, and one Convertible Note in the principal amount of $500,000 accrued interest at a rate of 16.0% per annum, payable at maturity. The Convertible Notes provide that upon the issuance of equity securities pursuant to which the Company receives aggregate gross proceeds of at least $2.0 million (the “Next Equity Financing”), the Convertible Notes will automatically convert into the same equity securities issued in such Next Equity Financing at a conversion price equal to the lowest per share purchase price of equity securities issued in the Next Equity Financing. Further, in the event of a change of control of the Company, each Convertible Note will, at the election of the holder, either be: (a) repaid in cash at an amount equal to the sum of (i) the outstanding principal balance and all accrued and unpaid interest due on such Convertible Note plus (ii) an additional amount equal to 20% of such outstanding amount due; or (b) converted into shares of Common Stock equal to the outstanding balance of the Convertible Note (including any accrued but unpaid interest thereon) divided by $6.00 per share. At any time on or after the Maturity Date but prior to the date the Convertible Note is repaid by the Company, at the election of the holder thereof, such holder’s Convertible Note will convert into that number of shares of the Company’s Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest of such Convertible Note on the date of such conversion by (y) $6.00 per share.

Salem Loan Facility

On August 11, 2022, the Company entered into a loan facility with Salem (the “Salem Loan Facility” or “Facility”). The Salem Loan Facility provided financing to the Company in the aggregate amount of up to $8.0 million, with an initial advance of $5.0 million. In addition to a 2.0% closing fee, the Company issued Salem 25,000 shares of Common Stock as consideration for the Facility. The Company agreed to issue up to an additional 25,000 shares of Common Stock in the event Salem advanced the additional $3.0 million.

On May 1, 2023, Salem made an additional advance of $1.5 million to the Company. At the same time, the Company agreed to increase the interest rate for the Salem Loan Facility from 13.0% to 14.0% per annum, with 11.0% payable monthly and 3.0% payable either monthly or at maturity, with the outstanding principal and interest due in August 2027. In conjunction with the additional advance of $1.5 million, the Company paid Salem a closing fee of $60,000 and issued 12,500 shares of Common Stock to Salem.

On August 14, 2023, Salem made an additional advance of $1.5 million to the Company. The interest rate for the advance was 14.0% per annum, with principal and interest due in August 2027. In conjunction with this advance, the Company paid Salem a closing fee of $45,000, and agreed to issue 400,000 shares of Common Stock to Salem.

On September 5, 2023, the Company and Salem entered into the amended and restated loan agreement in order to (i) provide for additional advances of up to $4.0 million, and (ii) change the maturity date of all previous advances from August 11, 2027 to April 30, 2024. The additional advances have an interest rate of 14.0% per annum, with payment of interest deferred until the April 30, 2024 maturity date.

On September 6, 2023, Salem advanced $1.75 million under the Facility. In conjunction with receiving the additional loan facility and drawing down $1.75 million of additional advances, the Company agreed to issue 660,000 shares of Common Stock to Salem. On October 23, 2023, Salem made an additional advance of $1.25 million under the Facility, and on December 18, 2023, Salem made a final advance of $1.0 million under the Facility.

In the second half of 2023, AMB Investments, LLC and others purchased participation interests in $5.5 million of additional advances made under Salem Loan Facility. AMB Investments, LLC owns a 47.17% participation interest in those advances, giving it a pecuniary interest in approximately $2.6 million of the Facility and 500,000 shares of Common Stock issued to Salem in connection with the advances made in the second half of 2023. Gary Smith, a Director, is President of AMB Investments, LLC.

On March 28, 2024, Salem extended the maturity date of the Salem Loan Facility from April 30, 2024 to January 31, 2026. Additional revisions included changing the interest rate to (i) 3% payment-in-kind and (ii) 11% cash interest for the entire Salem Loan Facility. In addition, $654,308 of outstanding paid-in-kind interest was converted into equity in conjunction with the 2024 Private Placement.

2024 Private Placement

On April 7, 2024, the Company completed the 2024 Private Placement, selling 1,465,000 shares of Common Stock and accompanying warrants to purchase 1,465,000 shares of Common Stock to 11 accredited investors, in an initial closing on March 28, 2024 and a subsequent additional closing on April 7, 2024. The aggregate price per share of Common Stock and accompanying warrant was $2.50. The warrants have an exercise price of $2.50 per share and a term of five years. AMB Investments, LLC purchased 40,000 shares of Common Stock and 40,000 warrants in the 2024 Private Placement, on the same terms as the other investors. In connection with the 2024 Private Placement, an additional 606,293 shares of Common Stock and warrants to purchase 606,293 shares of Common Stock were issued in exchange for approximately $860,000 of outstanding principal and interest under the Convertible Notes and approximately $650,000 of outstanding deferred interest under the Salem Loan Facility, in each case on the same terms as shares of Common Stock and warrants were sold to other investors in the 2024 Private Placement.

Other Transactions

We have granted stock options and RSUs to certain executive officers and directors. For a description of these equity awards, see the sections titled “Summary Compensation Table” and “Non-Employee Director Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our bylaws will require us to indemnify our directors and officers to the fullest extent not prohibited by applicable law. Subject to very limited exceptions, our bylaws will also require us to advance expenses incurred by our directors and officers.

Policies and Procedures for Related Party Transactions

The Audit Committee adopted a charter in the fourth quarter of 2021, which requires that any transaction with a related person and any other potential conflict of interest situation must be reviewed, approved, and monitored by our Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 19, 2024, concerning the beneficial ownership of shares of each director and each named executive officer who held office during 2023 and by all of our current directors and named executive officers as a group. According to rules promulgated by the SEC, a person is the “beneficial owner” of securities if the person has or shares the power to vote them or to direct their investment, or has the right to acquire ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security, or otherwise.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of Common Stock that they beneficially owned, subject to applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 10,054,803 shares of Common Stock outstanding as of April 19, 2024. Shares of Common Stock that a person has the right to acquire within 60 days of April 19, 2024 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Guerrilla RF, Inc., 2000 Pisgah Church Road, Greensboro, North Carolina 27455.

BENEFICIAL OWNERSHIP TABLE

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and named executive officers
Susan Barkal(1)	20,579	*
David Bell(2)	16,355	*
John Berg(3)	49,153	*
Kellie Chong(4)	19,803	*
James (Jed) E. Dunn(5)	31,634	*
Mark Mason(6)	35,421	*
Ryan Pratt(7)	987,321	9.8%
William J. Pratt(8)	162,758	1.6%
Gary Smith(9)	16,355	*
Virginia Summerell	6,811	*
Greg Thompson(10)	56,319	*
Directors and named executive officers as a group (11 persons)(11)	1,402,509	13.9%

Unless otherwise noted, all shares are owned directly of record by the named persons, their spouses and minor children, or by other entities controlled by the named persons.

*	Represents beneficial ownership of less than one percent.
(1)	Consists of (i) 17,245 shares of Common Stock, and (ii) 3,334 shares of Common Stock issuable upon exercise of outstanding warrants.
(2)	Consists of (i) 12,662 shares of Common Stock, and (ii) options to purchase 3,693 shares of Common Stock that are exercisable within 60 days.
(3)

Consists of (i) 33,519 shares of Common Stock, (ii) options to purchase 13,967 shares of Common Stock that are exercisable within 60 days, and (iii) 1,667 shares of Common Stock issuable upon exercise of outstanding warrants.

(4)	Consists of (i) 8,970 shares of Common Stock and (ii) options to purchase 10,833 shares of Common Stock that are exercisable within 60 days.
(5)

Consists of (i) 19,230 shares of Common Stock, (ii) options to purchase 11,570 shares of Common Stock that are exercisable within 60 days, and (iii) 834 shares of Common Stock issuable upon exercise of outstanding warrants.

(6)

Consists of (i) 8,196 shares of Common Stock, (ii) options to purchase 26,391 shares of Common Stock that are exercisable within 60 days, and (iii) 834 shares of Common Stock issuable upon exercise of outstanding warrants.

(7)

Consists of (i) 948,320 shares of Common Stock, (ii) options to purchase 4,923 shares of Common Stock that are exercisable within 60 days, (iii) 256 RSUs that vest within 60 days, and (iv) 33,822 shares of Common Stock issuable upon exercise of outstanding warrants.

(8)

Consists of (i) 132,755 shares of Common Stock, (ii) options to purchase 8,864 shares of Common Stock that are exercisable within 60 days, and (iii) 21,139 shares of Common Stock issuable upon exercise of outstanding warrants.

(9)	Consists of (i) 12,662 shares of Common Stock, and (ii) options to purchase 3,693 shares of Common Stock that are exercisable within 60 days.
(10)	Consists of (i) 49,426 shares of Common Stock, and (ii) options to purchase 6,893 shares of Common Stock that are exercisable within 60 days.
(11)

Consists of (i) 1,249,796 shares of Common Stock, (ii) options to purchase 90,827 shares of Common Stock that are exercisable within 60 days, (iii) 256 RSUs that vest within 60 days, and (iv) 61,630 shares of Common Stock issuable upon exercise of outstanding warrants.

Security Ownership of Certain Beneficial Owners

The Exchange Act requires that any person who acquires the beneficial ownership of more than 5% of our Common Stock notify the SEC and us. Set forth below is certain information, as of April 19, 2024, regarding all persons or “groups,” as defined in the Exchange Act, who held of record or who are known to us to own beneficially more than 5% of our shares.

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% stockholders
Al Bodford (1)	1,410,905	14.0%
Ryan Pratt (2)	987,321	9.8%
Salem Investment Partners V, Limited Partnership (3)	1,765,179	17.6%

Unless otherwise noted, all shares are owned directly of record by the named persons, their spouses and minor children, or by other entities controlled by the named persons.

(1)  Consists of 1,370,905 shares of Common Stock and 40,000 shares of Common Stock issuable upon exercise of outstanding warrants. Mr.  Bodford holds these shares in the name of his company, AMB Investments, LLC. The address of Mr. Bodford and AMB Investments, LLC is 1501 Highwoods Boulevard, Suite 302, Greensboro, NC 27410. Excludes 500,000 shares of Common Stock issued by the Company to Salem, in which AMB Investments has a pecuniary interest but no voting or dispositive power.

(2) Consists of (i) 948,320 shares of Common Stock, (ii) options to purchase 4,923 shares of Common Stock that are exercisable within 60 days, (iii) 256 RSUs that vest within 60 days, and (iv) 33,822 shares of Common Stock issuable upon exercise of outstanding warrants.

(3)  Consists of 1,455,378 shares of Common Stock and 309,801 shares of Common Stock issuable upon exercise of outstanding warrants. Of the 1,455,378 shares held by Salem, AMB Investments, LLC and others have a pecuniary interest in 760,000 shares; however, Salem has sole voting and dispositive power. The address of Salem is 7900 Triad Center Drive, Suite 333, Greensboro, NC 27409.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of up to an aggregate of 5,215,086 shares of our Common Stock. Except as otherwise noted, the selling stockholders acquired our securities in connection with the 2024 Private Placement and the Debt Conversion. The registration of the Common Stock of the selling stockholders through this prospectus constitutes a secondary offering and is not an offering by or on behalf of the Company. We will not receive any proceeds from the resale of the Common Stock by the selling stockholders.

Except as disclosed in the footnotes below, none of the selling stockholders has been an officer or director of ours or any of our predecessors or affiliates within the past three years. Except as disclosed in the footnotes below, no selling stockholder had a material relationship with us or any of our affiliates within the last three years.

The following table and the accompanying footnotes are based in part on information supplied to us by the selling stockholders. The table and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them.

The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below. Unless otherwise indicated, based on the information supplied to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Stockholder	Shares Owned Before the Offering	Shares Being Offered(2)	Shares Owned After the Offering(%)(1)(2)
AMB Investments LLC (5)	1,370,905	80,000 (3)	19.26%
Cooper Family Trust dated 8/1/04	40,000	40,000 (3)	*
David Wambeke	140,000	280,000 (3)	*
Ellen-Maria Gorrissen Trust 2 U/A Dated 06/03/1993	400,000	800,000 (3)	*
James H. Zavoral, Jr.	20,000	40,000 (3)	*
Jeanne Marie Pratt (6)	72,665	25,330 (4)	*
John C. Lipman	100,000	200,000 (3)	*
John McCarthy	10,000	20,000 (3)	*
Kestrel Flight Fund LLC (7)	200,000	400,000 (3)	*
Lytton-Kambara Foundation	400,000	800,000 (3)	*
Narendra Patel	165,000	200,000 (3)	*
Robert Bryan Martin (8)	221,985	443,970 (4)	*
Robert C. Payne, Jr.	43,904	25,362 (4)	*
Ryan Pratt (9)	948,320	67,644 (4)	13.23%
Salem Investment Partners V, Limited Partnership (10)(11)	1,455,378	1,595,946 (4)	1.75%
Samuel William Funchess, Sr. (12)	41,360	42,278 (4)	*
Steven Seiz (13)	70,325	70,000 (3)	*
William Henry Pratt (14)	41,139	42,278 (4)	*
William J. Pratt (15)	132,755	42,278 (4)	1.62%

*	Less than 1%
(1)	Applicable percentage ownership is based on 10,054,803 shares of our Common Stock outstanding as of April 19, 2024.
(2)	Assumes the sale of all shares offered in this prospectus.
(3)	Includes shares of Common Stock issuable upon exercise of warrants held by selling stockholder issued in the 2024 Private Placement.
(4)	Includes shares of Common Stock issuable upon exercise of warrants held by selling stockholder issued in the Debt Conversion.
(5)	Gary Smith, a member of our board of directors, is President of AMB Investments LLC.
(6)	Jeanne Marie Pratt is the mother of Ryan Pratt, our Chief Executive Officer and a member of our board of directors.
(7)	Kestral Merchant Partners LLC acted as the exclusive sponsor and The Benchmark Company, LLC acted as sole placement agent in the 2024 Private Placement. Kestral Flight Fund LLC, a selling stockholder, is an affiliate of these entities.
(8)	Robert Bryan Martin is the brother-in-law of Ryan Pratt, our Chief Executive Officer and a member of our board of directors, and the son-in-law of William J. Pratt, a member of our board of directors.
(9)	Ryan Pratt is a member of our board of directors and our Chief Executive Officer.
(10)

On May 1, 2023, we issued 12,500 shares of Common Stock to Salem Investment Partners V, Limited Partnership (“Salem”) pursuant to the terms of a loan agreement by and between Salem and the Company providing for a loan facility (the “Loan Agreement”).

(11)	On September 6, 2023, we issued 1,060,000 shares of Common Stock to Salem pursuant to the terms of amendments to the Loan Agreement.
(12)	Samuel William Funchess, Sr. was a member of our board of directors. In January 2022, Mr. Funchess resigned from the board and is currently Vice President-Corporate Development for the Company.
(13)	Steven Seiz is our Vice President, Engineering.
(14)

William H. Pratt is our Vice President, Data and Analytics. He is the brother of Ryan Pratt, our Chief Executive Officer and a member of our board of directors, and the son of William J. Pratt, a member of our board of directors.

(15)	William J. Pratt is a member of our board of directors.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock covered hereby on the principal market or stock exchange on which the Common Stock is listed or quoted for trading or any other stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices.

The selling stockholders may use any one or more of the following methods when selling the shares:

●	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;

●	block trades in which the broker‑dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker‑dealers that agree with the selling stockholders to sell a specified number of such shares of Common Stock at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares of Common Stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker‑dealers engaged by the selling stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the selling stockholders (or, if any broker‑dealer acts as agent for the purchaser of the shares or interests therein, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2121.

In connection with the sale of our Common Stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder in this offering has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of Common Stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Common Stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any shares of Common Stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the shares of Common Stock may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) the date on which all of the shares of Common Stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Common Stock by the selling stockholders or any other person. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, and to the applicable provisions of Delaware law.

We have authorized capital stock consisting of 300 million shares of Common Stock and 10 million shares of preferred stock. Except as otherwise provided in the certificate of designation of any series of preferred stock we may issue, the number of authorized shares of Common Stock or preferred stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock.

We effected a reverse split of shares of our Common Stock on a six-for-one basis, on April 17, 2023. As a result of the reverse stock split, every six shares of our issued and outstanding Common Stock were automatically converted into one share of Common Stock, but without any change in the par value per share. No fractional shares were issued as a result of the reverse stock split. Any fractional shares that would otherwise have resulted from the reverse stock split were rounded up to the next whole number. The number of authorized shares of Common Stock remained unchanged at 300,000,000 shares. Proportionate adjustments were made to the per share exercise price and the number of shares of Common Stock issuable upon the exercise of all outstanding stock options and warrants granted by the Company. The number of shares of Common Stock deliverable upon vesting of RSUs were similarly adjusted. Concurrently, the number of shares of Common Stock reserved for future issuance under the Stock Incentive Plans immediately prior to the Effective Time were reduced proportionately. Unless otherwise stated, all share-based information in this prospectus is presented on a post-split basis.

As of April 19, 2024, we had 10,054,803 shares of Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the terms and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Accordingly, holders of a majority of the shares of our Common Stock will be able to elect all of our directors. Our amended and restated certificate of incorporation establishes a classified board of directors, divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock, subject to prior satisfaction of all outstanding debt and liabilities.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. We have no current plan to issue any shares of preferred stock.

Stock Options

As of April 19, 2024, we had outstanding stock options to purchase an aggregate of 492,143 shares of our Common Stock, with a weighted-average exercise price of $2.10 per share under the 2014 Plan, and outstanding stock options to purchase an aggregate of 78,605 shares of our Common Stock, with a weighted-average exercise price of $12.00 per share under the 2021 Plan.

Stock Appreciation Rights

As of April 19, 2024, we had no outstanding stock appreciation rights under the 2021 Plan.

Restricted Stock Units (RSUs)

As of April 19, 2024, we had 452,705 RSUs outstanding under the 2021 Plan.

Warrants Associated with the APO

As of April 19, 2024, we had outstanding warrants to purchase an aggregate of 55,270 shares of our Common Stock, with an exercise price of $12.00 per share and a term of five years from the applicable grant date. All of the warrants were granted in connection with the closing of the Merger and a private placement offering in 2021 (the “APO”), with our placement agent and its affiliates receiving an aggregate of 55,279 warrants. The warrants have a cashless exercise feature and are subject to customary adjustments in the event of a stock split or reverse stock split, the reclassification, capital reorganization or other change in the capital stock of the Company.

Warrants Associated with the 2022/23 Offering

In connection with the 2022/23 Offering, we issued warrants to investors to purchase an aggregate of 591,656 shares of Common Stock. The investor warrants have an exercise price of $12.00 per share and a term of five years. Also in connection with the 2022/23 Offering, our placement agent, its selected dealer and their affiliates received warrants to purchase an aggregate of 177,490 shares at an exercise price of $7.80 per share and a term of five years.

Warrants Associated with the 2024 Private Placement

In connection with the 2024 Private Placement, we issued warrants to investors to purchase an aggregate of 1,465,000 shares of Common Stock. The warrants have an exercise price of $2.50 per share and a term of five years.

Registration Rights Agreements

In connection with the Merger and the APO, we entered into a registration rights agreement (the “APO Registration Rights Agreement”), pursuant to which we agreed to file, subject to customary exceptions, a registration statement (the “APO Registration Statement”) with the SEC, together with additional filings needed to maintain the effectiveness of the APO Registration Statement, covering (i) the shares of our Common Stock issued in the APO, (ii) the shares of Common Stock issuable upon exercise of the placement agent warrants issued in the APO, (iii) the shares of our Common Stock issued as a result of the share conversion at the time of the Merger, (iv) 495,833 shares of our Common Stock held by persons who purchased or received such shares for services rendered to Laffin Acquisition Corp. prior to the Merger, and (v) 45,833 shares of our Common Stock issued to our placement agents in connection with the APO ((i)-(v) collectively referred to as the “APO Registrable Securities”). The APO Registration Statement was declared effective by the SEC on February 11, 2022, and subsequently amended by a post-effective amendment declared effective by the SEC on March 21, 2023.

Subject to customary exceptions, if (i) we fail to maintain the effectiveness of the APO Registration Statement, (ii) the holders of APO Registrable Securities cannot use the APO Registration Statement to resell the APO Registrable Securities for a period of more than 15 consecutive trading days (except for suspension of the use of the APO Registration Statement during certain Blackout Period (as defined below)), or (iii) following the listing or inclusion for quotation on the OTC Markets, the Nasdaq Stock Market, the New York Stock Exchange (“NYSE”) or the NYSE American, trading of our Common Stock is suspended or halted for more than three full, consecutive trading days ((i)-(iii) collectively, “APO Registration Events”), we will make payments to each holder of APO Registrable Securities as monetary penalties at a rate equal to 12% per annum of the total value of APO Registrable Securities held or purchased by such holder and affected during the period, based on the offering price of $12.00 per share; provided that the maximum amount of monetary penalties paid by us will not exceed 8% of such total value.

We must use commercially reasonable efforts to keep the APO Registration Statement effective for five years from the date it is declared effective by the SEC or until the date on which no APO Registrable Securities are outstanding.

We will pay all expenses in connection with the registration obligations provided in the APO Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent accountants, and the reasonable fees and disbursements of a single counsel to the holders of the APO Registrable Securities, not to exceed $35,000 in the aggregate. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

In connection with the 2022/23 Offering, we entered into a registration rights agreement (the “2022/23 Registration Rights Agreement”), pursuant to which we agreed to prepare and file, subject to customary exceptions, a registration statement with the SEC (the “2022/23 Registration Statement”), covering (i) the shares of our Common Stock issued in the 2022/23 Offering, (ii) the shares of Common Stock issuable upon exercise of the warrants issued to investors in the 2022/23 Offering, and (iii) the shares of our Common Stock issuable upon exercise of the placement agent and selected dealer warrants issued in the 2022/23 Offering to our placement agent, its selected dealer and their affiliates in the 2022/23 Offering ((i)-(iii) collectively referred to as the “2022/23 Registrable Securities”). We are required to use our reasonable best efforts to cause the 2022/23 Registration Statement to be declared effective no later than June 28, 2023. The 2022/23 Registration Statement was declared effective by the SEC on April 13, 2023.

Subject to customary exceptions, if (i) we fail to maintain the effectiveness of the 2022/23 Registration Statement, or (ii) the holders of 2022/23 Registrable Securities cannot use the 2022/23 Registration Statement to resell the 2022/23 Registrable Securities for a period of more than 10 consecutive calendar days or more than an aggregate of 15 calendar days during a 12-month period consecutive trading days ((i) and (ii) collectively, “2022/23 Registration Events”), we will pay to each investor in the 2022/23 Offering a cash fee equal to 1% of the aggregate purchase price paid by such investor; provided that we shall not be required to pay any such liquidated damages if the applicable failure occurred at such time that the 2022/23 Registrable Securities are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements); and provided, further, that we shall not be obligated to pay any such liquidated damages if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to Rule 415. The maximum aggregate liquidated damages paid by us will not exceed 6% of the aggregate amount invested by such investor.

In connection with the 2024 Private Placement, we entered into a registration rights agreement (the “2024 Private Placement Registration Rights Agreement”, and together with the APO Registration Rights Agreement and the 2022/23 Registration Rights Agreement, the “Registration Rights Agreements”), pursuant to which we agreed to prepare and file, subject to customary exceptions, a registration statement with the SEC (the “2024 Registration Statement”), covering (i) the shares of our Common Stock issued in the 2024 Private Placement, and (ii) the shares of Common Stock issuable upon exercise of the warrants issued to investors in the 2024 Private Placement ((i) and (ii) collectively referred to as the “2024 Registrable Securities”). We are required to use our reasonable best efforts to cause the 2024 Registration Statement to be declared effective no later than July 25, 2024.

Subject to customary exceptions, if (i) we are late in filing the 2024 Registration Statement, (ii) the 2024 Registration Statement is not declared effective by July 25, 2024 (provided that such failure of the 2024 Registration Statement to be declared effective by such date is the result of any action or failure to act on our part), (iii) we fail to maintain the effectiveness of the 2024 Registration Statement, or (iv) the holders of 2024 Registrable Securities cannot use the 2024 Registration Statement to resell the 2024 Registrable Securities for a period of more than 10 consecutive calendar days or more than an aggregate of 15 calendar days during a 12-month period consecutive trading days ((i)-(iv) collectively, “2024 Registration Events”), we will pay to each investor in the 2024 Private Placement a cash fee equal to 1% of the aggregate subscription amount paid by such investor; provided that we shall not be required to pay any such liquidated damages if the applicable failure occurred at such time that the 2024 Registrable Securities are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements); and provided, further, that we shall not be obligated to pay any such liquidated damages if we are unable to fulfill our registration obligations due to limits imposed by the SEC's interpretation of Rule 415 under the Securities Act. The maximum aggregate liquidated damages paid by us will not exceed 6% of the aggregate subscription amount paid by such investor.

Anti-Takeover Provisions

The provisions of the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws following the APO could have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time such person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers, and (ii) employee stock plans in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

•

Board Vacancies.    Our amended and restated bylaws and certificate of incorporation authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•

Classified Board.    Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror. See the section titled “Management — Executive Officers and Directors — Classified Board of Directors” for additional information.

•

Directors Removed Only for Cause.    Our amended and restated certificate of incorporation provide that stockholders may only remove a director for cause, and removal of our directors for cause will require a supermajority (66 ⅔%) stockholder vote.

•

Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.    Our amended and restated certificate of incorporation further provide that the affirmative vote of holders of at least 66 ⅔% of our outstanding Common Stock will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. The affirmative vote of holders of at least 66 ⅔% of our outstanding Common Stock required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

•

Elimination of Stockholder Action by Written Consent; Special Meetings of Stockholders.    Our amended and restated certificate of incorporation provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws provide that a special meeting of stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, or our chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our amended and restated bylaws establish advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

•

No Cumulative Voting.    The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting.

•

Issuance of Undesignated Preferred Stock.    Our board of directors has the authority, without further action by the stockholders, to issue up to 10 million shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

•

Choice of Forum.    Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to the company or our stockholders; (iii) any action asserting a claim against our company arising pursuant to the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; or (v) any action asserting a claim against our company that is governed by the internal affairs doctrine. Our amended and restated bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which we refer to as a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. Although there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Although neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

Limitations of Liability and Indemnification Matters

For a discussion of liability and indemnification, see the section titled “Directors, Executive Officers, Promoters and Control Persons — Limitation on Liability and Indemnification Matters.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the Merger, there was no public market for our Common Stock. Currently, there is a limited public market for our Common Stock. We cannot predict the effect, if any, that future sales of our Common Stock, or the availability for future sale of shares of our Common Stock, will have on the prevailing price for our Common Stock from time to time. The sale of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales may occur, could cause the prevailing price for our Common Stock to fall or impair our ability to raise equity capital in the future.

As of April 19, 2024, we had 10,054,803 shares of Common Stock outstanding, of which our directors and executive officers beneficially own an aggregate of 1,402,509 shares.

Lock-up Agreements

In connection with the 2024 Private Placement, our executive officers and directors entered into lock-up agreements. Under the lock-up agreements, subject to certain exceptions, each of these persons may not: (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, whether then owned or thereafter acquired or with respect to which he or she has or thereafter acquires the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities, in each case through the period ending on the date that is 60 days from the date this Registration Statement becomes effective.

Following the lock-up period described above, and assuming that no parties are released from these agreements and that there is no extension of the lock-up period, shares of our Common Stock will be eligible for sale in the public market in compliance with Rule 144 or another exemption under the Securities Act or pursuant to this Registration Statement.

Sale of Restricted Shares

All of the shares issued by us are considered “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemption provided by Rule 144, which rule is summarized below.

Rule 144

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted Common Stock for at least 12 months is thereafter entitled to sell its restricted stock freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other person in control of U.S., that has held restricted Common Stock for at least 12 months is thereafter entitled to sell its restricted stock subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares or, if our Common Stock is then listed or quoted for trading on a national securities exchange, then the greater of 1% of the total number of outstanding shares and the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of Common Stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the U.S., provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the U.S. (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares of Common Stock may be sold in some other manner outside the United States without requiring registration in the United States.

Registration Rights

In connection with the Merger and the APO, we entered into the APO Registration Rights Agreement, pursuant to which we agreed to file, subject to customary exceptions, the APO Registration Statement, covering the APO Registrable Securities. The APO Registration Statement was declared effective by the SEC on February 11, 2022, and subsequently amended by a post-effective amendment declared effective by the SEC on March 21, 2023.

Subject to customary exceptions, if any APO Registration Event occurs, we will make payments to each holder of APO Registrable Securities as monetary penalties at a rate equal to 12% per annum of the total value of Registrable Securities held or purchased by such holder and affected during the period, based on the APO price ($12.00 per share); provided that the maximum amount of monetary penalties paid by us will not exceed 8% of such total value.

We must use commercially reasonable efforts to keep the APO Registration Statement effective for five years from the date it is declared effective by the SEC or until the date on which all APO Registrable Securities have been transferred other than to certain enumerated permitted assignees under the APO Registration Rights Agreement.

We will pay all expenses in connection with the registration obligations provided in the APO Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent accountants, and the reasonable fees and disbursements of a single counsel to the holders of the APO Registrable Securities, not to exceed $35,000 in the aggregate. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

In connection with the 2022/23 Offering, we entered into the 2022/23 Registration Rights Agreement, pursuant to which we agreed to prepare and file, subject to customary exceptions, the 2022/23 Registration Statement with the SEC, covering the 2022/23 Registrable Securities. We are required to use our reasonable best efforts to cause the 2022/23 Registration Statement to be declared effective no later than June 28, 2023. The 2022/23 Registration Statement was declared effective by the SEC on April 13, 2023.

Subject to customary exceptions, if any 2022/23 Registration Event occurs, we will pay to each investor in the 2022/23 Offering a cash fee equal to 1% of the aggregate purchase price paid by such investor; provided that we shall not be required to pay any such liquidated damages if the applicable failure occurred at such time that the 2022/23 Registrable Securities are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements); and provided, further, that we shall not be obligated to pay any such liquidated damages if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to Rule 415. The maximum aggregate liquidated damages paid by us will not exceed 6% of the aggregate amount invested by such investor.

In connection with the 2024 Private Placement, we entered into the 2024 Private Placement Registration Rights Agreement, pursuant to which we agreed to prepare and file, subject to customary exceptions, the 2024 Registration Statement with the SEC, covering the 2024 Registrable Securities. We are required to use our reasonable best efforts to cause the 2024 Registration Statement to be declared effective no later than July 25, 2024.

Subject to customary exceptions, if any 2024 Registration Event occurs, we will pay to each investor in the 2024 Private Placement a cash fee equal to 1% of the aggregate subscription amount paid by such investor; provided that we shall not be required to pay any such liquidated damages if the applicable failure occurred at such time that the 2024 Registrable Securities are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements); and provided, further, that we shall not be obligated to pay any such liquidated damages if we are unable to fulfill our registration obligations due to limits imposed by the SEC's interpretation of Rule 415 under the Securities Act. The maximum aggregate liquidated damages paid by us will not exceed 6% of the aggregate subscription amount paid by such investor.

Stock Plans

On February 25, 2022, we filed with the SEC a Registration Statement on Form S-8 covering the shares of Common Stock that are outstanding or reserved for issuance under the 2014 Plan and 2021 Plan. Accordingly, shares registered under our Form S-8 registration statement are available for sale in the open market, subject to the lock-up agreements described above, if applicable.

LEGAL MATTERS

The validity of the shares of the Common Stock being offered in this prospectus will be passed upon for us by Brooks, Pierce, McLendon, Humphrey and Leonard L.L.P., Greensboro, North Carolina.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been audited by FORVIS, LLP, an independent registered public accounting firm, as set forth in their report included in this Registration Statement. Their report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern. Such consolidated financial statements have been included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this prospectus. This prospectus, which constitutes a part of this Registration Statement, does not contain all of the information in this Registration Statement and its exhibits. For further information with respect to us and the Common Stock offered by this prospectus, you should refer to this Registration Statement and the exhibits filed as part of this document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this Registration Statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this Registration Statement, over the Internet on the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Guerrilla RF, Inc. 2000 Pisgah Church Road, Greensboro, NC 27455, (336) 510-7840.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information that we incorporate by reference in this prospectus is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024;

●	our Definitive Proxy Statement filed with the SEC on April 9, 2024; and

●	our Current Reports on Form 8-K filed with the SEC on January 9, 2024, January 16, 2024, April 1, 2024, and April 1, 2024.

Any statement contained in a previously filed document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in a later document or in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following address or telephone number:

Guerrilla RF, Inc.

2000 Pisgah Church Road

Greensboro, North Carolina 27455

Attention: Investor Relations

(336) 579-5320

sfunchess@guerrilla-rf.com

You may also access the documents incorporated by reference into this prospectus through our website at www.guerrilla-rf.com. Except for the specific incorporated documents listed above, information available on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Guerrilla RF, Inc.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Audit Committee of Guerrilla RF, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Guerrilla RF, Inc. (the "Company") as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ FORVIS LLP

We have served as the Company’s auditor since 2021.

Raleigh, NC

March 29, 2024

Guerrilla RF, Inc.

Consolidated Balance Sheets

December 31, 2023 and 2022

	December 31, 2023	December 31, 2022
Assets
Cash	$781,318	$4,340,407
Accounts receivable, net	2,079,111	1,124,971
Inventories, net	1,533,592	1,672,925
Prepaid expenses	458,313	643,401
Total Current Assets	4,852,334	7,781,704

Prepaid expenses and other	-	3,574,746
Operating lease right-of-use assets	10,500,620	209,669
Property, plant, and equipment, net	3,659,084	5,098,097
Total Assets	$19,012,038	$16,664,216

Liabilities and Stockholders' Equity (Deficit)
Accounts payable and accrued expenses	$2,099,537	$4,426,477
Short-term debt	1,628,667	959,803
Derivative liabilities	158,000	-
Operating lease liability, current portion	745,969	139,794
Finance lease liability, current portion	978,543	1,078,506
Convertible notes	78,905	-
Convertible notes - related parties	700,189	-
Notes payable, current portion, net	10,948,668	-
Total Current Liabilities	17,338,478	6,604,580

Long-term debt	698,600	44,279
Operating lease liability	6,176,508	71,714
Finance lease liability	1,593,979	2,984,618
Notes payable	-	4,604,132
Total Liabilities	25,807,565	14,309,323

Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2023 and 2022	-	-
Common stock, $0.0001 par value, 300,000,000 shares authorized, 7,893,205 and 6,211,206 shares issued and outstanding as of December 31, 2023 and 2022, respectively	789	621
Additional paid-in capital	36,243,146	29,427,440
Accumulated deficit	(43,039,462)	(27,073,168)
Total Stockholders' Equity (Deficit)	(6,795,527)	2,354,893
Total Liabilities and Stockholders' Equity (Deficit)	$19,012,038	$16,664,216

Guerrilla RF, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022
Product	$14,683,492	$10,558,570
Royalties and non-recurring engineering	394,824	1,042,334
Total	15,078,316	11,600,904

Direct product costs	6,473,477	4,835,632

Gross Profit	8,604,839	6,765,272

Operating Expenses:
Research and development	10,282,635	8,114,377
Sales and marketing	5,677,141	4,634,012
General and administrative	5,569,654	5,138,410
Total Operating Expenses	21,529,430	17,886,799

Operating Loss	(12,924,591)	(11,121,527)

Interest expense	(2,904,454)	(874,713)
Change in fair value of derivative liabilities	(142,200)	-
Other income (expense)	4,951	(30,526)
Total Other Expenses, net	(3,041,703)	(905,239)
Net Loss	$(15,966,294)	$(12,026,766)

Net loss per share - basic and diluted	$(2.25)	$(2.17)

Weighted average common shares outstanding - basic and diluted	7,105,880	5,550,373

Guerrilla RF, Inc.

Consolidated Statements of Change in Stockholders' Equity (Deficit)

For the Years Ended December 31, 2023 and 2022

	Preferred Stock	Common Stock	Additional Paid-In-Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
December 31, 2021	$-	$554	23,961,473	$(15,046,402)	$8,915,625
Net loss	-	-	-	(12,026,766)	(12,026,766)
Stock options exercised	-	-	5,232	-	5,232
Conversion of promissory notes to common stock	-	-	52,000	-	52,000
Equity financing, net of issuance costs	-	67	4,765,165	-	4,765,232
Share-based compensation	-	-	643,570	-	643,570
December 31, 2022	-	621	29,427,440	(27,073,168)	2,354,893
Net loss	-	-	-	(15,966,294)	(15,966,294)
Net settled RSUs	-	-	(4,320)	-	(4,320)
Shares issued for prepaid services	-	1	99,999	-	100,000
Equity financing, net of issuance costs	-	160	5,440,498	-	5,440,658
Share-based compensation	-	7	1,279,529	-	1,279,536
December 31, 2023	$-	$789	$36,243,146	$(43,039,462)	$(6,795,527)

Guerrilla RF, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(15,966,294)	$(12,026,766)

Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,592,567	1,357,571
Share-based compensation	1,279,536	643,570
Non-cash interest expense related to debt financing	407,710	39,568
Accretion of notes payables	1,130,731	48,070
Impairment on property plant and equipment and operating lease	115,438	-
Change in fair value of derivative liabilities	142,200	-
Inventory allowance	9,661	-

Changes in assets and liabilities:
Accounts receivable	(954,140)	542,035
Inventories	129,672	(233,911)
Prepaid expenses	1,125,369	862,375
Accounts payable and accrued expenses	(2,366,260)	722,380
Operating lease liability	(101,180)	(1,203,295)
Net cash used in operating activities	(13,454,990)	(9,248,403)

Cash flows from investing activities
Purchases of property, plant, and equipment	(101,714)	(549,850)
Net cash used in investing activities	(101,714)	(549,850)

Cash flows from financing activities
Proceeds from notes payable, derivative liabilities and factoring agreement	16,759,886	9,070,726
Proceeds from equity financing, net	5,440,658	4,765,232
Proceeds from exercise of stock options	-	5,232
Principal payments of notes payable and recourse factoring agreement	(10,590,115)	(3,977,778)
Principal payments on finance lease	(1,043,149)	(985,622)
Repayments of finance insurance premiums	(569,665)	(53,115)
Net cash provided by financing activities	9,997,615	8,824,675

Net decrease in cash	(3,559,089)	(973,578)

Cash, beginning of period	4,340,407	5,313,985
Cash, end of period	$781,318	$4,340,407

Noncash investing and financing transactions:
Modification on operating and finance leases	$806,617	$-
Shares issued for prepaid services	$100,000	$-
Property and equipment financed through finance leases	$271,725	$4,745,311
Property and equipment additions included in accounts payable	$35,000	$15,873
Financing of property and equipment	$483,787	$-
Financing of insurance premiums and software	$470,860	$382,843
Financing of mask set and wafer	$369,421	$-
Right-of use assets obtained through operating lease	$7,837,471	$327,400
Conversion of promissory notes to common stock	$-	$52,000
Other long term asset additions included in accounts payable	$-	$2,369,612

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

1. Organization and Nature of Business

Guerrilla RF, Inc. (formerly known as Laffin Acquisition Corp., the “Company”) was incorporated in the State of Delaware on November 9, 2020.  On October 22, 2021, the Company's wholly-owned subsidiary, Guerrilla RF Acquisition Corp., a corporation formed in the State of Delaware on October 20, 2021 (“Acquisition Sub”) and privately held Guerrilla RF Operating Corporation (formerly known as Guerrilla RF, Inc.) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, on October 22, 2021 (the “Closing Date”), Acquisition Sub merged with and into Guerrilla RF Operating Corporation with Guerrilla RF Operating Corporation continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”).  On May 30, 2023, Guerrilla RF Operating Corporation was merged with and into Guerrilla RF, Inc.

Prior to the Merger, Laffin Acquisition Corp. was a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of Guerrilla RF Operating Corporation following the closing of the Merger.

All references in these Consolidated Financial Statements to “Guerrilla RF” refer to: (i) for periods prior to May 30, 2023, Guerrilla RF Operating Corporation; and (ii) for subsequent periods, Guerrilla RF, Inc.  Unless otherwise stated or the context otherwise indicates, references to the “Company”, “we”, “our”, “us” or similar terms refer to Guerrilla RF, Inc. together with Guerrilla RF Operating Corporation.

Guerrilla RF designs and manufactures high‐performance Monolithic Microwave Integrated Circuits (MMICs) for the wireless infrastructure market.  Guerrilla RF primarily focuses on researching and developing its existing products and building an infrastructure to handle a global distribution network; therefore, it has incurred significant start‐up losses.

Liquidity and Going Concern

In accordance with Financial Accounting Standards  Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.  The accompanying consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business.  The Company has historically financed its activities through a combination of commercial loans and the proceeds of debt and equity issuances.  The consolidated financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

The Company has incurred substantial negative cash flows from operations in nearly every fiscal period since inception.  For the year ended December 31, 2023, the Company incurred a net loss of $16.0 million and used $13.4 million in cash to fund operations.  As a result, the Company had an accumulated deficit of $43.0 million as of December 31, 2023.  The Company's cash as of December 31, 2023 was $0.8 million.  We expect losses and negative cash flows to continue in the near term, primarily due to continued investment in research and development, sales and marketing efforts, and increased administration expenses as our Company grows.  We plan to continue to invest in the implementation of our long-term strategic plan and we anticipate that we will require additional funding in fiscal 2024.  There is no assurance that appropriate funding will be available on terms, which are acceptable to us, or at all.  This requirement for additional funding raises substantial doubt about our ability to continue as a going concern.

Our primary source of liquidity has been from cash raised from private placements and debt financing.  We also have two loan facilities, one of which is for up to $3.0 million with a specialty lender (referred to as the Spectrum Loan Facility, described in Note 5 to our consolidated financial statements), and the other for $12.0 million with a different lender (referred to as the Salem Loan Facility, also described in Note 5 to our consolidated financial statements).  As of December 31, 2023, we had drawn down $1.2 million under the Spectrum Loan Facility and the full $12.0 million under the Salem Loan Facility.  On March 28, 2024 we completed a private placement offering of approximately $5 million, raising net cash proceeds of approximately $3 million, after deduction of expenses and the conversion of existing debt.  In addition, Salem extended the maturity date of the Salem Loan Facility from April 30, 2024 to January 31, 2026. As a result, the Company believes that its existing cash and cash equivalents will provide sufficient resources to support operations for the rest of this fiscal year and beyond.  Nevertheless, with the variability of results each quarter and other risks associated with its business, the Company recognizes that liquidity could become an issue and recognizes that it may require additional funding at some time in the next 12 months.  The Company may also require additional funds to respond to business challenges, including developing new solutions or enhancing existing solutions, enhancing our operating infrastructure, expanding our sales and marketing capabilities, and acquiring complementary businesses, technologies, or assets.  The Company recognizes that it may be unable to secure additional funding sources at rates and terms acceptable or at all, and as a result there is substantial doubt about our ability to continue as a going concern.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Risks and Uncertainties

The Company is subject to several risks associated with companies at a similar stage, including dependence on key individuals, competition from similar products and larger companies, volatility of the industry, ability to obtain adequate financing to support growth, the ability to attract and retain additional qualified personnel to manage the anticipated growth of the Company, and general economic conditions including the current macro-economic conditions impacting the banking and financial markets.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with GAAP and with the rules and regulations for reporting the Annual Report on Form 10-K ("Form 10-K"), and are presented in U.S. dollars.  Accordingly, they do not include all of the information and notes required by GAAP for annual consolidated financial statements.  Any reference in these Notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board.  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Guerrilla RF Operating Corporation that was merged with and into the Company in May 2023.  All intercompany accounts and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act"), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.  The Company has elected not to opt out of the extended transition period, which means that when a standard is issued or revised and it has different application dates for public and private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.  This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenue and expenses during the reporting period. In addition, the Company’s significant estimates and judgments involve the valuation of share-based compensation and the evaluation of equity financing, including the underlying fair value of the common stock. Accordingly, actual results could differ from those estimates.

Reclassifications

Certain prior period income statement and balance sheets amounts have been reclassified to conform to the Company's fiscal 2023 presentation. The reclassifications have no impact on the Company's previously reported net loss.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance.  The Company views its operations and manages its business in one segment.

Concentrations of Credit Risk and Major Customers

Financial instruments at December 31, 2023 and 2022 that potentially subject the Company to concentration of credit risk consist primarily of cash and accounts receivable.  The Company’s cash is deposited with major financial institutions in the U.S.  At times, deposits in financial institutions located in the U.S. may be in excess of the amount of insurance provided on such deposits by the Federal Deposit Insurance Corporation (FDIC).  To date, the Company has not experienced any losses on its cash deposits.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

The Company’s accounts receivable are derived from revenue earned from customers located in and outside of the U.S. Major customers are defined as those generating revenue in excess of 10% of the Company’s annual product shipment revenue. The Company had one major customer during the years ended December 31, 2023 and 2022. Revenues from the major customer accounted for 81% of product shipment revenue for both the years ended December 31, 2023 and 2022.  Accounts receivable from our major customer represented 71% of accounts receivable at December 31, 2023, and 76% of accounts receivable at December 31, 2022.

Accounts Receivable

Accounts receivable primarily relate to amounts due from customers, which are typically due within 30 to 45 days.  Accounts receivable also include royalty revenue from our one royalty agreement.  The Company provides credit to its customers in the ordinary course of business and evaluates the need for a provision to be added to its allowance for expected credit losses.  The allowance represents the Company’s best estimate of expected credit losses it may experience in the Company’s accounts receivable portfolio.  Management estimates the allowance for expected credit losses based on an ongoing review of existing economic conditions, the financial conditions of the customers, historical trends in credit losses, and the amount and age of past due accounts. The Company does not require collateral or other security for accounts receivable. To reduce credit risk with accounts receivable, the Company performs ongoing evaluations of its customers’ financial condition. The Company establishes an allowance for expected credit losses and other customer claims.  Historically, such losses have been immaterial and within management's expectations; therefore, the Company does not currently have an allowance for expected credit losses.

The Company had a factoring agreement that provided advance payments on up to 85% of invoices issued to RFPD, its largest distributor, with receivables less than 90 days outstanding secured by the remaining 15%.  The Company terminated this factoring agreement in the second quarter of 2022.

On June 1, 2022,  the Company established a new loan facility (the Spectrum Loan Facility) with Spectrum.  The Spectrum Loan Facility provides for advance payments up to $3.0 million, calculated, in part, based on the value of eligible accounts receivable assigned to Spectrum as security for advances under the Spectrum Loan Facility.  As of December 31, 2023, there were $1.2 million of advances under the Spectrum Loan Facility.  At December 31, 2023, $0.2 million of excess collateral was due from Spectrum, which is included in accounts receivable on the consolidated balance sheets.  See Note 5 for additional discussion on the Spectrum Loan Facility.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company depreciates computer hardware, software, production and computer equipment, and lab equipment using the straight-line method over their estimated useful lives, ranging from three to five years. The Company depreciates furniture and fixtures using the straight-line method over their estimated useful lives of seven years. Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term. Repairs and maintenance are expensed as incurred by the Company.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The recoverability of assets held and used is measured by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets, less costs to sell. The Company evaluated its long-lived assets for impairment in the year ended December 31, 2023, and determined IT equipment and leasehold improvements were impaired and recorded an asset impairment expense.  See Note 4 for further information.

Deferred Offering Costs

The Company will capitalize legal, professional, accounting, and other third-party fees directly associated with common equity financings as deferred offering costs on the balance sheet as a non-current asset until the transaction is complete.  The Company will recognize such previously deferred offering costs and any additional incurred offering costs in connection with such transaction, as a reduction of additional paid in capital.  Transaction costs consisting of legal, accounting, financial advisory, and other professional fees incurred as part of the Merger mentioned in Note 1, and the private placements mentioned in Note 6 were offset against the total proceeds from the Merger and private placements in the accompanying consolidated financial statements for both the years ended December 31, 2023 and 2022.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Revenue Recognition

The Company recognizes product revenue when it satisfies a performance obligation by transferring a product or service to its customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products and services. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Shipping and handling fees charged to customers are reported within revenue. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. The Company provides an assurance-type warranty to its customers as part of its contracts' standard terms and conditions, which does not include a right of return for properly functioning products not deemed obsolete. These warranties do not provide an additional distinct service to the customer and are not deemed a separate performance obligation. Royalty revenue is recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales-based royalties have been allocated are satisfied.

During the years ended December 31, 2023 and 2022, the Company had $250 thousand of revenue from contracts with customers to be recognized over time as the services are delivered to the customer.  Certain nonrecurring engineering service revenues are recognized over time as the services are delivered to the customer.  During the year ended December 31, 2023, the Company recognized $0 of revenue that was deferred as of December 31, 2022.  As of December 31, 2023 and 2022, the Company did not have any contract liabilities where performance obligations have not yet been satisfied.  During the years ended December 31, 2023 and 2022, there was no revenue recognized from performance obligations satisfied (or partially satisfied) in previous periods.

The costs incurred by the Company for shipping and handling are classified as direct product costs in the consolidated statements of operations. Any incidental items that are immaterial in the context of a sale to a customer are recognized as expense.

Direct Product Costs

The Company’s direct product costs consist primarily of salaries and related expenses, overhead, third-party services vendors, shipping and handling, and depreciation expense related to the equipment and information technology costs incurred directly in the Company’s revenue-generating activities.

Share-Based Compensation

The Company measures and recognizes compensation expense for all stock options, shares of stock, and restricted stock units ("RSU") awarded to employees and nonemployees based on the estimated fair market value of the award on the grant date.  The Company uses the Black-Scholes option-pricing model to estimate the fair value of its stock option awards.  The Company estimates the fair value of shares of stock and RSUs awarded based upon the known fair market value of the underlying shares on the grant date.  The Company recognizes compensation expense on a straight-line basis over the applicable vesting period.  In addition, the Company accounts for forfeitures of awards as they occur.

Estimating the fair market value of options requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock, the expected life of the options, stock price volatility, the risk-free interest rate, and expected dividends. Therefore, the assumptions used in the Company’s Black-Scholes option-pricing model represent management’s best estimates and involve many variables, uncertainties, and assumptions, and the application of management’s judgment, as they are inherently subjective.

The Company applies ASU 2018-7, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services.  Share-based awards issued to non-employees are no longer required to be revalued at each reporting period.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of personnel-related engineering and technical staff wages and benefits, prototype costs, and other direct expenses.

Advertising Costs

All advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising expenses for the years ended December 31, 2023 and 2022 were $19,961 and $39,219, respectively.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Inventories

Inventories are valued at the lower of cost and net realizable value. Cost is determined by the first‐in, first‐out (FIFO) method.  The Company analyzes its product portfolio and inventory aging in determining whether an inventory allowance is needed.  Historically, such allowances have been immaterial and within management's expectations.

Income Taxes

Income taxes are accounted for under the asset and liability method as required by FASB ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

FASB ASC Subtopic 740 10, Accounting for Uncertainty of Income Taxes, (“ASC 740 10”) defines the criterion upon which an individual tax position must meet for any part of the benefit of the tax position to be recognized in consolidated financial statements prepared in conformity with GAAP. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the consolidated financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC 740 10, the Company’s policy on the statements of operations classification of interest and penalties related to income tax obligations is to include such items as part of total income tax expense.

Convertible Debt Instruments

The Company evaluates agreements, including any convertible debt instruments to determine if those agreements or any embedded components of those agreements qualify as derivative financial instruments to be separately accounted for in accordance with FASB ASC Topic 815 “Derivatives and Hedging” (“ASC 815”).  The accounting treatment of derivative financial instruments requires that the Company record any bifurcated embedded features at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded in earnings as non-operating, non-cash income or expense. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the agreement is reclassified as of the date of the event that caused the reclassification. Bifurcated embedded features are recorded at their initial fair values which create additional debt discount to the host instrument.  The Company amortizes the respective debt discount over the term of the notes, using the effective interest method.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities;

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

The carrying amounts of the Company’s financial instruments, such as cash and accounts payable approximate fair values due to the short-term nature of these instruments.

See Note 8 – Derivative Liabilities for additional details regarding the valuation technique and assumptions used in valuing Level 3 inputs.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Net Loss Per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted average number of common stock outstanding during each period. Diluted net loss per common stock includes the effect, if any, from the potential exercise or conversion of securities, such as options and warrants, which would result in the issuance of incremental common stock. In computing basic and diluted net loss per share, the weighted average number of shares is the same for both calculations because a net loss existed for the years ended December 31, 2023 and 2022. As such, all RSUs, warrants, and options were excluded from the calculation of net loss per share for the years ended December 31, 2023 and 2022.

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:

	Year Ended December 31,
	2023	2022
Common stock warrants	824,416	475,850
Restricted stock units	454,566	145,668
Stock options	570,748	601,220
	1,849,730	1,222,738

The table above excludes convertible notes that are contingently convertible upon future events that have not occurred.  See Note 5 – Debt – Convertible Notes for terms of conversion of the convertible notes.

Reverse Stock Split

As disclosed in Note 6, the Company’s board of directors approved a reverse split of shares of the Company’s common stock on a six-for-one basis, which was effective as of 12:01 a.m. Eastern Time on April 17, 2023 (the “Effective Time”).  As a result of the reverse stock split, at the Effective Time, every six shares of the issued and outstanding common stock were automatically converted into one share of common stock, but without any change in the par value per share.  No fractional shares were issued as a result of the reverse stock split.  Any fractional shares that would otherwise have resulted from the reverse stock split were rounded up to the next whole number.  The number of authorized shares of common stock remained unchanged at 300,000,000 shares.   Proportionate adjustments were made to the per share exercise price and the number of shares of common stock issuable upon the exercise of all outstanding stock options and warrants granted by the Company.  The number of shares of common stock deliverable upon vesting of RSUs were similarly adjusted.  Concurrently, the number of shares of common stock reserved for future issuance under the Company’s 2014 and 2021 Equity Incentive Plans immediately prior to the Effective Time were reduced proportionately.  Unless otherwise stated, all share-based information in the Annual Report on Form 10-K and the accompanying consolidated financial statements are presented on a  post-split basis.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses, which requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected.  This standard is effective for fiscal years beginning after December 15, 2022, and early adoption is permitted.  The Company adopted ASU 2016-13 effective January 1, 2023.  Its adoption did not have a material impact on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805) Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the recognition of an acquired contract liability and to payment terms and their effect on subsequent revenue recognized by the acquirer.  The amendments in ASU 2021-08 require that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606.  At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. The amendments in ASU 2021-08 will become effective for us as of the beginning of our 2024 fiscal year. Early adoption is permitted, including adoption in any interim period.  We do not expect that this guidance will have a material impact upon our financial position and results of operations.

In September 2022, the FASB issued ASU No. 2022-04, Liabilities - Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations.  This guidance requires annual and interim disclosures for entities that use supplier finance programs in connection with the purchase of goods and services.  These amendments are effective for fiscal years beginning after December 15, 2022, except for the amendment on roll-forward information, which is effective for fiscal years beginning after December 15, 2023.  The Company adopted this accounting guidance effective January 1, 2023.  It did not have a material impact on its consolidated financial statements.

The Company has reviewed all other recently issued accounting pronouncements and concluded they were either not applicable or not expected to have a material impact on its consolidated financial statements.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

3. Inventories

Inventories are summarized as follows:

	2023	2022
Raw materials	$488,548	$696,409
Work-in-process	132,511	44,037
Finished goods	922,194	932,479
Inventory allowance	(9,661)	-
Inventory, net	$1,533,592	$1,672,925

As of December 31, 2023, there was an inventory allowance of $9,661 made up of potential scrap and obsolete inventory.

4. Property and Equipment

Property and equipment is summarized as follows:

	2023	2022
Production assets	$1,927,958	$1,849,808
Computer equipment and software	937,957	809,038
Lab equipment	3,588,560	3,965,189
Office furniture and fixtures	1,328,570	1,044,858
Leasehold improvements	228,143	123,109
Construction work in progress	-	207,027
	8,011,188	7,999,029
Less accumulated depreciation	(4,352,104)	(2,900,932)
	$3,659,084	$5,098,097

Depreciation expense was $1,592,567 and $1,357,571 for the years ended December 31, 2023 and 2022, respectively.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable.  The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10, Property, Plant, and Equipment.  ASC 360-10 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows.  If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

In fiscal 2023, the Company concluded the undiscounted future cash flows associated with certain of its long-lived assets, specifically leasehold improvements for the old headquarters and cameras used for the security equipment at the new headquarters and design center, indicated the carrying amount of those cameras is not recoverable.  As a result, the Company reviewed the long-lived assets for impairment and recorded a $20 thousand impairment charge, which is included in General And administrative expenses on the consolidated statements of operations.  The impairment was measured under an income approach utilizing forecasted discounted cash flows to determine fair values of the impairment assets.  The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, Fair Value Measurement.

At  December 31, 2023, the Company concluded it did not have any other triggering events requiring assessment of impairment of its long-lived assets.

5. Debt

Factoring Arrangement

The Company previously had an accounts receivable factoring arrangement with a financial institution (the “Factor”), which ended in the second quarter of 2022.  Under the terms of the agreement, the Company, from time to time, sold to the Factor certain of its accounts receivable balances on a recourse basis for credit-approved accounts.  The Factor remitted 85% of the domestic accounts receivable balance to the Company (the “Advance Amount”), with the remaining balance, less fees to be paid to the Company once the Factor collected the entire accounts receivable balance from the customer.  The factoring fee was 0.98 % of the invoice’s face value factored for the first 30 days required to collect the invoice and prorated on a per diem basis at 0.0327 % each day thereafter.  The minimum invoice fee for any factored invoices was $1.50.  The Company included the cost of factoring in interest expense.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

As stated previously, the Company factored the accounts receivable on a recourse basis.  Therefore, if the Factor could not collect the factored accounts receivable, the Company had to refund the Advance Amount remitted to it for any uncollected accounts receivable.  Accordingly, the Company recorded the liability of having to refund the Advance Amount as short-term debt when the factoring arrangement was utilized.  The Company terminated the factoring arrangement as of June 1, 2022.  As of December 31, 2023, and 2022 there were no advances or other liabilities outstanding under the factoring arrangement.

Spectrum Loan Facility

On June 1, 2022 (the "Spectrum Effective Date"), the Company entered into the Spectrum Loan Facility with Spectrum. Pursuant to the terms of the General Credit and Security Agreement (the "Credit Agreement"), the Company may borrow monies to purchase eligible equipment in an amount equal to the lesser of (i) 75% of the cost of such eligible equipment and (ii) $500,000; provided that this maximum eligibility will automatically be reduced by 1/48th each month during the term of the facility. The Credit Agreement also allows for additional borrowing in an amount equal to the lesser of (i) 50% of the net amount of eligible inventory (as defined in the Credit Agreement), (ii) $350,000, and (iii) 50% of the purchased accounts receivable outstanding under the related Assignment of Accounts and Security Agreement (the “AR Agreement”).

Under the terms of the AR Agreement, Spectrum has agreed to advance funds equal to approximately 85% of eligible accounts receivable that are collected by Spectrum under a “lock box” arrangement.  The maximum amount that may be advanced under the AR Agreement is $3.0 million less any amounts loaned under the Credit Agreement.

The scheduled term of the Spectrum Loan Facility is 24 months from the Spectrum Effective Date, unless earlier terminated as per the terms of the Spectrum Loan Facility.  The term of the facility will automatically renew unless either party provides at least 60 days’ notice prior to the scheduled expiration date.  In the event of an early termination of the AR Agreement by the Company or resulting from the Company’s default or other circumstances impacting the Company (including bankruptcy, reorganization, sale of assets, and cessation of business), the Company will be required to pay a prepayment fee.

The Company’s obligations under the Spectrum Loan Facility are secured by first-priority liens on essentially all of the Company’s assets; provided, however, that the Company is permitted to grant purchase money security interests on certain equipment, furniture and similar tangible assets financed by a third party.

In addition to annual facility fees of $30,000 and other quarterly and transaction fees payable to Spectrum, interest accrues on amounts owed under the Spectrum Loan Facility at the prime rate as quoted by the Wall Street Journal plus 3.5%, but in no event lower than 7.0%.

The Spectrum Loan Facility contains various covenants and restrictions on the Company's financial and business operations including restrictions on the purchase or redemption of any Company shares and the declaration or payment of any dividends on the Company's stock.  For the year ended December 31, 2023, the Company maintained compliance with these covenants and restrictions.

The Company has borrowed $1.2 million under the Spectrum Loan Facility as of December 31, 2023.  The Company includes the interest expense of the Spectrum Loan Facility ($244 thousand) as part of its interest expense on its consolidated statements of operations, and the total amount of $1.2 million borrowed under the Spectrum Loan Facility is included as short-term debt on the consolidated balance sheet as of December 31, 2023.

Salem Loan Facility

On  August 11, 2022 (the 'Salem Effective Date'), the Company entered into the Salem Loan Facility with Salem. The Salem Loan Facility provided financing to the Company in the aggregate amount of up to $8.0 million, with an initial advance of $5.0 million.  In addition to a 2.0% closing fee, the Company issued Salem 25,000 shares of common stock as consideration for the Salem Loan Facility.  The Company agreed to issue up to an additional 25,000 shares of common stock in the event Salem advanced the additional $3.0 million.

On May 1, 2023, Salem made an additional advance of $1.5 million to the Company. At the same time, the Company agreed to increase the interest rate for the Salem Loan Facility from 13.0% to 14.0% per annum, with 11.0% payable monthly and 3.0% payable either monthly or at maturity, with the outstanding principal and interest due in August 2027. In conjunction with the additional advance of $1.5 million, the Company paid Salem a closing fee of $60 thousand and issued 12,500 shares of common stock to Salem. The $1.5 million advance was allocated between notes payable, common stock and additional paid-in capital based on the relative fair value of the underlying common stock and had an approximate effective interest rate of 17%.  If the Company repays the loan during the first three years of the term, it is required to pay a prepayment premium equal to (i) 3.0% of the prepaid principal during year 1, (ii) 2.0% of the prepaid principal during year 2, and (iii) 1.0% of the prepaid principal during year 3. The Salem Loan Facility contained customary affirmative and negative covenants that imposed restrictions on the Company’s financial and business operations, including limitations on liens, indebtedness, fundamental changes and changes in the nature of the Company’s business, the purchase or redemption of any Company stock, and the declaration or payment of any dividends on the Company's stock.  On June 30, 2023, the Company entered into an amendment to its agreement with Salem that delayed the application of one of the financial covenants.

On August 14, 2023, Salem made an additional advance of $1.5 million to the Company. The interest rate for the advance was 14.0% per annum, with principal and interest due in August 2027. In conjunction with this advance, the Company incurred cash closing costs of $78 thousand, including a closing fee of $45 thousand, and issued 400,000 shares of common stock to Salem.  The $1.5 million advance was allocated between notes payable, common stock and additional paid-in capital based on the relative fair value of the underlying common stock and an approximate effective interest rate of 28%.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

On September 5, 2023, the Company and Salem entered into the amended and restated loan agreement (the 'A&R Loan Agreement') in order to (i) provide for additional advances of up to $4.0 million, and (ii) change the maturity date of all previous advances from August 11, 2027 to April 30, 2024. The additional advances have an interest rate of 14.0% per annum, with payment of interest deferred until the April 30, 2024 maturity date.  The Company determined that the A&R Loan Agreement represented a debt modification and, accordingly, no extinguishment accounting was required.  As a result of prospectively revising the amortization of existing debt discount of previous advances, new approximate effective interest rates between 29% and 98% were established on the previous advances.  The A&R Agreement provides that the Company must maintain compliance with certain net cash flow and liquidity requirements. As of December 31, 2023, the Company was in full compliance with all covenants, representations, and warranties set forth in the A&R Loan Agreement.

On September 6, 2023, Salem made an additional discretionary advance of $1.75 million under the Salem Loan Facility. In conjunction with receiving the additional loan facility and drawing down $1.75 million of additional advances, the Company incurred cash closing costs of $88 thousand and issued 660,000 shares of common stock to Salem. The $1.75 million of additional advances was allocated between notes payable, common stock and additional paid-in capital based on the relative fair value of the underlying common stock and had an approximate effective interest rate of 104%.

On October 23, 2023, Salem made an additional advance of $1.25 million under the Salem Loan Facility.  The Company incurred cash closing costs of $43 thousand associated with the additional advance, which the Company recognized as deferred debt discount to be amortized over the term of the additional advance and had an approximate effective interest rate of 21%.

On December 18, 2023, Salem made a final advance of $1.0 million under the Salem Loan Facility. In conjunction with receiving the additional advance, the Company incurred cash closing costs of $45 thousand which the Company recognized as deferred debt discount to be amortized over the term of the additional advance and had an approximate effective interest rate of 26%.

In the second half of 2023, AMB Investments, LLC and others purchased participation interests in $5.5 million of additional advances made under Salem Loan Facility. AMB Investments, LLC owns a 47.17% participation interest in those advances, giving it a pecuniary interest in approximately $2.6 million of the Salem Loan Facility and 500,000 shares of common stock issued to Salem in connection with the advances made in the second half of 2023. Director, Gary Smith is President of AMB Investments, LLC.

As of December 31, 2023, the total amount the Company has financed under the Salem Loan Facility is:

Principal amount of promissory notes payable	$12,000,000
Accrued interest	407,710
Less: unamortized debt issue costs	(199,993)
Less: unamortized debt discount	(1,259,049)
Notes payable, current portion, net	$10,948,668

On August 11, 2022, in connection with the closing of the Salem Loan Facility, the Company paid off its obligations under its Economic Injury Disaster Loan ("EIDL") loan from the Small Business Administration (see further discussion of the EIDL loan below).

Loans Payable – EIDL

In response to COVID-19, the Small Business Administration (the 'SBA') created the EIDL program in March 2020.  The program's purpose was to help small businesses meet financial obligations that could have been met had the COVID-19 pandemic not occurred.  Unlike the Paycheck Protection Program ("PPP"), an EIDL loan is not forgivable in the future but provides favorable interest and payment terms.  The maximum EIDL available was equivalent to six months of a business’s working capital, up to $150,000.  Businesses could use EIDL proceeds for working capital and normal operating expenses.  On June 24, 2020, the Company received loan proceeds of $150,000 under the EIDL program.  As part of the EIDL program, the Company agreed to the SBA collateral conditions and agreed to pay annual interest of 3.75% per annum on the outstanding principal balance.  Monthly installment payments were to commence at the end of the anticipated deferral allowance period in December 2022 for up to a maximum of 30 years from the loan date (thus, 2050).  As mentioned above, in conjunction with closing the Salem Loan Facility on August 11, 2022, the Company repaid the entire outstanding principal ($149,900) and accrued interest ($12 thousand) of the EIDL loan.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Convertible Promissory Notes

In July 2023, the Company entered into note purchase agreements with certain accredited investors pursuant to which the Company issued unsecured convertible promissory notes in the aggregate principal amount of $790,000 (the "Convertible Notes"), which mature on December 31, 2024 (the “Maturity Date”).  Of such aggregate principal amount, the Company issued Convertible Notes in the aggregate principal amount of $710,000 to the Company’s Chief Executive Officer (in the principal amount of $80,000) and his family members (in the aggregate principal amount of $630,000).  Convertible Notes in the aggregate principal amount of $290,000 accrue interest at a simple rate of 8.0% per annum, payable at maturity, and one Convertible Note in the principal amount of $500,000 accrues interest at a simple rate of 16.0% per annum, payable at maturity.  Upon the issuance of equity securities pursuant to which the Company receives aggregate gross proceeds of at least $2.0 million (the “Next Equity Financing”), the Convertible Notes will automatically convert into the same equity securities issued in such Next Equity Financing at a conversion price equal to the lowest per share purchase price of equity securities issued in the Next Equity Financing. Further, in the event of a change of control of the Company, each convertible note will, at the election of the holder, either be: (a) repaid in cash at an amount equal to the sum of (i) the outstanding principal balance and all accrued and unpaid interest due on such Convertible Note plus (ii) an additional amount equal to 20% of such outstanding amount due; or (b) converted into shares of the Company’s common stock equal to the outstanding balance of the  Convertible Note (including any accrued but unpaid interest thereon) divided by $6.00 per share. At any time on or after the Maturity Date but prior to the date the Convertible Note is repaid by the Company, at the election of the holder thereof, such holder’s Convertible Note will convert into that number of shares of the Company’s common stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest of such Convertible Note on the date of such conversion by (y) $6.00 per share.

The Company analyzed the embedded features of the Convertible Notes and determined that the Convertible Notes contained (i) an automatic conversion pursuant to which the holders may elect to convert their Convertible Notes into shares of the Company’s common stock at a price of $6.00 per share which did not require bifurcation, (ii) a redemption feature pursuant to an event of a Next Equity Financing which did not require bifurcation, (iii) a put option triggered upon a change of control with a fair value of $15,800 which was bifurcated from the debt host and recorded with a credit to derivative liabilities and a debit to debt discount, and (iv) an automatic conversion pursuant to which the Convertible Notes may be converted into shares of the Company’s common stock at a price of $6.00 per share upon a change of control which did not require bifurcation. Including the impact of the embedded features, Convertible Notes in the aggregate principal amount of $290,000 have an approximate effective simple interest rate of 9.4% per annum, and one Convertible Note in the principal of $500,000 has an approximate effective simple interest rate of 17.4% per annum.  The debt discount is being amortized over the term of the Convertible Notes using the effective interest method and the derivative liabilities are marked-to-market at each reporting date. See Note 8 – Derivative Liabilities for additional details.

New Headquarters and Design Center Capital Addition Financing

In conjunction with the Company's move into expanded office facilities in early 2023, the Company entered into a financing arrangement related to furniture for the new office facilities in April 2022.  The total cost of the furniture financed was $1.1 million, which included tax, freight, interim storage, and installation labor.  The Company was responsible for paying interest-only payments to the financing company related to the furniture procurement order (interest on principal of $496 thousand) placed in April 2022 prior to the first scheduled principal financing payment, which occurred in August 2022 ($246 thousand).  The Company made interest-only payments to the financing company related to the furniture procurement order through August 2022 in the amount of $17 thousand.  The total scheduled principal and interest payments to be made after December 31, 2023 related to the April 2022 furniture financing are $360 thousand.

The Company entered into a lease agreement in July 2021 in conjunction with the Company's move into its new headquarters and design center in early 2023.  The new headquarters and design center were renovated in accordance with plans agreed upon with the landlord.  The Company took possession of the building once all improvements and renovations (the "new building asset additions") were substantially complete.  Initially, the Company anticipated the new building asset additions being completed and taking possession in September 2022; however, the landlord, as the sole improvement and renovation contractor, experienced significant construction delays and as a result the new headquarters and design center did not become available until the first quarter of 2023.  In August 2022, the Company reached an agreement with the landlord over the timing of the payments for the new building asset additions in light of the significant construction delays.  The total cost of the new building asset additions was $7.7 million, with the Company responsible for the balance in excess of the landlord's $3.5 million allowance (the "excess construction costs") plus deferral fees and interest.

As part of the aforementioned August 2022 lease amendment, the Company made the landlord an initial payment of $1.3 million towards the excess construction costs and related financing costs.  The August 2022 lease amendment included new financing terms for the excess construction costs, which included a deferral fee (2% per annum) and interest (18% per annum).  Thus, the Company paid the landlord a 2% deferral fee which was applied to all excess construction costs as invoiced by the landlord.  The Company also paid 18% interest on all excess construction costs and deferral fees from the date the landlord invoiced them until the Company remitted payment.  The initial payment of $1.3 million towards the excess construction costs was applied first to accrued interest, then to the deferral fee, and then to excess construction costs.  The Company has paid the remaining balance of the excess construction costs of $3.2 million, with the last payment in April 2023.  The Company does not owe the landlord for any further excess construction costs as of December 31, 2023.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Debt Maturity

Debt is expected to mature as follows:

2024	$13,356,429
2025	230,372
2026	236,384
2027	192,319
2028	39,525
Thereafter	-
$14,055,029

6. Common Stock

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock with a par value of $ 0.0001 as of December 31, 2023 and 2022.  Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends that the Company’s Board of Directors may declare out of funds legally available for that purpose on a non-cumulative basis. No dividends had been declared through December 31, 2023.

Upon the closing of the Merger and the private placement offering in 2021 (the "2021 APO), there were 5,524,534 shares of common stock issued and outstanding: (i) 4,021,774 shares of common stock issued in the Merger in exchange for the capital stock and convertible debt of Guerrilla RF Operating Corporation, (ii) 495,834 shares of common stock held by pre-merger stockholders of Laffin Acquisition Corp., our predecessor, (iii) an aggregate of 961,092 shares of common stock issued in the 2021 APO, and (iv) an aggregate of 45,834 shares of common stock issued to the placement agent and its affiliates in connection with the 2021 APO.  The aggregate gross proceeds from the 2021 APO was $11.5 million before deducting placement agent fees and expenses of approximately $2.1 million.

On December 30, 2022, the Company completed the initial closing of a private placement (the “2022/23 PIPE”) as it entered into a Unit Purchase Agreement (the “Unit Purchase Agreement”) with investors (the “Purchasers”) pursuant to which the Company sold 647,057 units (the “Units”), each Unit consisting of one share of the Company’s common stock and one warrant to purchase one-half of a share of common stock.  The purchase price of each Unit was $7.80 per Unit, resulting in gross proceeds at this initial closing of approximately $5.0 million before the deduction of estimated offering expenses of approximately $700,200.  The Company continued to accept subscriptions for Units and had additional closings through February 28, 2023.  Altogether, the Company sold 1,183,192 Units, resulting in gross proceeds of approximately $9.2 million before the deduction of estimated offering expenses of approximately $1.2 million.

In connection with the 2021 APO and the 2022/23 PIPE, the Company also issued warrants to the respective placement agents.

Additionally, a total of 1,097,500 shares of common stock were issued to Salem in the years ended December 31, 2023 and 2022 in connection with the Salem Loan Facility. See Note 5 – Debt – Salem Loan Facility for more details regarding common stock issued in connection with debt.

Reverse Stock Split

The Company’s board of directors approved a reverse split of shares of the Company’s common stock on a six-for-one basis, which was effective as of 12:01 a.m. Eastern Time on April 17, 2023 (the “Effective Time”).  As a result of the reverse stock split, at the Effective Time, every six shares of the issued and outstanding common stock were automatically converted into one share of common stock, but without any change in the par value per share.  No fractional shares were issued as a result of the reverse stock split.  Any fractional shares that would otherwise have resulted from the reverse stock split were rounded up to the next whole number.  The number of authorized shares of common stock remained unchanged at 300,000,000 shares.   Proportionate adjustments were made to the per share exercise price and the number of shares of common stock issuable upon the exercise of all outstanding stock options and warrants granted by the Company.  The number of shares of common stock deliverable upon vesting of RSUs were similarly adjusted.  Concurrently, the number of shares of common stock reserved for future issuance under the Company’s 2014 and 2021 Equity Incentive Plans immediately prior to the Effective Time were reduced proportionately.

Unless otherwise stated, all share-based information in the Annual Report on Form 10-K and the accompanying consolidated financial statements are presented on a  post-split basis.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Common Stock Warrants

An aggregate of 55,270 warrants were issued to the Company's placement agents in the 2021 APO.  The warrants issued in the 2021 APO have an exercise price of $12.00 per share and a term of five years.  In connection with the 2022/23 PIPE, the Company issued 591,656 warrants to investors and 177,490 warrants to its placement agents. The warrants issued to investors in connection with the 2022/23 PIPE have an exercise price of  $12.00 per share, and the warrants issued to the placement agents have an exercise price of $7.80 per share.  As of December 31, 2023, there were 824,416 outstanding warrants.

Preferred Stock

The Company’s Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series.   There is no issued or outstanding preferred stock as of December 31, 2023 and 2022.

7. Share-Based Compensation

In 2014, the Company adopted the Long‐Term Stock Incentive Plan (the “2014 Plan”), with 94,667 shares of common stock authorized for issuance under the 2014 Plan.  Subsequently, stockholders approved an increase in the number of shares available under the 2014 Plan to 210,000 shares.  Exercise prices range from $4.20 to $9.42 per share, depending on the date of the award.  No further awards may be made under the 2014 Plan.

In 2021, the Board adopted the 2021 Equity Incentive Plan (the “2021 Plan”), which authorizes the award of stock options, restricted stock awards, stock appreciation rights, restricted stock units ("RSU"), performance awards, cash awards, and stock bonus awards.  The Company initially reserved 37,166 shares of common stock, plus any reserved shares not issued or subject to outstanding grants under the 2014 Plan on the effective date of the 2021 Plan, for issuance pursuant to awards granted under the 2021 Plan.  The number of shares reserved for issuance under the 2021 Plan will increase automatically on January 1 each year until 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of our common stock as of the immediately preceding December 31, or a number as may be determined by our Board.

The general purpose of the 2014 Plan and the 2021 Plan is to allow the Company to attract and motivate key employees and directors to align their interests with those of the Company’s shareholders.

Stock Option Awards

The Company measures the fair value of each option award on the date of grant using the Black‐Scholes option-pricing model, which takes into account inputs such as the exercise price, the value of the underlying ordinary shares at the grant date, expected term, expected volatility, risk-free interest rate, and dividend yield. The fair value of each grant of options was determined using the methods and assumptions discussed below:

●

The expected term of employee options is determined using the “simplified” method, as prescribed in the SEC’s Staff Accounting Bulletin (SAB) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data.

●	The expected volatility is based on the historical volatility of the publicly traded common stock of a peer group of companies.

●	The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

●	The expected dividend yield is zero because the Company has not historically paid and does not expect to pay a dividend on its common stock for the foreseeable future.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

For the years ended December 31, 2023 and 2022, the grant date fair value of all option grants was estimated at the time of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions:

	Year Ended December 31,
	2023	2022
Expected term (in years)	6.25	6.25
Expected volatility	52%	52%
Risk-free rate	3.88%	3.96%
Dividend rate	—	—

The weighted average grant date fair value of stock option awards granted was $4.61 and $7.80 during the years ended December 31, 2023 and 2022, respectively.

The value of stock options is recognized as compensation expense by the straight-line method over the vesting period.  Unrecognized compensation costs related to non‐vested options at December 31, 2023 amounted to $344,275, which are expected to be recognized over an average of approximately three years.

Stock option activity by share is summarized as follows for the years ended December 31, 2023 and 2022:

	Number of Shares	Weighted-Average Exercise Price Per Option	Weighted- Average Remaining Contractual Life (in years)
Shares underlying outstanding awards at December 31, 2021	530,147	$2.28	3.37
Granted	78,667	13.47
Exercised	(2,117)	2.46
Cancelled/Forfeited	(5,477)	5.70
Shares underlying outstanding awards at December 31, 2022	601,220	$3.60	6.96
Granted	13,135	8.67
Exercised	-	-
Cancelled/Forfeited	(43,607)	9.62
Shares underlying outstanding awards at December 31, 2023	570,748	$7.67	5.98
Exercisable options at December 31, 2023	503,778	$4.69	4.63

In the year ended December 31, 2023, the Company granted 13,135 stock options to new employees at multiple exercise prices between $7.80 and $9.00 per share.  These option awards vest equally over four years (25% per year) on the anniversary of the date the recipient started working for the Company.

In the year ended December 31, 2022, the Company granted 78,667 stock options to new employees at multiple exercise prices between $12.00 and $24.90 per share.  These option awards vest equally over four years (25% per year) on the anniversary of the date the recipient started working for the Company.

No options were exercised during the year ended December 31, 2023.

Restricted Stock Unit ("RSU") Awards

In the years ended December 31, 2023 and 2022 the Company granted 381,127 and 150,520 RSUs, respectively to various employees and directors. The RSU awards made to non-employees in the year ended December 31, 2023 (44,877) vest on the earliest of (i) April 5, 2024, subject to the recipient's continued service with the Company, (ii) the recipient's death, or (iii) the recipient's disability. The RSU awards made to non-employees in the year ended December 31, 2023 (25,000) vest on the earliest of (i) June 2, 2023, subject to the recipient's continued service with the Company, (ii) the recipient's death, or (iii) the recipient's disability.  The RSUs awarded to employees during the year ended December 31, 2022 (336,250) vest over three equal annual installments from the date of the grant.  The RSUs are subject to the recipient’s continued service through the applicable vesting date. The share-based compensation expense to be recognized for these RSUs over the remaining vesting period subsequent to December 31, 2023 is approximately $1.4 million.

The RSU grants during the years ended December 31, 2023 and 2022 were issued from the 2021 Plan.  The fair value of each RSU was estimated on the date of grant, based on the weighted average price of the Company's stock reduced by the present value of the expected dividend stream during the vesting period using the risk-free interest rate.  The Company will issue shares of common stock to satisfy RSUs upon vesting.  The following table summarizes the RSU activity and weighted averages.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

The following table summarizes RSU activity:

	2023
	Number of RSUs	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2021	-	$-
Granted	150,521	10.74
Vested	-	-
Cancelled/Forfeited	(4,884)	12.00
Outstanding at December 31, 2022	145,637	10.69
Granted	381,158	6.06
Vested	(61,899)	11.45
Cancelled/Forfeited	(10,330)	9.18
Outstanding at December 31, 2023	454,566	$7.35

Pursuant to awards made under the 2014 Plan and the 2021 Plan, the Company recorded stock-based compensation expense in the following expense categories in the consolidated statements of operations for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
Direct product costs	$77,336	$21,088
Research and development	319,258	181,792
Sales and marketing	218,407	108,318
General and administrative	664,535	332,372
	$1,279,536	$643,570

No income tax benefits have been recognized in the consolidated statements of operations for stock-based compensation arrangements, and no stock-based compensation costs have been capitalized as property and equipment through December 31, 2023.

8. DERIVATIVE LIABILITIES

As of December 31, 2023, the Company had Level 3 derivative liabilities that were measured at fair value at issuance, related to the put options of the Convertible Notes.  See Note 5 – Debt – Convertible Notes for additional details.  The put options were valued using a discounted cash flow valuation technique.

The following table sets forth a summary of the changes in the fair value of Level 3 derivative liabilities that are measured at fair value on a recurring basis:

Beginning balance as of January 1, 2023	$-
Issuance of Convertible Notes	15,800
Change in fair value of derivative liabilities	142,200
Ending balance on December 31, 2023	$158,000

There are derivative liabilities of $158,000 as of December 31, 2023. For the derivative liabilities valuation, as of the issuance dates of the Convertible Notes between July 12, 2023 and July 21, 2023, the significant unobservable inputs used in the discounted cash flow were a discount rate between 8% to 16% and the probability of a change of control occurring of 10%. For the derivative liabilities valuation, as of December 31, 2023, the significant unobservable inputs used in the discounted cash flow were a discount rate between 8% to 16%.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

9. Commitments and Contingencies

Lease Commitments

As of January 1, 2022, the Company adopted ASC Topic 842 and selected the transition alternative method with no comparative period adjustment.  The practical expedients elected were no reassessment of lease classification, no re-evaluation of embedded leases, no reassessment of initial direct costs, and short-term lease exemption.  On January 1, 2022, the Company recorded a finance lease asset and liability of $2.6 million and an operating right-of-use asset and liability of $0.3 million.

The Company determines whether an arrangement is an operating lease or financing lease at inception.  Lease assets and obligations are recognized at the lease commencement date based on the present value of lease payments over the term of the lease.  The Company generally uses its incremental borrowing rate, which is based on information available at the lease commencement date, to determine the present value of lease payments.

The Company has entered into leases primarily for real estate and equipment used in research and development.  Operating lease expense is recognized in continuing operations by amortizing the amount recorded as an asset on a straight-line basis over the lease term.  Financing lease expense is comprised of both interest expense, which will be recognized using the effective interest method, and amortization of the right-of-use assets.  These expenses are presented consistently with other interest expense and amortization or depreciation of similar assets.  In determining lease asset values, the Company considers fixed and variable payment terms, prepayments, incentives, and options to extend, terminate or purchase.  Renewal, termination, or purchase options affect the lease term used for determining lease asset value only if the option is reasonably certain to be exercised.

Balance sheet information related to right-of-use assets and liabilities is as follows:

	Balance Sheet Location	December 31, 2023
Operating Leases:
Operating lease right-of-use assets	Operating lease right-of-use assets	$10,500,620

Current portion of operating lease liabilities	Operating lease, current portion	745,969
Noncurrent portion of operating lease liabilities	Operating lease	6,176,508
Total operating lease liabilities		$6,922,477

Finance Leases:
Finance lease right-of-use assets	Property, plant, and equipment	$2,528,643

Current portion of finance lease liabilities	Finance lease, current portion	978,543
Noncurrent portion of finance lease liabilities	Finance lease	1,593,979
Total finance lease liabilities		$2,572,522

Lease cost recognized in the consolidated financial statements is summarized as follows:

	For the Year Ended December 31,
	2023	2022
Operating lease cost	$1,651,539	$135,842

Finance lease cost:
Amortization of lease assets	1,205,155	977,771
Interest on lease liabilities	246,053	251,228
Total finance lease costs	$1,451,208	$1,228,999

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Other supplemental information related to leases is summarized as follows:

December 31, 2023
Weighted average remaining lease term (in years):
Operating leases	8.68
Finance leases	2.98

Weighted average discount rate:
Operating leases	11.00%
Finance leases	7.56%

Cash paid for amounts included in the measurement of lease liabilities for the year ended December 31, 2023:
Operating cash flows from operating leases	$1,726,941
Operating cash flows from finance leases	$243,865
Financing cash flows from finance leases	$1,043,149

The following table summarizes our future minimum payments under contractual obligations for operating and financing liabilities as of December 31, 2023:

	Payments Due by Period
	2024	2025	2026	2027	2028	Thereafter	Total
Operating leases	$1,459,979	$1,233,668	$1,056,589	$1,076,140	$1,096,206	$4,890,149	$10,812,731
Less present value adjustment	714,010	635,214	580,820	524,555	460,933	974,722	3,890,254
Operating lease liabilities	$745,969	$598,454	$475,769	$551,585	$635,273	$3,915,427	$6,922,477

Finance leases	$1,135,917	$815,150	$722,306	$156,861	$49,664	$10,702	$2,890,600
Less interest	159,010	97,612	46,269	11,256	3,787	144	318,078
Finance lease liabilities	$976,907	$717,538	$676,037	$145,605	$45,877	$10,558	$2,572,522

In July 2023, the Company entered into a sub-lease for 4,800 square feet of its former headquarters at a monthly rent of $5,540, which is the same monthly rental due under the lease on a per square foot basis.  As a result of this sub-lease, the Company recorded a $95 thousand impairment charge, which is included in general and administrative expenses on the consolidated statement of operations for the year ended December 31, 2023.

New Headquarters and Design Center Capital Addition Financing

In July 2021, the Company entered into a lease agreement for its new headquarters and design center (also in Greensboro, North Carolina), with a lease term of ten years and two months from the date the Company commences occupancy, which occurred in the first quarter of 2023.  Under the lease agreement, the Company is responsible for certain insurance and maintenance expenses, which are not part of the minimum lease payments.  In addition, the lease agreement contains scheduled rent increases.  Upon taking control of the building, the related rent expense for the lease is calculated on a straight-line basis according to the lease's rental terms.  The Company commenced remitting scheduled lease payments in the second quarter of 2023.  The Company anticipates an annual lease expense of approximately $1.5 million over the term of the lease.  Lease expense recognition commenced in the first quarter of 2023.  The initial lease payment was made in the second quarter of 2023.

In conjunction with the Company's move into the new headquarters and design center in early 2023, the Company entered into a financing lease arrangement related to furniture for the new office facilities in April 2022.  The total cost of the furniture financed was $1.1 million, which included tax, freight, interim storage, and installation labor.  The Company was responsible for paying interest-only payments to the financing company related to the furniture procurement order (interest on principal of $496 thousand) placed in April 2022 prior to the first scheduled principal financing payment, which occurred in August 2022 ($246 thousand).  The Company made interest-only payments to the financing company related to the furniture procurement order through August 2022 in the amount of $17 thousand.  The total scheduled principal and interest payments to be made after December 31, 2023 related to the furniture financing are $360 thousand.

As disclosed in Note 5, the Company entered into a lease agreement in July 2021 in conjunction with the Company's move into its new headquarters and design center in early 2023.  The total cost of the new building asset additions were $7.7 million, with the Company being responsible for the balance in excess of the landlord's $3.5 million allowance (the "excess construction costs") plus deferral fees and interest.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Legal

In the ordinary course of business, the Company may become involved in legal disputes.  In the opinion of management, any potential liabilities resulting from any disputes would not have a material adverse effect on the Company’s consolidated financial statements.  As a result, no liability related to any such disputes has been recorded at December 31, 2023 or 2022.

Indemnification Agreements

From time to time, in the ordinary course of business, the Company may indemnify other parties when it enters into contractual relationships, including members of the Board of Directors, employees, customers, lessors, lenders, and parties to other transactions with the Company.  In addition, the Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances likely to be involved in each particular claim and indemnification provision.  Management believes any liability arising from these agreements will not be material to the consolidated financial statements.  As a result, no liability for these agreements has been recorded at December 31, 2023 or 2022.

Employment Agreement

The Company has entered into an employment agreement with one executive.  This employment agreement was entered into effective as of January 1, 2020 and automatically renews annually.  The Company desired the assurance of the executive's continued association and services to retain the executive's experience, skills, abilities, background, and knowledge. The employment is at-will, and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.  The terms of the agreement stipulate compensation, benefits, specific restrictive covenants, and Company obligations upon termination of the employment agreement, including severance pay calculated as twelve monthly payments of the executive's monthly base salary.

10. Income Taxes

The Company did not have any income tax expense for the years ended December 31, 2023 or 2022.

The provision for income taxes for the years ended December 31, 2023 and 2022 differs from the amount that would be provided by applying the statutory U.S. federal income tax rate of 21% to pre-tax income primarily due to a valuation allowance.  The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known, or the tax environment changes.

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to realize deferred tax assets.  Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more likely than not threshold for realizability.  Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of December 31, 2023  and December 31, 2022.

On August 9, 2022, the U.S. Government enacted the U.S. CHIPS and Science Act (“CHIPS Act”).  The CHIPS Act creates a 25% investment tax credit for certain investments in domestic semiconductor manufacturing.  The credit is provided for qualifying property, which is placed in service after December 31, 2022, and any impact to the Company would start in fiscal 2023.  On August 16, 2022, the U.S. Government enacted the Inflation Reduction Act.  The Inflation Reduction Act introduces a new 15% corporate minimum tax, based on adjusted financial statement income of certain large corporations.  Applicable corporations would be allowed to claim a credit for the minimum tax paid against regular tax in future years.  The Inflation Reduction Act also includes an excise tax that would impose a 1% surcharge on stock repurchases.  This excise tax is effective January 1, 2023.  The Company is currently evaluating the effect the CHIPS Act and the Inflation Reduction Act will have on its consolidated financial statements.  At present, the Company does not expect that any of the provisions included in the two aforementioned pieces of legislation will result in a material impact to the Company’s deferred tax assets, liabilities, or income taxes payable.

Deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which differences are expected to reverse.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Significant components of the Company's deferred tax assets for federal income taxes consisted of the following:

	2023	2022
Noncurrent deferred income tax asset arising from:

Accounts payable	$451,478	$461,253
Property, plant, and equipment	5,489	39,598
Equity-based compensation	204,988	112,336
Contribution carryforward	6,437	5,856
NOL carryforward	5,633,582	3,994,815
NEL carryforward	194,262	239,315
R&D credit	858,020	626,347
Operating lease liability	1,590,439	48,594
Others	34,890	-
Capitalized research and development expense	3,335,888	1,639,623
Total deferred tax assets	12,315,473	7,167,737

Noncurrent deferred income tax liability arising from:
Trade receivables and prepaid expenses	(500,514)	(374,517)
Operating lease ROU asset	(1,579,741)	(48,171)
Total deferred income tax liabilities	(2,080,255)	(422,688)

Net noncurrent deferred income tax asset	10,235,218	6,745,049

Valuation allowance	(10,235,218)	(6,745,049)

Net	$-	$-

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to realize deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more likely than not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of December 31, 2023, and 2022.

The Company does not have unrecognized tax benefits as of December 31, 2023, or 2022.  The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

On August 9, 2022, the U.S. Government enacted the U.S. CHIPS and Science Act (“CHIPS Act”). The CHIPS Act creates a 25% investment tax credit for certain investments in domestic semiconductor manufacturing. The credit is provided for qualifying property, which is placed in service after December 31, 2022, and any impact to the Company would start in fiscal 2023. On August 16, 2022, the U.S. Government enacted the Inflation Reduction Act. The Inflation Reduction Act impact to the Company would start in fiscal 2023. The Inflation Reduction Act introduces a new 15% corporate minimum tax, based on adjusted financial statement income of certain large corporations. Applicable corporations would be allowed to claim a credit for the minimum tax paid against regular tax in future years. The Inflation Reduction Act also includes an excise tax that would impose a 1% surcharge on stock repurchases. This excise tax is effective January 1, 2023. The Company is currently evaluating the effect the CHIPS Act and the Inflation Reduction Act will have on its consolidated financial statements. At present, the Company does not expect that any of the provisions included in the two aforementioned pieces of legislation will result in a material impact to the Company’s deferred tax assets, liabilities, or income taxes payable.

The Company had net operating loss carryforwards (“NOL”) for federal and state income tax purposes at December 31, 2023, and December 31, 2022 of approximately:

	December 31,
Combined NOL Carryforwards:	2023	2022
Federal	$26,826,582	$19,022,927
State	$9,836,072	$9,836,072

The net operating loss carryforwards generated before 2018 begin expiring in 2033 for federal and 2030 for state income tax purposes.  Federal and state net operating losses generated in 2018 and into the future now have an indefinite life.

	December 31,
Combined Credit Carryforwards:	2023	2022
Federal	$858,020	$626,347

The credit carryforwards begin expiring in 2034 for federal tax purposes.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

The NOL and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The annual limitation amount is determined based on the Company's value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years.

A reconciliation of income tax benefit at the statutory federal income tax rate and income taxes as reflected in the consolidated financial statements is as follows:

	December 31,
Rate reconciliation:	2023	2022
Federal tax benefit at the statutory rate	(21.0)%	(21.0)%
State tax, net of federal benefit	(1.0)%	(2.0)%
Other	1.6%	1.0%
Research & development credits	(1.5)%	(2.2)%
Change in the valuation allowance	21.9%	24.2%
Income Tax Expense (Benefit)	—%	—%

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company’s tax returns remain subject to examination; carryforward amounts from all tax years remain subject to adjustment.

Potential 382 Limitation

At December 31, 2023, the Company had federal NOL and R&D credit carryforwards of approximately $26,826,582 and $858,020, respectively, which are generally available to offset future taxable income.

A company’s ability to deduct its federal NOL and R&D credit carryforwards can be substantially constrained under the general annual limitation rules of Section 382 of the Code, as well as similar State provisions, if it were to undergo an ownership change. In general, an “ownership change,” as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of a company's outstanding stock by certain stockholders or public groups.

If the Company were to experience an ownership change, utilization of the NOL or R&D credit carryforwards would be subject to an annual limitation, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required.  The Section 382 limitation is a limitation on the amount of a new loss corporation’s post-change year taxable income that can be offset by the old loss corporation’s pre-change NOLs.  Any such limitation may result in the expiration of a portion of the Company's NOL or R&D credit carryforwards before utilization.  Any carryforwards that expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the Company's deferred tax valuation allowance.

In 2022, the Company's tax advisors completed a study to assess whether one or more ownership changes had occurred since the Company became a loss corporation under the definition of Section 382.  At that time, it was determined that the Company had not experienced any "ownership changes" since 2014.  As of December 31, 2023, the Company does not believe that an ownership change has occurred. As a result, as of December 31, 2023, no amounts were considered as an uncertain tax position or disclosed as an unrecognized tax benefit under ASC-740.  The Company has a full deferred tax valuation allowance as of December 31, 2023.

Subsequent to year-end, the Company issued additional shares of common stock in a private placement offering. The Company has not analyzed whether, as a result, it is deemed to have experienced an ownership change; however, if an ownership change is deemed to have occurred or occurs in the future, such change may result in the expiration of a portion of the Company's NOL or R&D credit carryforwards before utilization.

Guerrilla RF, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

11. Related Party Transactions

See Note 5 – Debt – Salem Loan Facility and – Convertible Promissory Notes for details regarding participation interests in the Salem Loan Facility and convertible notes purchased by related parties during the year ended December 31, 2023.

Participation in 2022/23 PIPE

Certain existing shareholders, including investors affiliated with certain of our directors and officers, purchased an aggregate of 45,383 Units in conjunction with the 2022/23 PIPE through all closings during the period December 2022 through February 2023.

12. Employee Benefit Plan

The Company has a 401(k) plan to provide defined contribution retirement benefits for all eligible employees. Participants may contribute a portion of their compensation to the plan, subject to the limitations under the Internal Revenue Code. The Company’s contributions to the plan are at the discretion of Executive Management with Board of Directors advisement. The Company made $378,177 and $336,383 of contributions to the plan in 2023 and 2022, respectively.

13. Subsequent Events

Subsequent events have been evaluated through the date that the Company approved the consolidated financial statements. The following subsequent events have occurred during the period.

Spectrum Loan Facility Line Increase

On February 20, 2024, Spectrum has agreed to increase the maximum amount that may be advanced under the AR Agreement to $3.75 million less any amounts loaned under the Credit Agreement.  In addition the annual facility fee was increased to $37,500.

Private Placement Offering

On March 28, 2024, the Company completed a private placement offering of approximately $5 million, raising net cash proceeds of approximately $3 million, after deduction of expenses and the conversion of existing debt.

Convertible Notes

On March 28, 2024, all of the convertible promissory notes referenced in Note 5 were converted into equity in conjunction with the private placement offering.

Salem Maturity Extension

On March 28, 2024 Salem extended the maturity date of the Salem Loan Facility from April 30, 2024 to January 31, 2026.  Additional revisions included changing the interest rate to (i) 3% payment-in-kind and (ii) 11% cash interest for the entire Salem Loan Facility. In addition $654,308 of outstanding paid-in-kind interest was converted into equity in conjunction with the private placement offering.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses payable by us in connection with the offering of the securities being registered.

SEC registration fee		$1,229.70
Accounting fees and expenses	$	[____]
Legal fees and expenses	$	[____]
Printing and miscellaneous expenses		$--
Total	$	[____]

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”), authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the DGCL, the registrant’s amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to the registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s amended and restated certificate of incorporation and amended and restated bylaws, and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Company for which indemnification is sought. The indemnification provisions in the Company’s amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

The Company currently carries liability insurance for its directors and officers.

Certain of the Company’s directors are also indemnified by their employers with regard to service on the Company’s board of directors.

Item 15. Recent Sales of Unregistered Securities

Sales of Unregistered Securities

The following list sets forth information as to all securities either the Company or Guerrilla RF sold from January 1, 2020 through immediately prior to the filing of this Registration Statement, which were not registered under the Securities Act.

1.

Between April 2020 and July 2020, Guerrilla RF sold an aggregate of $750,000 of term notes to two accredited investors (the “2020 Notes”). Prior to the Merger, and in anticipation of the Merger and the APO, the 2020 Notes were amended to cause the principal amount to convert to shares of our Common Stock at $1.70 per share, and upon the closing of the APO, the principal amounts owed under the 2020 Notes were converted under those terms, and accrued interest owed thereunder was paid. The preceding share and per share amounts have not been adjusted to reflect the subsequent reverse stock split.

2.

Between July 15, 2021 and October 1, 2021 Guerrilla RF sold an aggregate of $1,488,600 of Convertible Notes, which provided for the mandatory conversion of those Convertible Notes into 744,300 shares of our Common Stock upon the closing of the Merger and APO. The preceding share and per share amounts have not been adjusted to reflect the subsequent reverse stock split.

3.	Guerrilla RF issued an aggregate of 83,275 stock options under the 2014 Plan to its directors, officers, employees and consultants in connection with the provision of services to Guerrilla RF.

4.

On October 22, 2021, pursuant to the terms of an Agreement and Plan of Merger and Reorganization, all of the common stock of Guerrilla RF (including Common Stock issued upon the conversion of preferred stock and $4.5 million of pre-2021 convertible notes) held by accredited investors were converted into an aggregate of 24,130,642 shares of our Common Stock. These pre-2021 convertible notes were converted into 2,647,059 shares of our Common Stock at a price of $1.70 per share.  The preceding share and per share amounts have not been adjusted to reflect the subsequent reverse stock split.

5.

We sold an aggregate of 5,766,550 shares of Common Stock issued in the initial closing of the APO on October 22, 2021 and in subsequent additional closings thereafter through November 16, 2021 at a price of $2.00 per share for aggregate gross proceeds of approximately $11.5 million (before deducting placement agent fees and total expenses of approximately $2.1 million). Also in connection with the APO, our placement agent and its affiliates received 275,000 shares of our Common Stock and warrants to purchase an aggregate of 331,580 shares at an exercise price of $2.00 per share and a term of five years. The preceding share and per share amounts have not been adjusted to reflect the subsequent reverse stock split.

6.

On August 11, 2022, we issued 150,000 shares of Common Stock to Salem Investment Partners V, Limited Partnership (“Salem”) pursuant to the terms of a loan agreement by and between Salem and the Company, and in exchange for Salem’s agreement to provide a $5.0 million loan facility to the Company.  The preceding share and per share amounts have not been adjusted to reflect the subsequent reverse stock split.

7.

On February 7, 2023, we issued 66,578 shares of Common Stock to IRTH Communications, LLC (“IRTH”) pursuant to a services agreement by and between IRTH and the Company, and in exchange for consulting services valued at $100,000. The preceding share and per share amounts have not been adjusted to reflect the subsequent reverse stock split.

8.

On February 28, 2023, we completed a private placement offering, selling approximately 7.1 million units to accredited investors, each unit comprising one share of Common Stock and one warrant to purchase one half (0.5) of a share of Common Stock — for $1.30 per unit. The warrants have an exercise price of $2.00 per share and a term of five years. Also, in connection with the 2022/23 private placement offering, our placement agent, its selected dealer and their affiliates received warrants to purchase an aggregate of 1,064,872 shares at an exercise price of $1.30 per share and a term of five years. The aggregate gross proceeds from the offering was $9.2 million (before deducting placement agent fees and expenses of approximately $1.1 million). The preceding share and per share amounts have not been adjusted to reflect the subsequent reverse stock split.

9.	On May 1, 2023, we issued 12,500 shares of Common Stock to Salem, in connection with an additional advance of $1.5 million to the Company under the Salem Loan Facility.

10.	On September 6, 2023, we issued 1,060,000 shares of Common Stock to Salem in connection with receiving an additional loan facility and drawing down additional advances.

11.

On April 7, 2024, we completed a private placement offering, selling 1,465,000 shares of Common Stock and accompanying warrants to purchase 1,465,000 shares of Common Stock to 11 accredited investors, in an initial closing on March 28, 2024 and a subsequent additional closing on April 7, 2024. The aggregate price per share of Common Stock and accompanying warrant was $2.50. The warrants have an exercise price of $2.50 per share and a term of five years. Also, in connection with the 2024 Private Placement, an additional 606,293 shares of Common Stock and warrants to purchase 606,293 shares of Common Stock were issued in exchange for approximately $860,000 of outstanding principal and interest under the Convertible Notes and approximately $650,000 of outstanding deferred interest under the Salem Loan Facility, in each case on the same terms as shares of Common Stock and warrants were sold to other investors in the 2024 Private Placement.

Each of the foregoing transactions was exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. All of the sales were made to “accredited investors,” as defined in Regulation D.

Item 16. Exhibits and Financial Statement Schedules

(a)    Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)    Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is included in our financial statements or notes to those financial statements.

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)   Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger and Reorganization among Laffin Acquisition Corp., Guerrilla RF Acquisition Co. and Guerrilla RF, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

3.1

Certificate of Merger relating to the merger of Guerrilla RF Acquisition Co. with and into Guerrilla RF, Inc., filed with the Secretary of State of the State of Delaware on October 22, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

3.2

Amended and restated certificate of incorporation, filed with the Secretary of State of the State of Delaware on October 22, 2021 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

3.3	Amended and restated bylaws (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
4.1	Form of Lock Up Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on April 1, 2024).
4.2	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
4.3	Form of Warrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on January 3, 2023).
4.4	Form of Warrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on April 1, 2024).
5.1*	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
10.1+

Employment Agreement, dated January 1, 2020, by and between Ryan Pratt and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.2+

Offer letter, dated June 14, 2019, by and between Mark Mason and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.3+

Offer letter, dated November 2, 2016, by and between John Berg and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.4**

Distributor Agreement, dated October 1, 2015, between Mouser Electronics, Inc. and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.5**

Distribution Agreement, dated July 11, 2016, by and between Richardson RFPD, Inc. and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.6+	Form of Indemnity Agreement (directors and officers) (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
10.7+	Form of Pre-Merger Indemnity Agreement (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
10.8

Registration Rights Agreement, dated October 22, 2021, by and between the Company and the parties thereto (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.9+

Guerrilla RF, Inc. 2014 Long Term Stock Incentive Plan and form of award agreements (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.10+	Form of award agreements under the 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
10.11+	2021 Equity Incentive Plan and form of Stock Bonus Award Agreement (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 filed with the SEC on December 23, 2021).
10.12+

Offer Letter, dated December 1, 2021, by and between Kellie Chong  and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K filed with the SEC on March 3, 2023).

10.13

Office Building Lease Agreement by and between Koury Corporation and Guerrilla RF, Inc. dated July 15, 2021 (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2022).

10.14

Amendment to Office Building Lease Agreement by and between Koury Corporation and Guerrilla RF, Inc. dated November 5, 2021 (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2022).

10.15

Second Amendment to Office Building Lease Agreement by and between Koury Corporation and Guerrilla RF, Inc. dated November 10, 2021 (incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2022).

10.16

Third Amendment to Office Building Lease Agreement by and between Koury Corporation and Guerrilla RF, Inc. dated August 30, 2022 (incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2022).

10.17

Convertible Note Purchase Agreement, dated as of July 12, 2023, by and between the Company and the Purchasers listed therein (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on July 18, 2023).

10.18	Convertible Note Purchase Agreement, dated as of July 24, 2023, by and between the Company and the Purchasers listed therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 27, 2023).
10.19	Amended and Restated Loan Agreement, dated September 5, 2023, by and between Guerrilla RF, Inc., as Borrower, and Salem Investment Partners V, Limited Partnership as Lender and Collateral Agent(incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on September 7, 2023).
10.20	Junior Tranche Multi-Draw Note, dated September 5, 2023, issued to Salem Investment Partners V, Limited Partnership (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on September 7, 2023).
10.21	Amended and Restated Senior Tranche Term Note, dated September 5, 2023, issued to Salem Investment Partners V, Limited Partnership (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on September 7, 2023).
10.22	Securities Purchase Agreement, dated March 28, 2024, between the Company and the Purchasers listed therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 1, 2024).
10.23	Registration Rights Agreement, dated March 28, 2024, by and between the Company and the parties thereto (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on April 1, 2024).
10.24	Amendment No. 1 to Amended and Restated Loan Agreement, dated March 28, 2024, between the Company and Salem Investment Partners V, Limited Partnership (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on April 1, 2024).
23.1*	Consent of FORVIS, LLP, independent registered public accounting firm.
23.2*	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).

+        Indicates a management contract or any compensatory plan, contract or arrangement.

*        Filed herewith.

**      Portions of this exhibit (indicated by asterisks) have been omitted in accordance with the rules of the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on the 26th day of April, 2024.

Guerrilla RF, Inc.
By:	/s/ Ryan Pratt
Ryan Pratt
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Ryan Pratt and John Berg as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated:

Signature	Title	Date
/s/ Ryan Pratt	Chief Executive Officer, and Chairman of the	April 26, 2024
Ryan Pratt	Board of Directors (principal executive officer)
/s/ John Berg	Chief Financial Officer	April 26, 2024
John Berg	(principal financial and accounting officer)

/s/ Susan Barkal	Director	April 26, 2024
Susan Barkal

/s/ David Bell	Director	April 26, 2024
David Bell

/s/ James (Jed) E. Dunn	Director	April 26, 2024
James (Jed) E. Dunn

/s/ William J. Pratt	Director	April 26, 2024
William J. Pratt

/s/ Gary Smith	Director	April 26, 2024
Gary Smith

/s/ Virginia Summerell	Director	April 26, 2024
Virginia Summerell

/s/ Greg Thompson	Director	April 26, 2024
Greg Thompson